UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Yahoo! Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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701 First Avenue

Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 25, 2013

We will hold the annual meeting of shareholders of Yahoo! Inc., a Delaware corporation (the “Company”), at the Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California, on June 25, 2013, at 8:00 a.m., local time, for the following purposes:

1.	To elect to the Board of Directors the 10 director nominees named in the attached proxy statement to serve until the 2014 annual meeting of shareholders;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013;

4.	To vote upon two proposals submitted by shareholders, if properly presented at the annual meeting; and

5.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business, including information about the director nominees, are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 26, 2013 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting in person, you are urged to submit your proxy or voting instructions as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy or voting instructions and then decide to attend the annual meeting, you may still vote your shares in person by following the procedures described in the proxy statement. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only shareholders of record as of the close of business on April 26, 2013 are entitled to receive notice of, to attend and to vote at the annual meeting. If you are a beneficial holder as of that date, you will receive communications from your broker, bank or other nominee about the meeting and how to direct the vote of your shares, and you are welcome to attend the annual meeting, all as described in more detail in the related questions and answers in the attached proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 25, 2013. The proxy statement and Yahoo!’s 2012 Annual Report to Shareholders are available electronically at investor.yahoo.net/annuals.cfm.

By Order of the Board of Directors,

Ronald S. Bell

General Counsel and Secretary

Sunnyvale, California

April 30, 2013

701 First Avenue

Sunnyvale, CA 94089

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Yahoo! Inc., a Delaware corporation (“Yahoo!,” the “Company,” “we,” or “us”), of proxies for use in voting at the 2013 annual meeting of Yahoo! shareholders (the “annual meeting” or the “meeting”) to be held at the Santa Clara Marriott, located at 2700 Mission College Boulevard, Santa Clara, California, on June 25, 2013, at 8:00 a.m., local time, and any adjournment or postponement thereof. On or about May 7, 2013, proxy materials for the annual meeting, including this proxy statement and the Company’s 2012 Annual Report to Shareholders (the “2012 Annual Report”), are being made available to shareholders entitled to vote at the annual meeting. The date of this proxy statement is April 30, 2013.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2013 ANNUAL MEETING OF SHAREHOLDERS

Q:	What is the Notice of Internet Availability that I received in the mail and why am I receiving it?

A:	In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for shareholders who have requested otherwise, we have generally mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this proxy statement and the 2012 Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this annual meeting or for all future meetings, we urge you to follow the instructions for requesting such materials included in the Notice of Internet Availability that we mailed to you.

The Company provided the Notice of Internet Availability and is making the proxy materials available to you in connection with our annual meeting, which will take place on June 25, 2013. As a shareholder, you are invited to attend the annual meeting and are entitled to, and requested to, vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. The Company’s 2012 Annual Report, which includes our audited consolidated financial statements, has also been made available to you.

Q:	What proposals will be voted on at the annual meeting?

A:	Shareholders will vote on five proposals at the annual meeting:

•	election to the Board of the 10 director nominees named in this proxy statement (Proposal No. 1);

•	advisory approval of the Company’s executive compensation (Proposal No. 2);

•	ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013 (Proposal No. 3); and

•	if properly presented at the annual meeting, two proposals submitted by shareholders (Proposal Nos. 4 and 5).

For a shareholder proposal to be properly presented at the annual meeting, the shareholder that submitted the proposal (or a qualified representative of that shareholder) must appear at the annual meeting to present the proposal. For these purposes, to be considered a qualified representative of a shareholder, a person must be authorized by a writing executed by the shareholder or an electronic transmission delivered by the shareholder to act for the shareholder as proxy at the annual meeting, and such person must produce the writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting. Pursuant to our bylaws, the chairperson of the annual meeting will determine whether any business proposed to be transacted by the shareholders has been properly brought before the meeting and, if the chairperson should determine it has not been properly brought before the meeting, the business will not be presented for shareholder action at the meeting, even if we have received proxies in respect of the vote on such matter.

We will also consider other business that properly comes before the annual meeting.

Q:	How does the Board recommend I vote on these proposals?

A:	Yahoo!’s Board recommends that you vote your shares:

•	“FOR” election to the Board of each of the Board’s 10 director nominees named in this proxy statement (Proposal No. 1);

•	“FOR” advisory approval of the Company’s executive compensation (Proposal No. 2);

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 3); and

•	“AGAINST” each of the two proposals submitted by shareholders (Proposal Nos. 4 and 5).

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on April 26, 2013, the record date, are entitled to notice of and to vote at the annual meeting.

Q:	How many shares can vote?

A:	At the close of business on the record date, 1,084,582,421 shares of common stock were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares of Yahoo! common stock owned by you as of the close of business on the record date of April 26, 2013. You may cast one vote per share that you held as of the close of business on the record date. A list of shareholders entitled to vote at the annual meeting will be available during ordinary business hours at Yahoo!’s offices at 701 First Avenue, Sunnyvale, CA 94089 for a period of at least 10 days prior to the annual meeting.

Q:	What is the difference between a “beneficial holder” and a “shareholder of record”?

A:	Whether you are a “beneficial holder” or a “shareholder of record” with respect to your shares depends on how you hold your shares:

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Beneficial holders: Most shareholders of Yahoo! hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial holder” of those shares, and the Notice of Internet Availability or a printed set of the proxy materials and a voting instruction form will be forwarded to you by your broker, bank or other nominee.

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Shareholders of record: If you hold shares directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares, and the Notice of Internet Availability or a printed set of the proxy materials and a proxy card have been sent directly to you by Yahoo!.

Q:	Can I attend the annual meeting? What do I need for admission?

A:	You are entitled to attend the annual meeting if you were a shareholder of record or a beneficial holder as of the close of business on April 26, 2013, or you hold a valid legal proxy for the annual meeting. If you are a shareholder of record, your name will be verified against the list of shareholders of record prior to your being admitted to the annual meeting. You should be prepared to present a form of government-issued photo identification for admission. If you are a beneficial holder, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Yahoo! stock as of the record date, a copy of the Notice of Internet Availability or voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your form of government-issued photo identification, for admission. If you do not provide a form of government-issued photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	If you hold shares as the shareholder of record, you have the right to vote those shares in person at the annual meeting. If you choose to do so, you can vote using the ballot provided at the meeting or, if you received a printed set of the proxy materials by mail, by submitting at the meeting the proxy card enclosed with the proxy materials you received. Since a beneficial holder is not the shareholder of record, if you are a beneficial holder of shares, you may not vote those shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting using the ballot provided at the meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	You may direct how your shares are voted without attending the annual meeting in one of the following ways:

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Internet. You can submit a proxy over the Internet to vote your shares at the annual meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials. If you are a beneficial owner of shares, your broker, bank or other nominee may also permit you to provide instructions electronically over the Internet to direct how those shares are voted at the annual meeting. Please follow the instructions provided by your broker, bank or other nominee with respect to the voting instruction form.

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Telephone. If you requested and received a printed set of the proxy materials, you can submit a proxy over the telephone to vote your shares at the annual meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received a Notice of Internet Availability only, you can submit a proxy over the telephone to vote your shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability. If you are a beneficial owner of shares, your broker, bank or other nominee may also permit you to provide instructions by telephone to direct how those shares are voted at the annual meeting. Please follow the instructions provided by your broker, bank or other nominee with respect to the voting instruction form.

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Mail. If you requested and received a printed set of proxy materials, you can submit a proxy by mail to vote your shares at the annual meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials you received.

The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law. If you do not attend the annual meeting, you can listen to a webcast of the proceedings at Yahoo!’s investor relations site at investor.yahoo.net/events.cfm?CalendarID=4. If you plan to listen to the webcast of the annual meeting, please note that you will not be able to vote your shares during the webcast. Therefore, please vote your shares in advance as described above so that your vote will be counted at the annual meeting.

Q:	What does it mean if I receive more than one Notice of Internet Availability or set of proxy materials?

A:	If your shares are registered differently or are in more than one account, you will receive a Notice of Internet Availability or set of proxy materials for each account. To ensure that all of your shares are voted, please submit your proxy or voting instructions for each account for which you have received a Notice of Internet Availability or set of proxy materials.

Q:	What is the deadline for voting my shares if I do not attend the annual meeting?

A:	If you are a shareholder of record, your proxy must be received by telephone or the Internet by 2:00 a.m. Eastern time on June 25, 2013 in order for your shares to be voted at the annual meeting. If you are a shareholder of record and you received a printed set of the proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials so that it is received by the Company before the polls close at the annual meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy card or voting instruction form that I submit?

A:	If you submit a proxy card or voting instruction form without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Q:	Can I change my vote or revoke my proxy?

A:

You may change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may change your vote or revoke your proxy by: (1) delivering to Yahoo! (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy; (2) submitting an authorized proxy bearing a later date using one of the alternatives described above under “How can I vote my shares without attending the annual meeting?”; or (3) attending the annual meeting and voting in person. Attendance at the meeting in and of itself, without voting in person at the meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. See “What effect do abstentions and broker non-votes have on the proposals?” below for more information.

Q:	What if a quorum is not present at the meeting?

A:	If a quorum is not present at the scheduled time of the annual meeting, the chairperson of the meeting is authorized by our bylaws to adjourn the meeting without the vote of the shareholders.

Q:	What vote is required to approve each of the proposals?

A:	Election of Directors. Yahoo! has adopted a majority voting standard for the election of directors. Under this voting standard, directors will be elected at the annual meeting by a majority of votes cast, meaning that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director.

Other Proposals. The proposal to approve, on an advisory basis, the Company’s executive compensation, the proposal to ratify the appointment of PricewaterhouseCoopers LLP and the two proposals submitted by shareholders each requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal to be approved. Please note, however, that all four of these proposals are advisory only and will not be binding on the Company, the Board or any committee of the Board. The results of the votes on these proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	Abstentions. In all matters other than the election of directors, abstentions have the same effect as votes “AGAINST” the matter. With respect to the election of directors, abstentions with respect to a director nominee will not be counted as votes cast on the election of the director nominee and therefore will not be counted in determining the outcome of the director’s election. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

Broker Non-Votes. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors, the advisory approval of the Company’s executive compensation, and the shareholder proposals, absent instructions from the beneficial holders of such shares. Consequently, if you hold shares in street name and you do not submit any voting instructions to your broker, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP. If your shares are voted on this item as directed by your broker, your shares will constitute “broker non-votes” on each of the non-routine items and will not be counted in determining the number of shares necessary for approval of the non-routine items, although they will count for purposes of determining whether a quorum exists.

Q:	What happens if additional matters are presented at the annual meeting?

A:	If you grant a proxy, the persons named as proxyholders, Marissa A. Mayer and Ronald S. Bell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Other than the matters and proposals described in this proxy statement, we have not received valid notice of any other business to be acted upon at the annual meeting.

Q:	Who will count the votes?

A:	A representative of Computershare Trust Company, N.A. will tabulate the votes and act as Inspector of Elections.

Q:	Where can I find the voting results of the annual meeting?

A:	Yahoo! will report voting results by filing a Current Report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	The solicitation of proxies will be conducted by mail, and Yahoo! will bear the costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the annual meeting to beneficial holders of Yahoo! common stock. Yahoo! may conduct further solicitation personally, telephonically, over the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. Yahoo! has retained Innisfree M&A Incorporated to assist in the solicitation of proxies and related services, for a fee estimated to be approximately $20,000 plus an amount to cover expenses. In addition, Yahoo! has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with the engagement. Yahoo! may incur other expenses in connection with the solicitation of proxies for the annual meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	Yes. The following requirements apply to shareholder proposals, including director nominations, for the 2014 annual meeting of shareholders.

Requirements for Shareholder Proposals to be Considered for Inclusion in Proxy Materials:

Shareholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2014 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, shareholder proposals must be received by us no later than January 7, 2014 and must comply with the Company’s bylaws and regulations of the SEC under Rule 14a-8 of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If we change the date of the 2014 annual meeting of shareholders by more than 30 days from the anniversary of this year’s meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2014 annual meeting of shareholders. Proposals should be sent to Yahoo!’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089.

Requirements for Shareholder Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates:

Shareholders who wish to nominate persons for election to the Board at the 2014 annual meeting of shareholders or who wish to present a proposal at the 2014 annual meeting of shareholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than February 25, 2014 and no later than March 27, 2014 (provided, however, that if the 2014 annual meeting of shareholders is held earlier than May 31, 2014 or later than July 20, 2014, nominations and proposals must be received no later than the close of business on the tenth day following the day on which the notice or public announcement of the date of the 2014 annual meeting of shareholders is first mailed or made, as applicable, whichever occurs first). The shareholder’s written notice must include certain information concerning the shareholder and each nominee and proposal, as specified in Yahoo!’s bylaws, and must comply with the other requirements specified in Yahoo!’s bylaws. In addition, shareholders may propose director candidates for consideration by the Company’s Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”) by following the procedures set forth under “Nominating and Corporate Governance Committee” beginning on page 16 of this proxy statement.

Copy of Bylaws:

To obtain a copy of the Company’s bylaws at no charge, you may write to Yahoo!’s Corporate Secretary at 701 First Avenue, Sunnyvale, California 94089. A current copy of the bylaws is also available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Q:	Are proxy materials for the 2013 annual meeting available electronically?

A:	Yes. This proxy statement and the 2012 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”), are available electronically at investor.yahoo.net/annuals.cfm.

Q:	May I elect to receive Yahoo! shareholder communications electronically rather than through the mail?

A:	Yes. If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce Yahoo!’s printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you will be able to review those materials and submit your shareholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

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If you are a shareholder of record (i.e., you hold your Yahoo! shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/investor.

•	If you are a beneficial holder (i.e., your shares are held by a broker, bank or other nominee), visit www.icsdelivery.com/yhoo/index.html to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact us by mail at Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089 or by telephone at (408) 349-3382.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of 11 directors. One member of the Board, Alfred J. Amoroso, has notified the Board that he will not stand for reelection at the annual meeting and will no longer serve on the Board following the annual meeting. The Board has reduced the size of the Board from 11 to 10 directors effective immediately upon the election of directors at the annual meeting. Accordingly, at the annual meeting, the shareholders will elect 10 directors to serve until the 2014 annual meeting of shareholders and until the directors’ respective successors are elected and qualified or their earlier death, resignation or removal. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the 10 nominees named below.

Voting Standard

Shareholders are not entitled to cumulate votes in the election of directors. All nominees named below have consented to being named in this proxy statement and to serving as directors, if elected. If any nominee of the Board is unable to serve or for good cause will not serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director if elected.

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. Our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that requires each incumbent director nominee to submit to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the Board determines to accept such resignation. In the event that an incumbent director nominee is not elected, the Nominating/Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must decide whether to accept or reject the resignation within 90 days following certification of the shareholder vote. No director may participate in the Nominating/Governance Committee’s or the Board’s consideration of his or her own resignation. Yahoo! will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, in a contested election, as further described in our Bylaws. The election of directors at the 2013 annual meeting will not be contested and each of the directors will be elected by a majority of votes cast.

Nominees

The Board has selected the following 10 persons as its nominees for election to the Board at the 2013 annual meeting. Set forth below are their names, their ages as of April 1, 2013, their positions with the Company, and certain other information about them:

Name	Age	Position
John D. Hayes	58	Director
Susan M. James	67	Director
Max R. Levchin	37	Director
Peter Liguori	52	Director
Daniel S. Loeb	51	Director
Marissa A. Mayer	37	Chief Executive Officer, President and Director
Thomas J. McInerney	48	Director
Maynard G. Webb, Jr.	57	Interim Chairman of the Board
Harry J. Wilson	41	Director
Michael J. Wolf	52	Director

Each director, other than Mr. Levchin and Ms. Mayer, was elected as a director at the Company’s annual meeting of shareholders held on July 12, 2012, to hold office until the next annual meeting. Ms. Mayer joined the Board on July 17, 2012, and Mr. Levchin joined the Board on December 11, 2012.

We believe that each of the director nominees possesses (i) an ability, as demonstrated by recognized success in his or her field and contributions to the Board, to make meaningful contributions to the Board’s oversight of the Company’s business and affairs and (ii) an impeccable reputation of integrity and competence in his or her personal and professional activities.

Settlement Agreement with Third Point LLC

On May 13, 2012, the Company entered into a settlement agreement (the “Settlement Agreement”) with Third Point LLC (“Third Point”), Daniel S. Loeb, Michael J. Wolf, Harry J. Wilson and Jeffrey Zucker and certain other affiliates of Third Point (collectively, the “Third Point Group”) to settle a proxy contest pertaining to the election of directors at the 2012 annual meeting. Pursuant to the Settlement Agreement, the Board appointed Mr. Loeb, Mr. H. Wilson, and Mr. Wolf (the “Third Point Designees”) to the Board effective May 16, 2012 and agreed to nominate the Third Point Designees for election to the Board at the 2012 annual meeting. Each of the Third Point Designees was elected to the Board by the Company’s shareholders at the 2012 annual meeting. The Settlement Agreement also provided that the Board and Mr. Loeb would engage in consultations toward identifying a mutually agreeable additional director who would bring additional technological and product expertise to the Board. Following mutual agreement by the Board and Mr. Loeb, the Board appointed Mr. Levchin to the Board on December 11, 2012. Mr. Levchin was initially identified and recommended for appointment to the Board by one of our non-employee directors.

If any of the Third Point Designees is unable to serve on the Board by reason of death or disability or resigns from the Board other than due to the Third Point Group and its affiliates owning less than two percent of the Company’s outstanding common stock, Third Point is entitled to designate a reasonably qualified replacement director. At such time as the Third Point Group and its affiliates own less than two percent of the Company’s outstanding common stock, the Third Point Designees have each agreed to resign from the Board, subject to acceptance by the Board.

Pursuant to the Settlement Agreement, the Third Point Group and its affiliates have agreed to vote all shares of the Company’s common stock beneficially owned by them in favor of the Board’s director nominees at each annual meeting, until such time as the standstill provisions in the Settlement Agreement expire, which will occur on the later of the conclusion of the Company’s 2013 annual meeting of shareholders and such time as none of the Third Point Designees are members of the Board.

The foregoing is not a complete description of the terms of the Settlement Agreement. For a further description of the terms of the Settlement Agreement, including a copy of the Settlement Agreement, please see our Current Report on Form 8-K that we filed with the SEC on May 14, 2012.

Biographical Descriptions

Set forth below is a brief biographical description of each of our director nominees. The primary experience, qualifications, attributes and skills of each of our directors that led to the Nominating/Governance Committee’s and Board’s conclusion that such director should serve as a member of the Board are also described in the following paragraphs.

John D. Hayes has served as a member of our Board since April 2012. Mr. Hayes has served as Executive Vice President of American Express Company, a global financial services company, since May 1995 and as Chief Marketing Officer since August 2003. Mr. Hayes served as President of Lowe & Partners, an advertising agency, from 1992 to 1994. Mr. Hayes is a member of the Board of Regents of Seton Hall University. Mr. Hayes was selected as a director nominee due to his extensive senior leadership experience at a global services company and his deep expertise in advertising and digital marketing. Mr. Hayes was also selected for his experience in customer and brand engagement through leveraging social, digital and next generation technology platforms in the consumer and business-to-business marketing arena.

Susan M. James has served as a member of our Board since January 2010. Ms. James joined Ernst & Young LLP, a global accounting services firm, in 1975, serving as a partner from 1987 until her retirement in June 2006, and as a consultant from June 2006 to December 2009. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge of audit work for a number of significant technology companies, including Intel Corporation, Sun Microsystems, Inc., Amazon.com, Inc., Autodesk, Inc., and Hewlett-Packard Company, as well as for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. Currently, Ms. James serves as a director of Applied Materials, Inc., a supplier of nanotechnology materials, and Coherent, Inc., a laser and optical component manufacturer. She is a certified public accountant (inactive) and a member of the American Institute of Certified Public Accountants. Ms. James also serves as President and on the board of directors of the Tri-Valley Animal Rescue, a non-profit organization dedicated to providing homes for homeless pets. Ms. James was selected as a director nominee due to her extensive auditing experience and financial expertise, including at complex global technology companies, as well as her public company board and committee experience and her senior leadership experience, which provide her a strong foundation to serve as the Chair of our Audit and Finance Committee.

Max R. Levchin has served as a member of our Board since December 2012. Mr. Levchin is currently an investor in and adviser to emerging technology companies. Since January 2012, Mr. Levchin has been Chairman and Chief Executive Officer of HVF, LLC, a start-up lab focused on extracting insights from recordable information. Previously, Mr. Levchin was Vice President of Engineering at Google Inc., an Internet technology company, from August 2010 to August 2011. Prior to Google, Mr. Levchin was founder and Chief Executive Officer of Slide, Inc., a developer of social applications and social games, from January 2005 to August 2010, when it was acquired by Google. Prior to founding Slide, Mr. Levchin was Chief Technology Officer and a director at PayPal, an online payment service company, from March 2000 to December 2002, when it was acquired by eBay. Mr. Levchin co-founded Confinity Inc., an Internet and electronics company, in December 1998, and served as the Chief Technology Officer and a director through March 2000, when Confinity merged with X.com and became PayPal. Mr. Levchin founded NetMeridian Software, a developer of early Internet applications, in January 1996, and served as Chief Executive Officer from January 1996 to December 1998. Mr. Levchin also serves as chairman of the boards of Yelp Inc. and Kaggle Inc., and as a director of Evernote

Corporation. Mr. Levchin was selected as a director nominee due to his board and committee experience and his senior leadership experience at various technology companies and his extensive experience in developing social, mobile and Internet technologies.

Peter Liguori has served as a member of our Board since April 2012. Since January 2013, he has served as the Chief Executive Officer and a director of the Tribune Company, a multimedia company with businesses in publishing, digital and broadcasting. Mr. Liguori served as Senior Executive Vice President and Chief Operating Officer of Discovery Communications, Inc., a global media and entertainment company, from January 2010 to December 2011. From March 2009 to December 2009, Mr. Liguori was a consultant to Comcast Corporation, a cable television, internet and telephone service provider. Prior to that, Mr. Liguori served as Chairman, Entertainment of Fox Broadcasting Company (“Fox”), a commercial broadcasting television network, from July 2007 until March 2009 and had served as President, Entertainment of Fox since 2005. Prior to that, Mr. Liguori served as the President and Chief Executive Officer of FX Networks, an entertainment cable network owned by Fox, from 1998 until 2005. Mr. Liguori is a director of MGM Holdings Inc., the ultimate parent company of the MGM family of companies, including Metro-Goldwyn-Mayer Studios Inc., a producer and distributor of motion pictures, television programming, home video and interactive media. Mr. Liguori was selected as a director nominee due to his extensive senior leadership experience in global media and entertainment companies and his longtime expertise in consumer marketing, media and programming.

Daniel S. Loeb has served as a member of our Board since May 2012. He is the founder and Chief Executive Officer of Third Point LLC, an investment management firm founded in 1995. Mr. Loeb was a member of the board of directors of Massey Energy Company (now known as Alpha Appalachia Holdings, Inc.), Pogo Producing Company and BioFuel Energy Corporation. He is a Trustee of the United States Olympic Foundation, Mount Sinai Medical Center, the Manhattan Institute, the Los Angeles Museum of Contemporary Art, and Prep for Prep. He is also a member of the boards of directors of StudentsFirstNY and Success Academy Charter Schools and a member of the Council on Foreign Relations. Mr. Loeb was selected as a director nominee due to his position with one of the Company’s largest outside shareholders and his significant experience as an investor with an understanding of the methods by which companies may unlock value for their shareholders.

Marissa A. Mayer has served as our Chief Executive Officer, President and a member of our Board since July 2012. Prior to joining Yahoo!, Ms. Mayer served as Vice President of Local, Maps, and Location Services at Google Inc., an Internet technology company, and was responsible for the company’s suite of local and geographical products including Google Maps, Google Earth, Zagat, Street View, and local search, for desktop and mobile. Prior to that position, Ms. Mayer served as Google’s Vice President, Search Products and User Experience, and in a variety of other capacities after joining Google in 1999. Ms. Mayer is a member of the boards of directors of Walmart and Jawbone and serves on the boards of various non-profits, including the San Francisco Museum of Modern Art, the San Francisco Ballet and the New York City Ballet. Ms. Mayer was selected as a director nominee due to her position as the Company’s Chief Executive Officer and President, which gives her in-depth knowledge of the Company’s operations, strategy, financial condition and competitive position, as well as her extensive experience in Internet technology, design and product execution.

Thomas J. McInerney has served as a member of our Board since April 2012. Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp (“IAC”), an Internet company, from January 2005 to March 2012. From January 2003 through December 2005, he also served as Chief Executive Officer of the retailing division of IAC (which included HSN, Inc. and Cornerstone Brands). From May 1999 to January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster, formerly Ticketmaster Online-CitySearch, Inc., a live entertainment ticketing and marketing company. From 1986 to 1988 and from 1990 to 1999, Mr. McInerney worked at Morgan Stanley, a global financial services firm, most recently as a Principal. Mr. McInerney serves on the board of directors of HSN, Inc., a television and online retailer, and Interval Leisure Group, Inc., a provider of membership and leisure services to the vacation industry. Mr. McInerney was selected as a director nominee due to his extensive senior leadership experience at a complex Internet company, his expertise in finance, restructuring, mergers and acquisitions and operations and his public company board and committee experience.

Maynard G. Webb, Jr., has served as a member of our Board since February 2012 and as interim Chairman of the Board since April 2013. Mr. Webb founded Webb Investment Network, a seed-stage venture capital firm, in June 2010 and serves as its sole Limited Partner. Mr. Webb has served as Chairman of the Board of LiveOps, Inc., a provider of cloud contact center solutions, since December 2008 and served as its Chief Executive Officer from December 2006 to July 2011. He is also a founder of Outside Counsel, a company focused on workplace mentorship. From June 2002 to August 2006, Mr. Webb served as Chief Operating Officer of eBay, Inc., an online global marketplace, and from August 1999 to June 2002, he served as President of eBay Technologies. Prior to that, Mr. Webb served as Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. Mr. Webb currently serves as a director of salesforce.com, inc., a provider of enterprise cloud computing and social enterprise solutions. Mr. Webb previously served as a director of Gartner, Inc., an information technology research and advisory firm; Hyperion Solutions Corporation, a business performance management software company acquired by Oracle Corporation in 2007; and of various private companies, including AdMob, Inc., a mobile advertising company acquired by Google Inc. in 2009, and Baynote Inc., a provider of personalized customer experience solutions. Mr. Webb was selected as a director nominee due to his extensive senior leadership experience in management, engineering and technical operations, his mobile advertising experience and his deep knowledge of technology company operating environments.

Harry J. Wilson has served as a member of our Board since May 2012. He is the Chairman and Chief Executive Officer of MAEVA Group, LLC, a turnaround and restructuring boutique, which he founded in early 2011. Mr. Wilson was the Republican nominee for the office of New York State Comptroller in 2010. Prior to that, he was a Senior Advisor in the United States Department of the Treasury, serving on the President’s Automotive Task Force from March 2009 to August 2009. He was a Partner at Silver Point Capital, a credit-oriented investment fund, where he joined as a Senior Analyst in May 2003 and served until August 2008. He also serves on the boards of Visteon Corporation, YRC Worldwide, Inc., The Hellenic Initiative and Youth, I.N.C., a venture philanthropy non-profit focused on troubled New York City youth. Mr. H. Wilson was selected as a director nominee due to his extensive financial and transactional expertise, including experience in capital allocation strategies.

Michael J. Wolf has served as a member of our Board since May 2012. He has been the Chief Executive Officer and President of Activate Strategy, Inc., a strategy and technology consulting firm specialized in media, technology and entertainment, since March 2007. Previously, Mr. Wolf served as President and Chief Operating Officer of MTV Networks, Inc., a television and interactive media company, from October 2005 until February 2007. He joined MTV Networks from McKinsey & Co., a global management consulting firm, where he was a Senior Director and Global Leader of the firm’s Media, Entertainment and Information Practice from 2001 to 2005. He currently also serves as a director of Entercom Communications Corporation, but will not stand for reelection to the board of Entercom at its next annual meeting in May 2013. Mr. Wolf was selected as a director nominee due to his significant experience in the media entertainment industry, including advising media, entertainment and technology companies.

Corporate Governance

Corporate Governance Guidelines

The Board, on the recommendation of the Nominating/Governance Committee, has adopted the Company’s Guidelines to assist the Board in the discharge of its duties and to set forth the Board’s current views with respect to selected corporate governance matters considered to be of significance to our shareholders. The Company’s Guidelines direct our Board’s actions with respect to, among other things, Board composition, director membership criteria, selection of the Chairman of the Board, composition of the Board’s standing committees, director stock ownership, shareholder and other interested party communications with the Board, succession planning, and the Board’s annual performance evaluation. The Company’s Guidelines can be found on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Director Independence

The Company’s Guidelines provide that the Board shall comprise a majority of directors who, in the business judgment of the Board, qualify as independent directors under applicable Nasdaq listing standards. There are no family relationships among any of the directors or executive officers of the Company.

Each director’s relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that have been identified were reviewed, and only those directors (i) who in the opinion of the Board have no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (ii) who otherwise meet the requirements of the Nasdaq listing standards are considered independent.

The Board has determined that each of Mr. Amoroso, Mr. Hayes, Ms. James, Mr. Levchin, Mr. Liguori, Mr. Loeb, Mr. McInerney, Mr. Webb, Mr. Wilson, and Mr. Wolf is independent under applicable Nasdaq listing standards for membership on the Board. The Board has also determined, as further described below, that each of these directors is independent under applicable SEC rules and the Nasdaq listing standards for service on the various committees of the Board on which they serve. Ms. Mayer is not an independent director as a result of her employment as the Company’s Chief Executive Officer. The Board also previously determined that Roy J. Bostock, Patti S. Hart, Vyomesh Joshi, Arthur H. Kern and Gary L. Wilson, who each resigned from the Board effective May 13, 2012, and David Kenny and Brad Smith, who each resigned from the Board effective December 11, 2012, were independent under applicable SEC rules and the Nasdaq listing standards for membership on the Board and on all committees of the Board on which they served prior to their respective resignations.

The Board considered each of the transactions described below in making its affirmative determination that each non-employee director is independent pursuant to the Nasdaq listing standards and the additional standards established by Nasdaq and the SEC for members of the Audit Committee. In each case, the Board affirmatively determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not, or would not, interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director.

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Transactions in the ordinary course of business with companies, or their applicable subsidiaries, for which the following directors or former directors served as an executive officer or employee: Mr. Hayes, Mr. Kenny, Mr. Liguori, Mr. Smith, and Mr. Webb. The amount involved in each of these transactions did not exceed one percent of the recipient entity’s annual gross revenues.

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Relationships and transactions in the ordinary course of business involving aggregate payments greater than or equal to $10,000 with companies, or their applicable subsidiaries, for which the following directors or former directors served as a non-employee director: Mr. Bostock, Mr. Liguori, Mr. Loeb, Mr. McInerney, Mr. Webb, and Mr. G. Wilson. The amount involved in each of these transactions did not exceed one percent of the recipient entity’s annual gross revenues.

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A matching payment of $1,000 in 2012 to a non-profit entity with which Ms. James is affiliated, which was made under the Company-sponsored charitable award program open to all U.S. employees and directors.

Meetings and Committees of the Board

During 2012, the Board held 24 meetings. During 2012, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served during the period of his or her service on the committee. Independent directors of our Board meet in regularly scheduled sessions without management. The Chairman of the Board chairs the executive sessions of the Board.

The Board has a standing Audit and Finance Committee (“Audit Committee”), Compensation and Leadership Development Committee (“Compensation Committee”), Nominating/Governance Committee and Transactions Committee. The Board also forms special committees and subcommittees from time to time.

Committees
Name	Audit and Finance	Compensation and Leadership Development	Nominating and Corporate Governance	Transactions
Current Non-Employee Directors:
Alfred J. Amoroso(1)				*
John D. Hayes			Chair	Member
Susan M. James	Chair	Member
Max R. Levchin				Member
Peter Liguori(2)		*	Member	Member
Daniel S. Loeb				Member
Thomas J. McInerney	Member		Member
Maynard G. Webb, Jr.	Member	Chair
Harry J. Wilson		Member		Chair
Michael J. Wolf			Member

Former Non-Employee Directors:
Roy J. Bostock(3)
Patti S. Hart(3)	*		*
Vyomesh Joshi(3)	*			*
David D. Kenny(4)			*	*
Arthur H. Kern(3)		*	*
Brad D. Smith(5)	*	*		*
Gary L. Wilson(3)	*			*
Meetings in 2012	14	23	24	14

*	Former committee chair or member.
(1)	Member of the Transactions Committee from February 17, 2012 until May 24, 2012.
(2)	Member of the Compensation Committee from May 24, 2012 until December 11, 2012.
(3)	Resigned from the Board effective May 13, 2012.
(4)	Resigned from the Board effective December 11, 2012.
(5)	Member of the Compensation Committee from June 23, 2011 until May 24, 2012. Resigned from the Board effective December 11, 2012.

Audit and Finance Committee. The Board has determined that each member of the Audit Committee is an independent director within the meaning of applicable SEC rules and the Nasdaq listing standards. The Board has determined that each of Ms. James and Mr. McInerney qualifies as an audit committee financial expert within the meaning of SEC rules and satisfies the financial sophistication requirements of the Nasdaq listing standards.

The Audit Committee is governed by a charter, which was amended on December 11, 2012. A copy of the current amended charter is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

The overall purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. In fulfilling this purpose, the Audit Committee’s duties and responsibilities include, among other things, (i) the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm; (ii) review and approval of the independent registered public accounting firm’s engagement, including the pre-approval of audit and permitted non-audit engagements; (iii) oversight of the independent registered public accounting firm’s independence; (iv) review of the results of the year-end audit; (v) review of the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures; (vi) review of management’s financial risk assessment and financial risk management policies, and the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; (vii) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (viii) oversight of certain financial activities; (ix) review of compliance with the Company’s code of ethics; and (x) review and oversight of any related party transactions.

Compensation and Leadership Development Committee. The Board has determined that each member of the Compensation Committee is an independent director within the meaning of the Nasdaq listing standards, an “outside director” under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) and a “non-employee director” under Exchange Act Rule 16b-3. The Compensation Committee is governed by a charter, which was amended on December 11, 2012. A copy of the current amended charter is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

The Compensation Committee’s primary purpose is to oversee the Company’s compensation and employee benefit plans and practices. In carrying out this purpose, the Compensation Committee has, among others, responsibilities that include: (i) reviewing the goals and objectives of the Company’s executive compensation programs and approving or recommending to the Board any changes in these goals and objectives; (ii) reviewing the Company’s equity compensation and other employee benefit plans in light of the Company’s goals and objectives for these plans and approving or recommending to the Board any changes to these plans; (iii) reviewing and approving the compensation level of the Chief Executive Officer, after considering the results of any annual performance evaluation; (iv) reviewing and approving the compensation level of the other executive officers, after considering the results of any annual performance evaluations; (v) reviewing and approving any employment, severance or termination arrangements to be made with any current or former executive officer of the Company; (vi) establishing stock ownership guidelines applicable to the Company’s executive officers and outside directors and monitoring compliance with such guidelines; (vii) establishing the criteria for granting options and other equity-based awards to the Company’s employees and approving the terms of such awards; (viii) reviewing, and recommending to the Board any changes in, the compensation paid to the Company’s non-employee directors; (ix) periodically reviewing the Company’s organizational development activities in order to retain and attract top leadership talent; and (x) reviewing and making recommendations to the Board with respect to shareholder proposals and advisory votes related to executive compensation matters.

The Compensation Committee is also responsible for reviewing and discussing with management the Company’s Compensation Discussion and Analysis and, based on such discussion, making a recommendation to the Board on whether the Compensation Discussion and Analysis should be included in the Company’s proxy statement and/or Annual Report on Form 10-K. The Compensation Committee prepares the Compensation Committee Report for inclusion in the Company’s proxy statement and/or Annual Report on Form 10-K.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee may also delegate to one or more officers of the Company certain of its powers specified in the Company’s 1995 Stock Plan, to the extent permitted by law. The Compensation Committee has not delegated and has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee. The Compensation Committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation Committee considers, among other things, the recommendations of the Chief Executive Officer. However, the Compensation Committee is solely responsible for making the final decisions on compensation for the individuals listed in the Summary Compensation Table in this proxy statement (the “Named Executive Officers”).

Pursuant to its charter, after considering such independence factors as required by the Nasdaq listing standards or applicable SEC rules, the Compensation Committee may retain or obtain the advice of a compensation consultant, legal counsel or other advisers as it deems necessary and appropriate to carry out its duties. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisers retained by them. In accordance with the Compensation Committee’s charter, it is the intention of the Compensation Committee that a compensation consultant engaged to advise the Compensation Committee with respect to executive and director compensation will not engage in work for the Company that is unrelated to executive and director compensation without prior approval of the Compensation Committee. The Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant for 2012, and FW Cook advised the Compensation Committee solely on executive and director compensation. To assist the Compensation Committee during 2012, FW Cook identified trends in executive and director compensation, selected peer companies as points of comparison, determined relevant pay programs, assessed competitive pay levels and appropriate mixes (e.g., the proportion of fixed pay to incentive pay, the proportion of annual cash pay to long-term incentive pay), proposed practices to manage compensation-related risk, and recommended compensation levels for our executive officers and Board members. The Compensation Committee has assessed the independence of FW Cook and concluded that its engagement of FW Cook does not raise any conflict of interest with the Company or any of its directors or executive officers.

Compensation Committee Interlocks and Insider Participation. Ms. James, Mr. Kern (former Chair), Mr. Liguori, Mr. Smith, Mr. Webb (current Chair), and Mr. H. Wilson served on the Compensation Committee during 2012. No person who served as a member of the Compensation Committee during 2012 was or is an officer or employee of the Company. No executive officer of the Company serves or served as a director or member of the compensation committee of another company who employed or employs any member of the Company’s Compensation Committee or Board.

Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating/Governance Committee is an independent director within the meaning of applicable Nasdaq listing standards. The Nominating/Governance Committee is governed by a charter, which was amended on December 11, 2012. A copy of the current amended charter is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Under its charter, the responsibilities of the Nominating/Governance Committee include: (i) identifying and recommending to the Board individuals qualified to serve as directors of the Company and on the committees of the Board; (ii) advising the Board with respect to matters of board composition, procedures and committees; (iii) assessing the appropriateness of a director nominee who does not receive a “majority of votes cast” in an uncontested election of directors to continue to serve as a director and recommending to the Board the action to be taken with respect to any letter of resignation submitted by such director; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; (v) overseeing the annual evaluation of the Board and its committees; and (vi) assisting the Board in reviewing the succession plan for the Chief Executive Officer.

The Nominating/Governance Committee will consider director candidates recommended by shareholders. The Nominating/Governance Committee may also receive suggestions of candidates from current Board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nominating/Governance Committee. The Nominating/Governance Committee may also, from time to time, engage firms that specialize in identifying director candidates.

In considering director candidates, whether submitted by management, current Board members, shareholders or other persons, the Nominating/Governance Committee will consider the qualifications and suitability of the candidate, and with regard to a candidate submitted by a shareholder, may also consider the number of shares held by the recommending shareholder and the length of time that such shares have been held.

To have a candidate considered by the Nominating/Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

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The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the Board.

The Nominating/Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.

The shareholder recommendation and information described above must be sent to the chair of the Nominating/Governance Committee in care of the Corporate Secretary at Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089. For a candidate to be considered by the Nominating/Governance Committee for nomination to the Board at an upcoming annual meeting, a shareholder recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Nominating/Governance Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possesses (i) an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company, and (ii) an impeccable reputation of integrity and competence in his or her personal and professional activities. Pursuant to its charter, the Nominating/Governance Committee’s evaluation of potential candidates is consistent with the Board’s criteria for selecting new directors. Such criteria include the possession of such knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment as may enhance the Board’s ability to manage and direct the affairs and business of the Company and, when applicable, the ability of Board committees to fulfill their duties, and considered in the context of an assessment of the perceived needs of the Board at that time. The Nominating/Governance Committee also takes into account, as applicable, the satisfaction of any independence requirements imposed by any applicable laws, regulations or rules and the Company’s Guidelines.

While the Nominating/Governance Committee does not have formal objective criteria for determining the diversity desired or represented on the Board, the committee considers and assesses the diversity (which may include, among other things, an assessment of gender, age, race, national origin, education, professional experience and differences in viewpoints and skills) of potential candidates and the current Board members when evaluating the Board’s composition and recommending candidates for nomination.

In connection with the Nominating/Governance Committee’s consideration of a potential director candidate, the committee may also collect and review publicly available information regarding the person to assess the suitability of the candidate and determine whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the chair or another member of the Nominating/Governance Committee may contact the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board, the Nominating/Governance Committee may request information from the candidate, review his or her accomplishments and qualifications and conduct one or more interviews with the candidate and members of the committee or other Board members. The Nominating/Governance Committee may consider all this information in light of information regarding other candidates that the Nominating/Governance Committee is evaluating for membership on the Board. In certain instances, Nominating/Governance Committee members or other Board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating/Governance Committee’s evaluation process does not vary based on the source of a recommendation of a candidate, although, as stated above, in the case of a candidate recommended by a shareholder, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Transactions Committee. The Transactions Committee is governed by a charter, which was amended on December 11, 2012. A copy of the current amended charter is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

Under its charter, the responsibilities of the Transactions Committee include reviewing and approving (or recommending that the Board approve) certain potential acquisitions, divestitures, investments, joint ventures, strategic alliances, leases or licenses of assets or property and similar transactions.

Board Leadership Structure

Our Board is led by an independent director serving as non-executive Chairman. Mr. Webb is currently serving as interim Chairman of the Board. Our Board has determined that having an independent director serve as the non-executive Chairman of the Board is in the best interests of shareholders at this time because it allows the Chairman to focus on the effectiveness and independence of the Board while the Chief Executive Officer focuses on executing the Company’s strategy and managing the Company’s operations and performance.

The Board’s Role in Risk Oversight

The Board of Directors, as a whole and through its committees, serves an active role in overseeing management of the Company’s risks. The Company’s officers are responsible for day-to-day risk management activities. The full Board monitors risks through regular reports from each of the committee chairs and the General Counsel, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. The Board of Directors and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisers as required.

The Audit Committee reviews risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosures, internal control over financial reporting, investment guidelines and credit and liquidity matters, programs and policies relating to legal compliance and strategy, and the Company’s operational infrastructure, particularly reliability, business continuity and capacity.

The Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. With respect to the Company’s compensation arrangements, the Company has reviewed its compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Compensation Committee, with input from its independent compensation consultant, FW Cook, assessed the compensation arrangements for the Company’s executive officers and concluded that they do not encourage unnecessary or excessive risk-taking. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives for its executives provides an effective and appropriate mix of incentives to focus executives on long-term shareholder value creation and does not encourage taking short-term risks at the expense of long-term results. While the Company’s performance-based cash bonuses for executives are based on the achievement of annual target goals, the amount of such bonuses are based on a percentage of salary and are capped under the bonus plans, and the bonus programs represent a small percentage of executives’ overall total compensation opportunities. The Compensation Committee and the Company further have discretion under the bonus plans to reduce bonus payments based on individual performance. In addition, a significant portion of each executive’s compensation is in the form of long-term incentive equity awards. Long-term incentive awards are generally made on an annual basis and are subject to a multi-year vesting schedule, which helps ensure that award recipients always have significant value tied to long-term stock price performance.

The Nominating/Governance Committee oversees risks associated with operations of the Board and its governance structure, including risks associated with management succession planning.

Policy Against Hedging and Pledging

The Company recognizes that hedging against losses in Company shares may disturb the alignment between shareholders and executives that the Company’s stock ownership policy (as described below in the section titled “Compensation Discussion and Analysis”) and equity awards are intended to build. Accordingly, the Company has incorporated prohibitions on various hedging activities within its insider trading policy, which applies to directors, officers and employees. The policy prohibits all short sales of Company stock and any trading in derivatives (such as put and call options or forward transactions) that relate to Company securities. The insider trading policy also prohibits pledging Company stock as collateral for a loan, purchasing Company stock on margin, and holding Company stock in a margin account. In exceptional circumstances, the Board may grant an exception to these latter prohibitions.

Code of Ethics

The Board has adopted a code of ethics, which is available on the Corporate Governance section of the Company’s Investor Relations website at investor.yahoo.net/documents.cfm.

The Company’s code of ethics applies to the Company’s directors and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Global Controller, and to contractors of the Company. The code of ethics sets forth the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. We intend to disclose, as may be required by applicable SEC and Nasdaq rules, any amendment to, or waiver from, certain provisions of the code of ethics for our directors and executive officers, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Global Controller or persons performing similar functions, by posting such information on our website, at the address and location specified above.

Succession Planning

Management Succession. The Board of Directors considers succession planning and senior management development to be one of its most important responsibilities. In accordance with the Company’s Guidelines, the Board is responsible for reviewing the Company’s succession planning and senior management development, considering, among other factors the Board deems appropriate, the Company’s strategic direction, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. To assist the Board with its review, the Chief Executive Officer shall provide the Nominating/Governance Committee with a performance assessment of senior management and their succession potential to the position of Chief Executive Officer, including in the event of an unexpected emergency, along with a review of any development plans recommended for such individuals. Members of management with high potential to succeed in the Company are provided with additional responsibilities to expose them to diverse areas within the Company, with the goal of developing well-rounded and experienced senior leaders. These individuals may also be positioned to interact more frequently with the Board so that the directors can become familiar with these executives. The Board and the Chief Executive Officer also have the authority to consider persons outside of the Company and to engage third party consultants or search firms to assist in the succession planning process. In addition, the Compensation Committee is responsible for periodically reviewing the Company’s organizational development activities in order to retain and attract top leadership talent. The Nominating/Governance Committee and Compensation Committee will report the summary results of these assessments to the Board.

Director Succession. In accordance with the Company’s Guidelines, succession planning for directors is the responsibility of the full Board, with the assistance of the Nominating/Governance Committee. As described above under “—Nominating and Corporate Governance Committee,” the Nominating/Governance Committee regularly reviews the composition of the Board and assesses the balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. The Board also discusses the results of the Board’s annual self-evaluation to determine what action, if any, would improve the Board and committee performance. When it is determined that a new director should be added to the Board or that a successor to a current director is necessary or desirable, the Nominating/Governance Committee considers the appropriate mix of experience, skills and attributes required of an individual director that will complement and enhance the effectiveness of the Board as a whole. Based on these skills and attributes, the Nominating/Governance Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company. The full Board then evaluates and selects director nominees for election to the Board at the annual meetings of shareholders and for filling vacancies or new directorships on the Board that may occur between annual meetings. The Nominating/Governance Committee may periodically engage a third party search firm to assist the Nominating/Governance Committee and the Board in identifying potential director candidates for appointment to the Board in the event of both planned and unplanned vacancies on the Board. The Board also periodically considers appropriate successors to the position of Chairman of the Board based on the ideal skills, experiences and characteristics that the Board deems to be in the best interest of the shareholders at that time. See the section titled “—Board Leadership Structure” above.

Communications with Directors

The Board has established a process to receive communications from shareholders. Shareholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any committee by mail or electronically. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board or any member, group or committee thereof by name or title. All such correspondence should be sent “c/o Corporate Secretary” at 701 First Avenue, Sunnyvale, California 94089 or electronically to CorporateSecretary@yahoo-inc.com.

All communications received as set forth in the preceding paragraph will be opened and reviewed by the Corporate Secretary or his or her designees for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his or her designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his or her designee, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board.

Policy for Attending Annual Meeting of Shareholders

It is the Company’s policy that directors are invited and encouraged to attend the annual meeting of shareholders. At the 2012 annual meeting of shareholders, 10 of the 11 directors elected to the Board were in attendance.

Director Compensation

Compensation for our non-employee directors consists of an annual cash retainer fee of $80,000 and an annual grant of restricted stock units under the 1996 Directors’ Stock Plan (the “Directors’ Plan”) on the date of the annual meeting equal to a number determined by dividing $220,000 by the closing price of the Company’s common stock on the date of grant, provided that the director is serving on the Board immediately following the annual meeting of shareholders.

New directors appointed or elected to the Board (other than in connection with an annual meeting) will receive an initial grant of restricted stock units upon their appointment or election, with the number of units subject to the grant to be determined as described above and prorated based on the portion of the year that has passed since the last annual meeting. The restricted stock units granted under the Directors’ Plan vest on a quarterly basis, with the final installment of annual grants vesting on the first to occur of the first anniversary of the date of grant of the award or the day before the annual meeting of shareholders for the calendar year following the year in which the award is granted. The vesting schedule for a prorated grant to a new director will coincide with the remaining vesting schedule applicable to the most recent round of the Company’s annual grants to non-employee directors. The restricted stock units will generally be paid in an equivalent number of shares of common stock on the earlier of the date the non-employee director’s service terminates and the last quarterly vesting date of the award, subject to any election by the non-employee director to defer the payment date. Subject to the aggregate share limit set forth in the Directors’ Plan, the Board may from time to time prospectively change the relative mixture of stock options and restricted stock units for the initial and annual award grants to non-employee directors and the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval.

The Directors’ Plan provides certain benefits that are triggered by certain corporate transactions or death or total disability. In the event of the dissolution or liquidation of the Company, consummation of a sale of all or substantially all of the assets of the Company, or consummation of the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50 percent of the shares of the Company entitled to vote are exchanged (a “Corporate Transaction”), options and restricted stock units granted under the Directors’ Plan will become fully vested, and the Company will provide each director optionee either a reasonable time within which to exercise the option or a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such Corporate Transaction. Outstanding restricted stock units will generally be paid in an equivalent number of shares of common stock immediately prior to the effectiveness of such Corporate Transaction. In the event of the director’s death or total disability, options and restricted stock units granted under the Directors’ Plan will become fully vested and, in the case of restricted stock units, immediately payable.

In addition, our non-employee director compensation program includes additional annual cash retainers of $200,000 for the non-executive Chairman of the Board, $35,000 for the chairs of the Audit Committee and the Transactions Committee, $15,000 for the chairs of the Compensation Committee and the Nominating/Governance Committee, and $10,000 for each member (other than the chair) of the Audit Committee and the Transactions Committee.

A non-employee director may elect to have his or her fees that would otherwise be paid in cash converted into an award of either stock options or restricted stock units granted under the Directors’ Plan. If the director elects a stock option, the option would cover a number of shares of the Company’s common stock determined by multiplying his or her fee by three and dividing the product by the fair market value (i.e., closing price) of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. The exercise price of the stock option would be equal to the fair market value of a share of the Company’s common stock on the grant date. If the director elects a restricted stock unit award, he or she would be credited with a number of restricted stock units equal to the amount of his or her fee divided by the fair market value of a share of the Company’s common stock on the grant date, which is generally the last day of the calendar quarter for which the applicable fees would have otherwise been paid. Any stock option or restricted stock unit award granted upon conversion of such fees would be fully vested on the grant date.

In addition, non-employee directors may participate in the Company’s matching charitable awards program, which provides up to $1,000 in matching contributions per calendar year to eligible non-profit organizations. The Company also reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and shareholder meetings, and other business of the Company.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the Company’s non-employee directors as set forth in the Company’s Guidelines. Each non-employee director should own shares of the Company’s common stock equal in value to $240,000 (three times the annual Board cash retainer). A non-employee director who does not satisfy the required Company stock ownership level must retain at least 50 percent of the net shares the director receives upon exercise or payment, as the case may be, of a Company equity award. For this purpose, the “net” shares received upon exercise or payment of an award are the total number of shares received, less the shares needed to pay any applicable exercise price of the award. Vested but unpaid restricted stock units count toward satisfaction of this threshold, but not vested and unexercised options nor unvested options. Shares held in a trust established by the director (and/or his or her spouse) for estate planning purposes count toward the guidelines if the trust is revocable by the director (and/or his or her spouse) or for the benefit of his or her family members.

Director Compensation Table

Directors who are also employees of Yahoo! receive no additional compensation for serving on the Board or its committees. The following table presents fiscal year 2012 compensation information for Yahoo!’s directors who served during any part of the year (other than Ms. Mayer, who appears in the Summary Compensation Table). Amounts shown under the headings “Stock Awards” and “Option Awards” present the aggregate grant date fair value of awards granted during fiscal year 2012 (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award or exercising a stock option).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Current Directors:
Alfred J. Amoroso(5)	0	504,000	0	N/A	N/A	0	504,000
John D. Hayes(6)	0	267,596	50,596	N/A	N/A	0	318,192
Susan M. James(7)	115,000	219,989	0	N/A	N/A	1,000	335,989
Max R. Levchin(8)	0	128,383	3,884	N/A	N/A	0	132,267
Peter Liguori(9)	65,165	267,596	0	N/A	N/A	0	332,761
Daniel S. Loeb(10)	56,154	0	0	N/A	N/A	0	56,154
Thomas J. McInerney(11)	65,165	267,596	0	N/A	N/A	0	332,761
Maynard G. Webb(12)	0	302,559	67,002	N/A	N/A	0	369,561
Harry J. Wilson(13)	0	242,879	39,874	N/A	N/A	0	282,753
Michael J. Wolf(14)	50,110	242,879	0	N/A	N/A	0	292,989

Former Directors:
Roy J. Bostock(15)	103,077	0	0	N/A	N/A	0	103,077
Patti S. Hart(16)	0	38,634	0	N/A	N/A	0	38,634
Vyomesh Joshi(17)	36,813	0	0	N/A	N/A	0	36,813
David W. Kenny(18)	0	313,330	0	N/A	N/A	0	313,330
Arthur H. Kern(19)	0	34,951	0	N/A	N/A	0	34,951
Brad D. Smith(20)	114,250	219,989	0	N/A	N/A	0	334,239
Gary L. Wilson(21)	36,813	0	0	N/A	N/A	0	36,813
Jerry Yang(22)	0	0	0	N/A	N/A	3,584	3,584

(1)	Includes fees for board service earned in the fourth quarter of 2012 and paid on January 10, 2013.

(2)	As required by SEC rules, amounts in the columns “Stock Awards” and “Option Awards” present the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ 718 Compensation—Stock Compensation (“FASB ASC 718”). These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising a stock option). For information on the valuation assumptions used in these computations, refer to Note 13—“Employee Benefits” in the Notes to Consolidated Financial Statements in our 2012 Form 10-K.

(3)	On July 12, 2012, each of the non-employee directors elected at the 2012 Annual Meeting of Shareholders other than Mr. Loeb (namely, Ms. James and Messrs. Amoroso, Hayes, Kenny, Liguori, McInerney, Smith, Webb, H. Wilson and Wolf) was granted an award of 14,021 restricted stock units under the Directors’ Plan. Mr. Loeb waived his right to receive any equity compensation for his service on the Board. Each of these awards had a grant date fair value of $219,989. (The grant date fair values presented in the notes to this table have been determined, as required by applicable SEC rules, based on generally accepted accounting principles and SEC rules.) The number of unvested restricted stock units held on December 31, 2012 by each person listed in the table above was as follows: Mr. Amoroso (10,516), Mr. Bostock (0), Ms. Hart (0), Mr. Hayes (10,516), Ms. James (10,516), Mr. Joshi (0), Mr. Kenny (0), Mr. Kern (0), Mr. Levchin (6,577), Mr. Liguori (10,516), Mr. Loeb (0), Mr. McInerney (10,516), Mr. Smith (0), Mr. Webb (10,516), Mr. G. Wilson (0), Mr. H. Wilson (10,516), Mr. Wolf (10,516), and Mr. Yang (0). The Directors’ Plan provides that non-employee directors may elect to defer payment of restricted stock units in certain circumstances. The number of vested but unpaid restricted stock units held by each person listed in the table above on December 31, 2012 was as follows: Mr. Amoroso (20,535), Mr. Bostock (0), Ms. Hart (0), Mr. Hayes (3,505), Ms. James (18,093), Mr. Joshi (0), Mr. Kenny (0), Mr. Kern (0), Mr. Levchin (0), Mr. Liguori (6,664), Mr. Loeb (0), Mr. McInerney (3,505), Mr. Smith (0), Mr. Webb (3,505), Mr. G. Wilson (0), Mr. H. Wilson (5,003), Mr. Wolf (5,003), and Mr. Yang (0).

(4)	The number of outstanding stock options held on December 31, 2012 by each director listed in the table above was as follows: Mr. Amoroso (0), Mr. Bostock (62,665), Ms. Hart (0), Mr. Hayes (11,567), Ms. James (0), Mr. Joshi (60,000), Mr. Kenny (0), Mr. Kern (69,998), Mr. Levchin (774), Mr. Liguori (0), Mr. Loeb (0), Mr. McInerney (0), Mr. Smith (0), Mr. Webb (15,509), Mr. G. Wilson (60,000), Mr. H. Wilson (8,986), Mr. Wolf (0), and Mr. Yang (0).

(5)	Mr. Amoroso’s board service commenced on February 7, 2012. In connection with his election to the Board, Mr. Amoroso was granted 5,216 restricted stock units on February 7, 2012, which had a grant date fair value of $82,569. In lieu of cash, Mr. Amoroso elected to receive payment of his Board and committee fees for 2012 in the form of restricted stock units. Accordingly, Mr. Amoroso was granted an award of 859 restricted stock units on March 31, 2012, which had a grant date fair value of $13,074; an award of 3,057 restricted stock units on June 30, 2012, which had a grant date fair value of $48,392; an award of 4,381 restricted stock units on September 30, 2012, which had a grant date fair value of $69,986; and an award of 3,517 restricted stock units on December 31, 2012, which had a grant date fair value of $69,988.

(6)	Mr. Hayes’ board service commenced on April 5, 2012. In connection with his election to the Board, Mr. Hayes was granted 3,159 restricted stock units on April 5, 2012, which had a grant date fair value of $47,606. In lieu of cash, Mr. Hayes elected to receive payment of his Board and committee fees for 2012 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Hayes was granted an option to purchase 3,821 shares on June 30, 2012 with an exercise price of $15.83, which had a grant date fair value of $15,560; an option to purchase 4,225 shares on September 30, 2012 with an exercise price of $15.975, which had a grant date fair value of $17,369; and an option to purchase 3,521 shares on December 31, 2012 with an exercise price of $19.90, which had a grant date fair value of $17,667.

(7)	The amount presented in the “All Other Compensation” column for Ms. James consists of a matching payment of $1,000 to a charity designated by Ms. James under the Company-sponsored charitable award program open to all U.S. employees and directors.

(8)	Mr. Levchin’s board service commenced on December 11, 2012. In connection with his election to the Board, Mr. Levchin was granted 6,577 restricted stock units on December 11, 2012, which had a grant date fair value of $128,383. In lieu of cash, Mr. Levchin elected to receive payment of his Board and committee fees for 2012 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Levchin was granted an option to purchase 774 shares on December 31, 2012 with an exercise price of $19.90, which had a grant date fair value of $3,884.

(9)	Mr. Liguori’s board service commenced on April 5, 2012. In connection with his election to the Board, Mr. Liguori was granted 3,159 restricted stock units on April 5, 2012, which had a grant date fair value of $47,606.

(10)	Mr. Loeb’s board service commenced on May 16, 2012. Mr. Loeb waived any equity compensation for board and committee service.

(11)	Mr. McInerney’s board service commenced on April 5, 2012. In connection with his election to the Board, Mr. McInerney was granted 3,159 restricted stock units on April 5, 2012, which had a grant date fair value of $47,606.

(12)	Mr. Webb’s board service commenced on February 7, 2012. In connection with his election to the Board, Mr. Webb was granted 5,216 restricted stock units on February 7, 2012, which had a grant date fair value of $82,569. In lieu of cash, Mr. Webb elected to receive payment of his Board and committee fees for 2012 in the form of options to purchase the Company’s common stock. Accordingly, Mr. Webb was granted an option to purchase 2,339 shares on March 31, 2012 with an exercise price of $15.22, which had a grant date fair value of $9,439; an option to purchase 4,284 shares on June 30, 2012 with an exercise price of $15.83, which had a grant date fair value of $17,446; an option to purchase 4,929 shares on September 30, 2012 with an exercise price of $15.975, which had a grant date fair value of $20,264; and an option to purchase 3,957 shares on December 31, 2012 with an exercise price of $19.90, which had a grant date fair value of $19,854.

(13)	Mr. H. Wilson’s board service commenced on May 16, 2012. In connection with his election to the Board, Mr. H. Wilson was granted 1,498 restricted stock units on May 16, 2012, which had a grant date fair value of $22,889. In lieu of cash, Mr. H. Wilson elected to receive payment of his Board and committee fees for 2012 in the form of options to purchase the Company’s common stock. Accordingly, Mr. H. Wilson was granted an option to purchase 1,915 shares on June 30, 2012 with an exercise price of $15.83, which had a grant date fair value of $7,798; an option to purchase 3,755 shares on September 30, 2012 with an exercise price of $15.975, which had a grant date fair value of $15,437; and an option to purchase 3,316 shares on December 31, 2012 with an exercise price of $19.90, which had a grant date fair value of $16,638. In addition to amounts shown above, Mr. H. Wilson received $50,000 from Third Point in 2012 in consideration of his agreement to serve as a nominee of Third Point for election to the Board in a potential proxy contest.

(14)	Mr. Wolf’s board service commenced on May 16, 2012. In connection with his election to the Board, Mr. Wolf was granted 1,498 restricted stock units on May 16, 2012, which had a grant date fair value of $22,889. In addition to amounts shown above, Mr. Wolf received $50,000 from Third Point in 2012 in consideration of his agreement to serve as a nominee of Third Point for election to the Board in a potential proxy contest.

(15)	Mr. Bostock’s board service ended on May 13, 2012.

(16)	Ms. Hart’s board service ended on May 13, 2012. In lieu of cash, Ms. Hart elected to receive payment of her Board and committee fees for 2012 in the form of restricted stock units. Accordingly, Ms. Hart was granted an award of 1,724 restricted stock units on March 31, 2012, which had a grant date fair value of $26,239; and an award of 783 restricted stock units on June 30, 2012, which had a grant date fair value of $12,395.

(17)	Mr. Joshi’s board service ended on May 13, 2012.

(18)	Mr. Kenny’s board service ended on December 11, 2012. In lieu of cash, Mr. Kenny elected to receive payment of his Board and committee fees for 2012 in the form of restricted stock units. Accordingly, Mr. Kenny was granted an award of 1,478 restricted stock units on March 31, 2012, which had a grant date fair value of $22,495; an award of 1,520 restricted stock units on June 30, 2012, which had a grant date fair value of $24,062; an award of 1,643 restricted stock units on September 30, 2012, which had a grant date fair value of $26,247; and an award of 1,032 restricted stock units on December 31, 2012, which had a grant date fair value of $20,537.

(19)	Mr. Kern’s board service ended on May 13, 2012. In lieu of cash, Mr. Kern elected to receive payment of his Board and committee fees for 2012 in the form of restricted stock units. Accordingly, Mr. Kern was granted an award of 1,560 restricted stock units on March 31, 2012, which had a grant date fair value of $23,743; and an award of 708 restricted stock units on June 30, 2012, which had a grant date fair value of $11,208.

(20)	Mr. Smith’s board service ended on December 11, 2012.

(21)	Mr. G. Wilson’s board service ended on May 13, 2012.

(22)	Mr. Yang, a founder of Yahoo!, served as Chief Yahoo and a Board member until January 17, 2012. Mr. Yang received base salary at an annualized rate of $1 as an employee of the Company in 2012 and upon his resignation received $3,584 for accrued but unused vacation. Mr. Yang did not receive any cash or equity compensation for his service on the Board in 2012, and he did not participate in Yahoo!’s executive bonus plan (the Executive Incentive Plan) or receive other compensation for his service as an employee of the Company in 2012.

Required Vote

Each of the directors will be elected by a majority of votes cast, meaning that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. This required vote is previously explained in the section titled “Proposal No. 1 Election of Directors—Voting Standard.”

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis). This proposal is referred to as a “say-on-pay” proposal.

There have been significant developments at Yahoo! since the shareholder vote on our 2012 say-on-pay proposal. Since our 2012 annual meeting, we have recruited a new leadership team, beginning with the appointment of Marissa A. Mayer as Chief Executive Officer in July 2012. Ten of the eleven current members of our Board of Directors joined the Board during 2012. There were also changes to our Compensation Committee, which is responsible for designing our executive compensation program. A new Chairperson of the Compensation Committee was appointed in May 2012, and two of the three current members of the Compensation Committee were appointed after our executive compensation program for 2012 had been designed.

Under Ms. Mayer’s leadership, we designed and implemented a new vision for long-term growth, focused on making our products inspiring and entertaining. In fact, 2012 marked the first full year since 2008 that Yahoo! has grown revenue excluding traffic acquisition costs. Our shareholders have also seen positive returns. From our annual meeting on July 12, 2012 through April 1, 2013, our stock price increased nearly 50 percent (from a closing price on Nasdaq of $15.69 on July 12, 2012 to a closing price on Nasdaq of $23.50 on April 1, 2013). With approximately 1.19 billion shares of Yahoo! common stock outstanding on July 12, 2012 and approximately 1.01 billion shares of Yahoo! common stock outstanding on April 1, 2013, these increases in stock price resulted in the creation of approximately $6.8 billion of shareholder value from July 12, 2012 through April 1, 2013 (based on the $7.81 per share increase in stock price over this period and the change in the number of shares outstanding).

All current members of the Compensation Committee favor a strong pay-for-performance approach to executive compensation, coupled with the belief that we must attract and retain top executive talent to drive shareholder value. We also value shareholder feedback. In conversations between management, Board members and representative shareholders during 2012, shareholders expressed concern regarding our decision in early 2012 to eliminate certain performance-based elements of our compensation program, the minimum funding floor in our cash bonus plan during 2011, and our past practice of using the same performance metrics in both our short-term cash bonus plan and our long-term performance-based equity awards. After our 2012 annual meeting, the Compensation Committee responded to the specific concerns raised by shareholders while also taking into account the significant changes Yahoo! underwent in 2012. The key changes in our executive compensation program following the 2012 annual meeting are noted below.

•

Performance-Based Equity Awards for New Executives. The equity awards we granted to Ms. Mayer, Mr. Goldman and Mr. de Castro when they were hired included performance-based vesting requirements. These awards emphasize performance and incentivize the executives to focus on the goals established for the performance period. In addition, because the awards are performance-based options, the executives will realize value from these awards only if the performance-based vesting requirements are met and our stock price appreciates after the option grant date.

•

Performance-Based Retention Awards for Continuing Executives. The Compensation Committee also granted performance-based awards to certain other executives in July 2012. These performance-based awards are subject to a total shareholder return-based vesting requirement to provide further incentives to maximize shareholder value.

•	Elimination of Minimum Funding for 2013 Cash Bonus Plan and Addition of Operational Goals. Our Executive Incentive Plan in place for 2012 included a 50 percent minimum funding level for retention purposes. Under the Executive Incentive Plan for 2013, we eliminated the 50 percent minimum funding level and we added operational goals (in addition to the financial metrics used under the plan). The elimination of the minimum funding level enhances the link between annual incentive bonus opportunities and performance. Inclusion of operational goals enhances executives’ focus on key operating objectives which are important to our long-term success and distinct from the metrics used in our performance-based equity awards.

•

Performance-Based Vesting for 2013 Annual Equity Awards. Half of our 2013 annual equity award grants for executives are subject to performance-based vesting requirements. These awards strengthen the link between our 2013 long-term incentive equity awards for our executives and the Company’s performance.

We believe these changes address the specific concerns raised by our shareholders. We also believe that shareholder interests are further served by other executive compensation-related practices that we follow. These practices include maintaining an executive stock ownership policy with holding period requirements, a clawback policy, and a no hedging policy. We don’t provide material perquisites to our executive officers, and we don’t have the ability to reprice options without shareholder approval. We don’t pay taxes on our executives’ behalf through “gross-up” payments (other than for a business-related relocation), and our Compensation Committee retains an independent compensation consultant.

Our executive compensation program is described more fully in the “Compensation Discussion and Analysis” beginning on page 42 of this proxy statement.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board requests your advisory vote on the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2014 annual meeting of shareholders.

Required Vote

Approval of this Proposal No. 2 requires the affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since February 1996 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Although ratification of the appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law, the Audit Committee and the Board believe it is a good corporate governance practice to request shareholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm. In the event that ratification of this appointment is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee will consider this fact in connection with its future appointment of an independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

Mr. Jing Zhao, 160 Maidenhair Ct., San Ramon, CA, 94582, has represented that he owns 200 shares of the Company’s common stock and has given notice of his intention to present a proposal at the annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

The Board opposes adoption of the proposal and asks shareholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement. The proposal contains certain assertions about Yahoo! that we believe are incorrect. The Company has not attempted in its response to the proposal to refute these inaccuracies. We do note, however, that the proponent is the apparent author of the index and ranking that he references in the proposal as being from an “independent” think tank.

The Board recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

SOCIAL RESPONSIBILITY REPORT

Whereas, extensive information has come to light since 2005 in media coverage, Congress hearings, and court proceedings concerning our company’s policy and practice of social responsibility, including human rights violations;

Whereas, these concerns have placed our company to be subjected to legal actions and financial penalties, have affected our company’s governance and performance (seven CEOs since 2007, stock values down near half from 2007), and have placed the reputation, assets and business of our company at risk (for example, the independent think tank US-Japan-China Comparative Policy Research Institute issued Corporate Social Responsibility Index at http://cpri.tripod.com/cpr2012/csri.pdf ranking our company “F” — the lowest among 33 surveyed large international companies);

Whereas, our company’s core display and digital media business deal with social issues widely, deeply, daily and globally, and most socially responsible large international companies issue Corporate Social Responsibility report annually;

Therefore, be it resolved that our company should review, study and publish an annual Corporate Social Responsibility (focusing on human rights) report from 2013.

Board of Directors Statement AGAINST Shareholder Proposal

Yahoo! is working proactively to advance numerous initiatives and policies aimed at protecting human rights and advancing the fundamental principles of freedom of expression and privacy globally. Yahoo! believes that the proposal that it publish an annual Corporate Social Responsibility Report focusing on human rights is unwarranted and unnecessary in light of the initiatives and actions, outlined below, that are already being taken and shared publicly by Yahoo!.

In 2008, in recognition that Yahoo!’s business, products, technology and operating footprint increasingly intersect with freedom of expression and privacy issues around the world, Yahoo! launched the Yahoo! Business & Human Rights Program. Guided by our commitment to human rights, this program brings together a core team of senior professionals from across Yahoo! to integrate the consideration of human rights and free expression issues into Yahoo!’s business decision-making and to continue its centralized leadership on global strategy, industry initiatives, and internal and external stakeholder engagement. Yahoo!’s Business & Human

Rights Program maintains a website and blog at humanrights.yahoo.com that provides stockholders and other interested parties with detailed information concerning Yahoo!’s initiatives and other activities to protect human rights and to promote free expression and privacy on the Internet. The Board believes that the extensive information published on the Business & Human Rights Program website provides significant transparency concerning Yahoo!’s human rights activities.

As further described on Yahoo!’s Business & Human Rights Program website at humanrights.yahoo.com, specific examples of Yahoo!’s initiatives include the following:

Through Yahoo!’s founding leadership role in the Global Network Initiative, Yahoo! is working to translate the principles of freedom of expression and privacy into practical standards for use in the Company’s business. Yahoo! is committed to being a leader in the efforts to protect and advance those rights through thoughtful, responsible business decisions and processes, and rigorous application of the laws that protect those rights. The GNI resulted from a collaborative, multi-year effort involving an international group of information and communications technology (“ICT”) companies, human rights organizations, academics, investors and technology leaders. GNI members are committed to protecting freedom of expression and privacy, partnering with others to ensure collective governance and accountability throughout the world. The GNI has produced principles that provide direction and guidance to ICT companies in protecting and advancing freedom of expression and privacy across the globe when they encounter laws and policies that interfere with these fundamental human rights. These principles include, among many things, rigorous review of government demands on companies and the development of paths for individual and collective responses and advocacy in the face of threats to freedom of expression and privacy.

Yahoo! has adopted policies and procedures to implement GNI principles and, along with other participating companies, agreed to undergo an annual assessment by an independent third party on the policies and procedures Yahoo! has implemented to support GNI’s principles. The first annual assessment, which began in 2011 and continued into 2012, was the first ever assessment of corporate policies and procedures addressing freedom of expression and privacy rights in the ICT industry. The results of this assessment, conducted by KPMG AG, are available in the About Us section of Yahoo!’s Business & Human Rights Program website and blog at humanrights.yahoo.com. GNI’s Phase III assessment, to be done in 2013, will examine specific cases, determine Yahoo!’s compliance and identify how the policies and procedures adopted by Yahoo! work in practice. GNI will, in its annual report to be published in 2013, announce Yahoo!’s results to the public.

Yahoo! has publicly committed to conducting human rights impact assessments in order to understand the human rights implications of the Company’s business decisions. One important component of Yahoo!’s Business & Human Rights Program is the preparation of human rights impact assessments (HRIA) of new business opportunities. The HRIA is the starting point for Yahoo!’s ongoing review of the human rights landscape and of Yahoo!’s business plans when entering new markets or launching new products, and the HRIA informs Yahoo!’s strategies to protect and promote its users’ rights to freedom of expression and privacy.

Yahoo! engages in internal and external stakeholder engagement by hosting annual business and human rights summits and other events. Yahoo! recognizes its responsibility to promote free expression and privacy and that it has an opportunity to use its platform to foster an exchange of ideas about how companies, governments, non-governmental organizations, responsible investors, users and other stakeholders can work together to address the complex issues that lie at the intersection of technology and human rights. In 2009, 2010 and 2011, the Yahoo! Business & Human Rights Program hosted a Business & Human Rights Summit. The summit held in May 2011 focused on raising awareness about freedom of expression online and the challenges to this fundamental right. In addition, in 2012, the Yahoo! Business & Human Rights Program held a series of regional events focused on how women are using social media, digital media, technology and the Internet to support positive change in the world.

Given that Yahoo! publishes extensively on its Business & Human Rights Program’s website about its initiatives and actions to protect human rights and promote freedom of expression and privacy on the Internet, including the initiatives and actions outlined above, and given Yahoo!’s participation in a rigorous third party assessment, the results of which will be announced publicly, the Board believes the adoption of the proposal is unwarranted and unnecessary.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Recommendation of the Board of Directors

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Mr. Michael Loeb, 91 Central Park West, New York, NY 10023, has represented that he owns 800 shares of the Company’s common stock and has given notice of his intention to present a proposal at the annual meeting. The proposal and the proponent’s supporting statement appear below in italics.

The Board opposes adoption of the proposal and asks shareholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement.

The Board recommends that you vote “AGAINST” the shareholder proposal.

Shareholder Proposal

RESOLUTION ON POLITICAL DISCLOSURE AND ACCOUNTABILITY

Resolved, that the shareholders of Yahoo! Inc. (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Yahoo!, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

While Yahoo! tells its employees not to use its funds or resources for political purposes in its Code of Ethics, the Company does not say how management may use corporate funds for such purposes anywhere on its website. Meanwhile, public records show that our Company contributed almost $1 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com) and National Institute on Money in State Politics: http://www.followthemoney.org) Indeed, Yahoo! scored just 6 out of 100 in the 2012 CPA-Zicklin Index of Corporate Political Accountability and Disclosure, placing it at the bottom of a ranking of the 200 largest U.S. companies.

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck, and Microsoft, that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors Statement AGAINST Shareholder Proposal

Yahoo! seeks to be an effective participant in the political process by making prudent political contributions and expenditures consistent with the federal, state and local laws that govern such contributions and expenditures. Yahoo! operates in a dynamic industry and is subject to numerous laws and regulations covering a wide variety of matters related to our business. Actions by national, state and local officials to change existing laws and regulations or to enact new or additional laws and regulations can significantly impact our business and operations and affect our profitability and competitiveness. Consequently, Yahoo! believes that seeking to be an effective participant in political processes impacting its business is in the best interests of its shareholders.

Yahoo! is fully committed to complying with all laws concerning political contributions and expenditures, including laws requiring public disclosure. Federal law currently prohibits corporations making contributions directly to candidates for federal office and to national party committees, and Yahoo! therefore does not make such contributions. In 2002, Yahoo! formed the Yahoo! Inc. Political Action Committee (the “Yahoo! PAC”), which allows Yahoo! employees in the United States to voluntarily contribute personal funds and join together to make political contributions to federal candidates, political party committees, and/or political action committees who support policies important to Yahoo! and its shareholders.

The activities of the Yahoo! PAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The Yahoo! PAC files regular reports of receipts and disbursements with the Federal Election Commission (the “FEC”). All political contributions over $200 are disclosed to the public in the reports filed with the FEC. Under the Lobbying Disclosure Act of 1995, as amended, Yahoo! files quarterly and semi-annual reports with the Secretary of the U.S. Senate and Clerk of the U.S. House of Representatives, which are also publicly available.

At the state level, political contributions by Yahoo! and the Yahoo! PAC are also subject to regulation. Although some states permit corporate contributions to candidates or political parties, all states require that contributions be disclosed either by the recipient or by the donor. Such contributions are therefore already available to the public.

Additionally, Yahoo! participates in various industry trade associations. Yahoo! participates in these associations to further its business interests and not for political purposes. The primary purpose of Yahoo!’s membership in these trade associations is the general business, technical and industry expertise these organizations provide, not political advocacy. In light of these industry specific purposes, it would be misleading to treat such payments as “political contributions” by Yahoo!.

Finally, the proposal contains ambiguities that would be difficult in practice to implement. Specifically, the proponent seeks disclosure of “monetary and non-monetary contributions and expenditures (direct and indirect).” This language could be interpreted in an extremely broad manner, especially since the proposal does not define what would constitute “non-monetary” or “indirect” contributions.

The Board believes that the concerns cited in the shareholder proposal are already addressed by existing required disclosures regarding Yahoo! and the Yahoo! PAC, including their political contributions. Further, in light of significant public disclosures that already exist, the Board believes that the additional reports requested in the proposal would not provide any additional benefit to shareholders and would impose an undue burden on the Company.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

Recommendation of the Board of Directors

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST” THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE IN THE PROXY.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information that has been provided to the Company with respect to beneficial ownership of shares of the Company’s common stock as of April 1, 2013 (except where another date is indicated) for (i) each person who is known by the Company to own beneficially more than 5 percent of the outstanding shares of common stock, (ii) each current director and nominee for director of the Company, (iii) each Named Executive Officer, and (iv) all current directors and current executive officers of the Company as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
David Filo	71,361,390	6.6%
701 First Avenue Sunnyvale, CA 94089
Blackrock, Inc.(3)	70,271,796	6.5%
40 East 52nd Street New York, NY 10022
Daniel S. Loeb and Third Point LLC(4)(5)	62,000,000	5.7%
390 Park Avenue, 18th Floor New York, NY 10022
Marissa A. Mayer(6)	275,139	*
Ross B. Levinsohn(7)	230,902	*
Scott Thompson(8)	186,316	*
Michael Barrett(9)	166,178	*
Blake J. Irving(10)	115,110	*
Henrique de Castro(11)	96,792	*
Harry J. Wilson(5)(12)	74,664	*
Miyuki Rosen(13)	69,893	*
Michael J. Wolf(5)(14)	56,013	*
Susan M. James(15)	47,753	*
Maynard G. Webb, Jr.(16)	39,586	*
Ken Goldman(17)	32,205	*
John D. Hayes(18)	31,587	*
Thomas J. McInerney(19)	14,674	*
Alfred J. Amoroso(20)	10,000	*
Max R. Levchin(21)	8,026	*
Peter Liguori(22)	0	*
Timothy R. Morse(23)	0	*
David Dibble(24)	0	*
All current directors and current executive officers as a group (15 persons)(25)	134,331,894	12.4%
*	Less than 1 percent.

(1)	The number of shares beneficially owned by each person or group as of April 1, 2013 (except where another date is indicated) includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options and vesting and payment of restricted stock units. Shares subject to vested restricted stock units under the Directors’ Plan are generally payable on the earlier of the first anniversary of the date of grant (or the third anniversary, in the case of quarterly awards prior to 2011) or the date the director’s service terminates, subject to deferred issuance at the director’s election in some cases. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each shareholder named in the table has the sole power to vote or direct the voting of (voting power) and the sole power to sell or otherwise direct the disposition of (dispositive power) the shares set forth opposite such shareholder’s name.

(2)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 1,084,896,621 shares of common stock outstanding (excluding treasury shares) on April 1, 2013 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of options and upon vesting and payment of restricted stock units.

(3)	Beneficial ownership information is as of December 31, 2012 and is based on information contained in the Schedule 13G filed with the SEC on January 30, 2013 by Blackrock, Inc. The Schedule 13G states that Blackrock, Inc. has sole voting power and sole dispositive power over all of its shares.

(4)	Includes 62 million shares held by certain funds and managed accounts for which Third Point serves as investment manager or advisor. Mr. Loeb serves as Chief Executive Officer of Third Point. Mr. Loeb and Third Point share voting and dispositive power over such shares. As of April 1, 2013, 26,100,400 of such shares are held in margin accounts with an outstanding debt balance; none of such margined shares are held directly by Mr. Loeb.

(5)	By reason of the Settlement Agreement, Third Point and Messrs. Loeb, H. Wilson and Wolf may be deemed to have formed a group within the meaning of Rule 13d-5(b) under the Exchange Act and each may therefore be deemed to beneficially own the shares of common stock shown in the table above as beneficially owned by the others. Each of Third Point and Mr. Loeb disclaims beneficial ownership over the shares of common stock owned by Messrs. H. Wilson and Wolf. Each of Messrs. H. Wilson and Wolf disclaims beneficial ownership over the shares of common stock owned by the other, Third Point and Mr. Loeb.

(6)	Includes 73,840 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the 1995 Stock Plan.

(7)	Mr. Levinsohn served as the Company’s interim Chief Executive Officer until July 17, 2012 and as an employee until July 31, 2012. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Levinsohn with the SEC prior to July 17, 2012, adjusted to give effect to subsequent transactions through April 1, 2013 of which the Company is aware in connection with employment-related equity awards.

(8)	Mr. Thompson served as the Company’s Chief Executive Officer and President until May 12, 2012. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Thompson with the SEC prior to May 12, 2012, adjusted to give effect to subsequent transactions through April 1, 2013 of which the Company is aware in connection with employment-related equity awards.

(9)	Mr. Barrett served as the Company’s Chief Revenue Officer until December 1, 2012. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Barrett with the SEC prior to December 1, 2012, adjusted to give effect to subsequent transactions through April 1, 2013 of which the Company is aware in connection with employment-related equity awards.

(10)	Mr. Irving served as the Company’s Executive Vice President and Chief Product Officer until April 30, 2012. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Irving with the SEC prior to April 30, 2012, adjusted to give effect to subsequent transactions through April 1, 2013 of which the Company is aware in connection with employment-related equity awards.

(11)	Includes 44,162 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the 1995 Stock Plan.

(12)	Includes 12,651 shares issuable upon exercise of options exercisable within 60 days of April 1, 2013 under the Directors’ Plan, 3,505 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, and 8,508 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan.

(13)	Ms. Rosen served as a Section 16-designated officer until January 1, 2013. The beneficial ownership amount presented for Ms. Rosen includes 41,980 shares issuable upon exercise of options exercisable within 60 days of April 1, 2013 under the 1995 Stock Plan.

(14)	Includes 3,505 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, and 8,508 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan

(15)	Includes 3,505 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, and 22,819 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan.

(16)	Includes 18,855 shares issuable upon exercise of options exercisable within 60 days of April 1, 2013 under the Directors’ Plan, 3,505 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, and 7,010 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan.

(17)	Includes 12,667 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the 1995 Stock Plan.

(18)	Includes 14,913 shares issuable upon exercise of options exercisable within 60 days of April 1, 2013 under the Directors’ Plan, 3,505 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, 7,010 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan, and 3,000 shares in a managed account over which Mr. Hayes has a right to obtain investment and voting control within 60 days. Does not include 824 shares held by Mr. Hayes’ wife as UTMA custodian for their adult sons.

(19)	Includes 3,505 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, and 7,010 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan

(20)	Does not include 27,015 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan or 3,505 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, in each case for which Mr. Amoroso has elected unconditionally to defer payment to a date more than 60 days after April 1, 2013.

(21)	Includes 3,642 shares issuable upon exercise of options exercisable within 60 days of April 1, 2013 under the Directors’ Plan, 2,192 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, and 2,192 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan.

(22)	Does not include 10,169 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan or 3,505 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, in each case for which Mr. Liguori has elected unconditionally to defer payment to a date more than 60 days after April 1, 2013.

(23)	Mr. Morse served as the Company’s Chief Financial Officer until October 22, 2012 and as an employee until November 15, 2012. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Morse with the SEC prior to October 22, 2012, adjusted to give effect to subsequent transactions through April 1, 2013 of which the Company is aware in connection with employment-related equity awards.

(24)	Mr. Dibble served as a Section 16-designated officer until January 1, 2013.

(25)	Includes 254,436 shares issuable upon exercise, by directors and executive officers, of options exercisable within 60 days of April 1, 2013 under the 1995 Stock Plan or the Directors’ Plan, 153,891 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the 1995 Stock Plan or the Directors’ Plan, and 63,057 shares subject to vested but unpaid restricted stock units under the Directors’ Plan as of April 1, 2013. Does not include 37,184 shares subject to vested but unpaid restricted stock units as of April 1, 2013 under the Directors’ Plan or 7,010 shares issuable pursuant to restricted stock units vesting within 60 days of April 1, 2013 under the Directors’ Plan, in each case for which the grantee has elected unconditionally to defer payment to a date more than 60 days after April 1, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10 percent of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 2012 all filing requirements applicable to the Reporting Persons were timely met, with the exception of a Form 4 reporting Mr. Bell’s August 2012 award of restricted stock units, which was filed late.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2012 with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans, including the 1995 Stock Plan, the Directors’ Plan and the Employee Stock Purchase Plan. Each of these plans has been approved by the Company’s shareholders. The Company does not maintain any equity incentive plans that have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	60,720,951	(2)(3)(4)	$22.3391	(4)(5)	142,474,600	(4)(6)

(1)	This table does not present information regarding equity awards that were assumed by Yahoo! in connection with the acquisition of other companies. As of December 31, 2012, an additional 764,670 shares of the Company’s common stock were subject to acquired-company stock options (at a weighted average exercise price of $8.0061 per share), and an additional 710,178 shares of the Company’s common stock were subject to acquired-company restricted stock units.

(2)	Includes 26,917,778 shares subject to stock option awards and 33,803,173 shares subject to restricted stock unit awards as of December 31, 2012. A currently indeterminable number of additional shares may become issuable pursuant to the dividend equivalent rights feature of certain outstanding restricted stock unit awards under the Directors’ Plan and the 1995 Stock Plan.

(3)	Includes the maximum number of shares potentially issuable in connection with open performance-based vesting conditions. As of December 31, 2012, a maximum of 722,040 restricted stock units (including a target number of 361,020 restricted stock units) were subject to open performance-based vesting conditions. See “Executive Officer Compensation and Other Matters—Compensation Discussion and Analysis” and the footnotes to the Outstanding Equity Awards at Year-End table for more information regarding these performance-based awards.

(4)	In November 2012, the Compensation Committee awarded stock options with performance-based vesting conditions covering, in the aggregate, 10,369,496 shares of common stock at an exercise price of $18.87 per share. For accounting purposes, these options are not considered to have been granted until their performance goals are established, which will be done annually beginning in 2013. Accordingly, these options are not included in the number of securities to be issued upon exercise of outstanding options, or in the weighted average exercise price of outstanding options, as of December 31, 2012. Similarly, the number of securities remaining available for future issuance as of December 31, 2012 has not been reduced to reflect these options. In January 2013, the Compensation Committee established goals with respect to the stock options’ 2013 performance periods.

(5)	Calculated exclusive of outstanding restricted stock unit awards.

(6)	Of these shares, 118,598,939 were available for award grant purposes under the 1995 Stock Plan, 4,768,295 were available for award grant purposes under the Directors’ Plan, and 19,107,366 were available under the Employee Stock Purchase Plan, as of December 31, 2012. Subject to certain express limits of the 1995 Stock Plan, shares available under the 1995 Stock Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock and other forms of awards granted or denominated in shares of our common stock or units of our common stock. Each share that is issued in respect of any full-value award under the 1995 Stock Plan (i.e., awards other than options and stock appreciation rights with an exercise or base price that is no less than the fair market value of a share of common stock on the date the award is granted) counts against the 1995 Stock Plan’s share limit as: 1.75 shares, for awards granted on or after May 19, 2005 but prior to June 12, 2007; 2.00 shares, for awards granted on or after June 12, 2007 but prior to June 25, 2009; and 1.75 shares, for awards granted on or after June 25, 2009. Each share issued in respect of any full-value award granted under the Directors’ Plan (i.e., awards other than options with an exercise price that is no less than the fair market value of a share of common stock on the date the award is granted) after the 2006 annual meeting counts as 1.75 shares for every one share actually issued in connection with the award.

OUR EXECUTIVE OFFICERS

Executive officers are elected by and serve at the discretion of the Board. The names of our current executive officers, their ages as of April 1, 2013 and their positions with the Company are set forth below, followed by certain other information about them:

Name	Age	Position
Marissa A. Mayer	37	Chief Executive Officer, President and Director
Ronald S. Bell	47	General Counsel and Secretary
Henrique de Castro	47	Chief Operating Officer
David Filo	46	Chief Yahoo
Ken Goldman	63	Chief Financial Officer

Please refer to “Proposal No. 1 Election of Directors—Nominees” for Ms. Mayer’s biography.

Ronald S. Bell became our General Counsel in August 2012 and our Secretary in July 2012 and has been a Vice President of Yahoo! since 2001. Mr. Bell served as our interim General Counsel in July 2012; our Deputy General Counsel, Americas Region from March 2010 to July 2012; our Deputy General Counsel, North America Region from January 2008 to March 2010; our Deputy General Counsel, Transactions and Business Counseling from June 2001 to January 2008; and in various other positions in the Yahoo! legal department from July 1999 to June 2001. Prior to joining Yahoo!, Mr. Bell served as senior corporate counsel at Apple Computer, Inc. and as an associate at the law firm of Sonnenschein Nath & Rosenthal.

Henrique de Castro became our Chief Operating Officer in November 2012. Mr. de Castro served as Vice President of Google, Inc.’s Partner Business Solutions Worldwide from March 2012 to November 2012. Prior to this position, Mr. de Castro managed media, mobile and platforms globally for Google, as a Vice President beginning in June 2009, and as a Director beginning in April 2009. From July 2006 until April 2009, Mr. de Castro served as a Director at Google, managing media, sales and platforms for EMEA (Europe, Middle East and Africa). Prior to July 2006, Mr. de Castro served as Director of Sales and Business Development—Western Europe for Dell, Inc., an integrated technology solutions provider in the information technology industry and as a management consultant for McKinsey & Company, a global management consulting firm. Mr. de Castro is a member of the board of directors of Target Corporation.

David Filo, a founder of Yahoo! and Chief Yahoo, has served as an officer of Yahoo! since March 1995, and served as a director of Yahoo! from its founding through February 1996. Mr. Filo is involved in guiding Yahoo!’s vision, is involved in many key aspects of the business at a strategic and operational level, and is a stalwart of the Company’s employee culture and morale. Mr. Filo co-developed Yahoo! in 1994 while working towards his Ph.D. in electrical engineering at Stanford University, and co-founded Yahoo! in 1995.

Ken Goldman became our Chief Financial Officer in October 2012. Prior to joining the Company, Mr. Goldman served as Chief Financial Officer of Fortinet Inc., a provider of unified threat management solutions, from September 2007 to October 2012. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services which was acquired by Oracle Corporation in January 2006. Mr. Goldman serves on the board of directors of Infinera Corporation, a provider of digital optical networking systems, and NXP Semiconductors N.V., a semiconductor company. Mr. Goldman is also a member of the board of trustees of Cornell University.

EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Highlights

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2012, the important changes made since our 2012 annual meeting to respond to shareholder concerns and the goals that drove the design of the program. Our Compensation Committee is responsible for reviewing our executive compensation program and for reviewing and approving the compensation arrangements for our executive officers. Highlights of this CD&A, explained in greater detail throughout this discussion, include:

•	2012 brought significant developments to Yahoo!, including major changes in executive leadership and in membership of both our Board of Directors and our Compensation Committee.

•	2012 marked a year of significant returns to our shareholders and the first full year since 2008 that Yahoo! has grown revenue excluding traffic acquisition costs.

•	We invested to recruit and build a senior management team that we believe best positions the Company for long-term growth.

•

We made significant changes in our executive compensation program following our annual meeting in July 2012. These changes were in response both to concerns raised by our shareholders as well as the deep conviction on the part of our new Compensation Committee that the Yahoo! compensation program needed a much greater focus on pay for performance.

•

We reaffirmed our commitment to performance-based compensation, with significant performance-based elements included in the equity awards provided in our employment offer letters with Marissa A. Mayer, Ken Goldman, and Henrique de Castro, as well as in our 2013 annual equity awards for executives.

•	Our Executive Incentive Plan for 2013 does not have a minimum funding level and includes operating objectives that are distinct from the metrics used in our performance-based equity awards.

Our executive compensation program emphasizes performance—and equity-based compensation to align with shareholder interests, and includes other practices that we believe serve shareholder interests such as not providing tax “gross-up” payments (other than for a business-related relocation), and maintaining a clawback policy, a stock ownership policy, and a no-hedging policy.

2012 Company Overview

As noted above, 2012 brought significant changes in Yahoo!’s leadership, including changes in our executive leadership team and membership of our Board of Directors. Following our annual meeting in July 2012, Marissa A. Mayer was appointed Chief Executive Officer. Under Ms. Mayer’s leadership, we focused immediately on creating a more performance-oriented culture that would drive long-term value creation for Yahoo!. At the center of this performance-oriented culture is Ms. Mayer’s vision for long-term growth, focused on making our products inspiring and entertaining. To drive this vision, the management team invested in strategic business priorities while increasing profitability and creating value for shareholders.

The overall changes in the Board and the senior management team were accompanied by significant changes in the membership of the Compensation Committee. The new Compensation Committee, which highly values shareholder input and believes in a disciplined pay-for-performance approach to executive compensation, set out to establish rigorous, performance-oriented compensation programs. There were three key pillars of this approach:

•	recruit the great talent necessary to reverse Yahoo!’s stagnation and position the Company to build shareholder value over the long-term;

•

develop compensation packages to attract and retain that talent and that the Compensation Committee believes are in line with market norms, including addressing situations where executives were forfeiting substantial value in leaving their previous positions to join Yahoo!; and

•	tie the compensation system very closely to performance and deliver the vast majority of compensation in a manner that is closely aligned with the interests of our shareholders.

As noted above, in order to attract the executives that the Board believed would best position the Company for long-term growth, there were associated one-time recruiting costs of buying-out compensation value that the executives forfeited upon leaving their prior employers. For each executive we recruited, this buy-out is not incremental compensation, but a “make-whole” for compensation that the executive left on the table to join Yahoo!. These “make-whole arrangements” are a typical part of new-hire compensation packages. They are not part of the executives’ ongoing annual compensation packages, which we believe are positioned competitively with those of peer companies and in line with the executives’ compensation levels prior to joining Yahoo!. The Compensation Committee viewed the costs of the “make-whole” compensation arrangements as a prudent long-term investment in order to secure the management team that the Board believed brought a unique set of highly valuable skills and experiences that are essential to the Company’s growth and success and would best serve long-term shareholder interests. In addition, the grant date fair values of equity awards are not necessarily reflective of actual compensation realized by the executives in 2012 or even the ultimate value of the awards. Accordingly, our Summary Compensation Table on page 67 should be read in conjunction with the Realized Pay Table on page 71, which includes more information on compensation actually realized by the executives in 2012.

Strategy – We identified a number of products, each a daily digital habit of users, and are working on redefining those products and related experiences across desktop, mobile web, mobile apps and tablets. The 2012 launches of the newly-designed Flickr photosharing app and the new and improved version of Yahoo! Mail mark the start of these efforts. We are working to continually and methodically revamp and innovate in these and other core areas. The focus on new and reimagined products aims to engage our audiences more deeply and to drive user growth, which we believe will lead to greater advertiser interest and, ultimately, revenue and profit growth.

Talent Management – During the second half of 2012, Ms. Mayer assembled a new and experienced management team, who together introduced many changes to our talent processes. The areas of focus were: talent acquisition, performance measurement, accountability, engagement and compensation. First, within talent acquisition, we developed a new interview process, created hiring committees to standardize the quality of talent across functions and geographies, and developed principles around talent quality. Second, we also focused on developing more rigorous performance ratings programs and applying analytical measures to performance and talent reviews. Third, we surveyed employees on employee engagement to improve processes which enable employees to succeed. Finally, we changed our compensation strategies for executive officers, putting greater emphasis on performance-based awards. These compensation changes reflect the core principle that our leaders’ financial interests should align with those of our shareholders.

Financial Results – 2012 marked the first full year since 2008 that Yahoo! has grown revenue excluding traffic acquisition costs. Management demonstrated its commitment to controlling costs and increasing operating margins in 2012 over 2011. We ended the year with over $6 billion in cash, cash equivalents and marketable debt securities, providing Yahoo! with increased financial flexibility to make key investments for growth.

Shareholder Value – We received net cash proceeds of approximately $4.3 billion (after taxes and fees) in 2012 from our transaction with Alibaba Group Holding Limited. We committed to return $3.65 billion to our shareholders. From May 20, 2012 through the end of the first quarter of 2013, we returned approximately $2.9 billion to our shareholders through share repurchases. From our annual meeting on July 12, 2012 through April 1, 2013, our stock price increased nearly 50 percent (from a closing price on Nasdaq of $15.69 on July 12, 2012 to a closing price on Nasdaq of $23.50 on April 1, 2013). With approximately 1.19 billion shares of Yahoo! common stock outstanding on July 12, 2012 and approximately 1.01 billion shares of Yahoo! common stock outstanding on April 1, 2013, these stock price increases resulted in the creation of approximately $6.8 billion of shareholder value from July 12, 2012 through April 1, 2013 (based on the $7.81 per share increase in stock price over this period and the change in the number of shares outstanding).

The following chart shows the percentage change in the daily closing price of a share of Yahoo! common stock on Nasdaq from January 3, 2012 through April 1, 2013, using the January 3, 2012 closing price as the base price.

Governance – Our Board is declassified and has a Chairman who is separate from the Chief Executive Officer. Our Board of Directors had 11 members at the end of 2012, including 10 members who joined during the year. The new Board brings exceptional knowledge and experience to Yahoo!, along with fresh perspectives on products, technology and investments. A majority of Compensation Committee members also changed in 2012. A new Chairperson of the Compensation Committee was appointed in May 2012, and two other new members joined the Compensation Committee at that time. Since May 2012, the Compensation Committee has met 22 times and acted by written consent three times, actively working to develop compensation arrangements to recruit the Company’s new management team and overhauling the Company’s executive compensation programs to reflect the committee’s commitment to pay-for-performance.

Named Executive Officers

Our “Named Executive Officers” are the executive officers who are included in the Summary Compensation Table on page 67. They include the following current officers:

•	Marissa A. Mayer, Chief Executive Officer, who joined Yahoo! in July 2012;

•	Ken Goldman, Chief Financial Officer, who joined Yahoo! in October 2012;

•	Henrique de Castro, Chief Operating Officer, who joined Yahoo! in November 2012;

•	David Dibble, Executive Vice President, Central Technology, who joined Yahoo! in December 2008; and

•	Miyuki Rosen, Senior Vice President, Media Network, who joined Yahoo! in January 2011.

Under applicable SEC rules, our Named Executive Officers for 2012 also include the following former executive officers: Michael Barrett, Blake J. Irving, Ross B. Levinsohn, Timothy R. Morse and Scott Thompson.

Early 2012 Compensation Program and Response to 2012 Shareholder Say-On-Pay Vote

2012 Compensation Programs Instituted Before the 2012 Annual Meeting

In January 2012, Yahoo! appointed Mr. Thompson as Chief Executive Officer. The following month, the Compensation Committee granted annual long-term equity awards to our executive officers. Because a new Chief Executive Officer had just been appointed and a new strategic and financial plan had not yet been developed, the Compensation Committee at that time believed that meaningful forward-looking performance goals for long-term equity awards could not then be put in place. Additionally, attracting and retaining top talent were major concerns because we were still undergoing a period of leadership uncertainty and transition. Consequently, the Compensation Committee awarded 2012 annual equity awards to our executive officers in the form of 50 percent time-based vesting restricted stock units (“RSUs”) and 50 percent time-based vesting stock options, strongly noting that this was intended to be a one-year exception to granting performance-based vesting awards because of the extraordinary circumstances. While no performance requirements existed for vesting in the February 2012 awards, we believe stock options are inherently performance-based because they have value only if our stock price appreciates after the date of grant.

In February 2012, the Compensation Committee approved the annual incentive cash bonus plan for executive officers (“Executive Incentive Plan”) for 2012, with a minimum funding level of 50 percent of targeted bonuses. The Compensation Committee at that time believed that it was appropriate to continue annual cash incentives for 2012 so that an element of executive compensation would be tied specifically to our 2012 financial performance. Under the circumstances, the Compensation Committee felt that the minimum funding level was necessary to attract and retain key employees during a time of leadership uncertainty.

While these early 2012 compensation arrangements are described in this CD&A, as detailed below, they were all approved by the Compensation Committee as it was constituted before May 2012 (the “previous Compensation Committee”) with a different management team in place. Under the auspices of the current Compensation Committee, actions following the 2012 annual meeting reflect a significant departure from early 2012, with a much greater focus on performance-based compensation. (Throughout this CD&A, we will refer to the Compensation Committee as it was constituted at the relevant time following May 2012 as “the current Compensation Committee.”)

The 2012 Annual Meeting and Say-On-Pay Vote, and Changes in Leadership

Yahoo! annually offers shareholders the opportunity to cast an advisory vote on our executive compensation program. This annual vote is known as the “say-on-pay” proposal. At our annual meeting in July 2012, almost 50 percent of those voting favored the say-on-pay proposal covering our executive compensation program for 2011. Based on conversations in 2012 between management, Board members and representative shareholders, we believe many negative votes were cast to express dissatisfaction with our stock price performance during 2011, as well as with our strategy and executive leadership instability in early 2012. Shareholders also expressed concern regarding:

•	our decision in early 2012 to eliminate certain performance-based elements of our compensation program,

•	the minimum funding floor in our cash bonus plan during 2011, and

•	our past practice of using the same performance metrics in both our short-term cash bonus plan and our long-term performance-based equity awards.

In May 2012, Mr. Thompson resigned his position as Chief Executive Officer, and the Board of Directors appointed Mr. Levinsohn to serve as our interim Chief Executive Officer. Membership of the Compensation Committee also changed at that time in connection with significant transitions in overall Board composition. Of the three current members of the Compensation Committee, two were appointed after our executive compensation program for early 2012 had been designed. In July 2012, shortly after the annual meeting, the Board appointed Ms. Mayer as our Chief Executive Officer.

Compensation Programs Instituted After the 2012 Annual Meeting

We greatly value shareholder feedback. The current Compensation Committee has responded to shareholder concerns while also taking into account the unique circumstances under which Yahoo! operated in 2012. All current members of the Compensation Committee favor a strong pay-for-performance approach to executive compensation, coupled with the belief that we must attract and retain top executive talent to drive shareholder value. After our 2012 annual meeting, the Compensation Committee made key changes to give our new executive team a greater stake in Yahoo!’s long-term success and a stronger alignment with shareholder interests:

CHANGE	RATIONALE
Performance-Based Equity Awards for New Executives. The equity awards we granted to Ms. Mayer, Mr. Goldman and Mr. de Castro when they were hired included stock options subject to performance-based vesting requirements.	These awards emphasize performance and incentivize the executives to focus on the goals established for the performance period. In addition, because the awards are performance-based options, the executives will realize value only if the performance-based vesting requirements are met and our stock price appreciates after the option grant date. These awards also have long-term vesting requirements to help retain the management team.
Performance-Based Retention Awards for Continuing Executives. The Compensation Committee also granted performance-based awards to certain other executives in July 2012.	These performance-based awards are subject to a total shareholder return-based vesting requirement to provide further incentives to maximize shareholder value. These awards also have long-term vesting requirements to help retain the management team.
Elimination of Minimum Funding for 2013 Cash Bonus Plan and Addition of Operational Goals. Under our Executive Incentive Plan for 2013, we eliminated the 50 percent minimum funding level and we added operational goals.	The elimination of the minimum funding level enhances the link between annual incentive bonus opportunities and performance. Inclusion of operational goals (in addition to the financial metrics used under the plan) enhances executives’ focus on key operating objectives which are important to our long-term success and distinct from the metrics used in our performance-based equity awards.
Performance-Based Vesting for 2013 Annual Equity Awards. Half of our 2013 annual equity award grants for executives are subject to performance-based vesting requirements.	This change strengthens the link between our 2013 long-term incentive equity awards for our executives and the Company’s performance. All of our 2013 long-term incentive equity awards are in the form of RSUs so that their long-term value depends on our stock price. To promote retention, all of the RSUs are subject to a three-or four-year vesting schedule based on the executive’s continued employment with Yahoo!.

Since July 2012, we have recruited a substantially new leadership team, with the associated one-time costs of attracting the new executives. The Board believes that this team and the executive compensation program changes discussed above establish a foundation for long-term success and increased shareholder value. When making future compensation decisions for Named Executive Officers, the Compensation Committee will continue to consider the opinions that shareholders express through say-on-pay votes.

Compensation Goals and Practices

Our core executive compensation philosophy is to:

•	Attract and retain the most talented people in an extremely competitive marketplace.

•	Compensate key executives at competitive but responsible levels.

•	Provide equity-based compensation to align executives’ interests with those of our shareholders.

•	Provide performance-based compensation to enhance the focus on particular goals and to reward those who make the greatest contributions to our performance.

We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓	We tie pay to performance by making most compensation “at risk” and linking it to shareholders’ interests.

✓	Our equity awards in 2013 reflect a balance between multiple short-and long-term incentives.

✓	We do not have minimum payment levels under our Executive Incentive Plan or for our performance-based equity awards.

✓	We do not provide material perquisites.

✓	We do not pay taxes on our executives’ behalf through “gross-up” payments (other than for a business-related relocation).

✓	Our change-in-control policy has a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits are triggered automatically by any change in control).

✓	We do not reprice “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without shareholder approval.

✓	Our executive officers are subject to a stock ownership policy, which includes stock holding requirements for any executive who has not satisfied the policy.

✓	We have a recoupment (or “clawback”) policy that allows the Board to recover incentive awards from executives in certain circumstances if Yahoo! has to restate its financial results.

✓	We prohibit pledging of, and hedging against losses in, Yahoo! securities in our insider trading policy, which is applicable to all employees, including our executive officers.

✓	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

✓	We seek annual shareholder feedback on our executive compensation program.

To determine compensation for our Chief Executive Officer, the Compensation Committee may confer with the Board. To determine the compensation for the other Named Executive Officers, the Compensation Committee considers, among other factors, the Chief Executive Officer’s recommendations. In the end, though, the Compensation Committee alone decides the appropriate compensation for the Chief Executive Officer and other Named Executive Officers.

Recruitment of New Executives

On July 16, 2012, we entered into an employment offer letter with Ms. Mayer to serve as our Chief Executive Officer and President. Following her appointment, one of Ms. Mayer’s key initiatives was assembling a strong and experienced executive team. In the fall of 2012, we entered into employment offer letters with Mr. Goldman, to serve as Chief Financial Officer, and with Mr. de Castro, to serve as Chief Operating Officer. Each executive’s employment has an unspecified term and is at-will.

The Board believes that Ms. Mayer, Mr. Goldman and Mr. de Castro are uniquely qualified and bring a set of skills and experiences that are ideally suited to address the Company’s current challenges and position the Company for long-term growth. In making our offers to attract the talent we believed imperative for Yahoo!’s success, we recognized the need to be competitive with the executives’ existing compensation arrangements and, to induce them to join Yahoo!, to provide one-time special equity awards and one-time make ups for compensation that they would forfeit in leaving their prior employers. Accordingly, we offered one-time make-whole awards to, in effect, “buy-out” the compensation value that our new executives forfeited when they joined Yahoo!. The Board and Compensation Committee view these one-time costs as prudent investments for the future of Yahoo! as well as consistent with market practices for senior executives in the technology industry. For the executives who joined, this was not incremental compensation, but a “make-whole” for compensation that they lost and a typical part of new-hire compensation packages.

Furthermore, competition for executive talent in our industry is particularly intense. In certain cases, we believe it is appropriate to provide “one-time” awards that vest over several years to establish an immediate and significant link between performance and shareholder interests, and to induce an executive to join Yahoo!. These initial “one-time” awards may, such as with certain aspects of the awards to Mr. Goldman and Mr. de Castro as noted below, be intended to represent several years’ worth of equity awards for the executive. In this way, the executive receives greater clarity on his or her long-term compensation—if she or he performs and meets the requirements embedded in the grant—while also linking the vast majority of the executive’s compensation to long-term shareholder interests. Ms. Mayer and the Compensation Committee believed that aspects of the equity awards to Mr. Goldman and Mr. de Castro should be front-loaded in this manner to enhance their immediate financial stake in Yahoo!. The long-term vesting schedule also serves as a retention mechanism. By their nature, these “one-time” awards are substantial in the first year, though we believe the proper way to consider them is as compensation for, and apportioned over, the number of years in the applicable vesting period. Consistent with this approach and its assessment of the need for the executives’ “make-whole” awards, the Compensation Committee believes that the compensation packages offered to each of Ms. Mayer, Mr. Goldman, and Mr. de Castro were reasonable and competitive.

With an enhanced focus on directing resources to recruit and retain top talent, we believe Yahoo! is better positioned to respond to rapid technological developments and new trends in the global businesses and markets where we compete for top talent.

Since the offer letters with the executives provide for equity awards with long-term vesting requirements and, as to a substantial portion of the awards, performance-based vesting conditions, the grant date fair values of the equity awards are not necessarily reflective of actual compensation realized by the executives in 2012 or even the ultimate value of the awards. Accordingly, our Summary Compensation Table on page 67 should be read in conjunction with the Realized Pay Table on page 71, which includes more information on compensation actually realized by the executives in 2012.

The compensation components of the executives’ offer letters are addressed here and reviewed in further detail in the compensation tables and narratives that follow this CD&A.

Ms. Mayer’s Offer Letter

The Board recruited Ms. Mayer because the directors believed that her track record in the consumer Internet industry and her extensive experience in product development and execution make her the right leader for Yahoo!. The experience and vision Ms. Mayer brings to Yahoo! presents a unique opportunity for a renewed focus on product innovation to drive user experience and advertising revenue. The compensation components of Ms. Mayer’s offer letter include:

Salary and Bonus. Ms. Mayer’s initial base salary was set at $1 million. Her annual bonus target was set at 200 percent of her base salary, or $2 million for a full year of service. These levels were the same as for our prior two Chief Executive Officers.

Long-Term Incentive Equity Awards. The offer letter provides for the following three types of equity awards:

•

2012 Annual Equity Award (Vesting Over Three Years). We typically grant equity awards to executives annually. Ms. Mayer’s equity award for 2012 was provided for in her offer letter because she was not employed at the start of the year when we awarded equity awards to our executive officers generally. Half of this award (with a target valuation of $6 million) was granted in the form of stock options vesting over two and one-half years with time-based and performance-based vesting requirements (in other words, specific performance goals need to be achieved and Ms. Mayer needs to satisfy applicable continued employment requirements in order for vesting to occur); the other half (target valuation of $6 million) was granted in the form of time-based RSUs vesting over three years.[1]

•

One-Time Retention Award (Vesting Over Five Years). This was to provide an additional incentive for Ms. Mayer to join Yahoo! and to link her compensation with the interests of our shareholders over the long-term. Like the annual award for 2012, half of this award (with a target valuation of $15 million) was in the form of stock options vesting over four and one-half years with time-based and performance-based vesting requirements; the other half (target valuation of $15 million) was in the form of time-based RSUs vesting over five years.[1] The vesting period for this award was longer than those typical for annual equity awards to encourage long-term retention in light of the size and special, one-time nature of the grant.

•

One-Time Make-Whole Award (Vesting Over 29 Months). Ms. Mayer was granted RSUs with a target valuation of $14 million to replace a portion of the compensation value that she forfeited by leaving her previous employer. These units vest over approximately two and a half years to generally match the vesting of her forfeited compensation.

•

Future Equity Awards. Beginning in 2013, Ms. Mayer is eligible to receive annual equity awards when such grants are made to our senior executives. The annual level of new awards for Ms. Mayer will be determined in the discretion of the Compensation Committee after taking into account the Company’s and Ms. Mayer’s performance. It was contemplated that the target value of new annual awards for Ms. Mayer would not be less than the $12 million target value of Ms. Mayer’s annual equity award for 2012 (not taking the one-time retention or “make-whole” award into account for this purpose), subject to the Compensation Committee’s evaluation of performance and then-current market compensation levels and practices.

These awards and provisions were negotiated with Ms. Mayer to induce her to accept the Board’s offer for her to become our Chief Executive Officer. The Compensation Committee approved the grant to Ms. Mayer of RSU awards in July 2012. The Compensation Committee also determined the number of shares that would be subject to her performance-based stock options and the vesting schedule but did not finalize those grants until November because it wanted to give her time to develop her own strategic priorities for Yahoo! and to align the options’ performance metrics with those priorities. In November 2012, the Compensation Committee established the performance metrics and weighting of the metrics, and granted Ms. Mayer’s stock options. The goals for the metrics will be set at the beginning of each performance period. The performance goals for 2013 were set in January 2013 when our 2013 strategic and financial plan was finalized.

As described above, the actual performance goals for the performance-based stock options will be set at the beginning of each applicable performance period. The goals for the performance periods ending in 2013 were set in January 2013. Under applicable accounting rules, the accounting grant date fair value of performance-based stock options for a particular performance period is determined when the corresponding performance goals are set. Accordingly, under applicable SEC rules, our performance-based stock options will be disclosed as

(1)	The vesting schedules for the performance-based vesting options align with our financial reporting schedule (so that the options’ performance periods will match our fiscal periods) and, thus, differ from the RSU vesting schedules, which are generally based on Ms. Mayer’s hire date.

compensation for 2013 and later years (i.e., the years in which the corresponding performance goals are set) and they are not included in the 2012 Summary Compensation Table or in the 2012 Grants of Plan-Based Awards Table below.2 The performance-based stock options for Mr. Goldman and Mr. de Castro noted below are treated the same way.

Terms of the Performance-Based Stock Options. As noted above, half of Ms. Mayer’s annual equity award for 2012, as well as half of her one-time retention award, were granted in the form of stock options with time-based and performance-based vesting requirements.

•	Performance Periods

o	For the stock options covered by Ms. Mayer’s 2012 annual equity award, the Committee established three performance periods: the first half of fiscal 2013, the 2013 fiscal year and the 2014 fiscal year, with one-third of the options allocated to each of these periods. Setting three performance periods aligned with the two and one-half year vesting period for the award. The first performance period was set as the first half of fiscal 2013 so that performance goals could be set when our 2013 strategic and financial plan was finalized.

o	For the stock options covered by Ms. Mayer’s one-time retention award, the Committee established five performance periods: the first half of fiscal 2013 and each fiscal year from 2013 through 2016, with one-fifth of the options allocated to each of these periods. The longer vesting period for this award is intended to encourage long-term retention.

•

Vesting. For each of these awards, 50 percent of the options will be eligible to vest based on our revenue ex-TAC relative to the goals established for the applicable performance period, 30 percent of the options will be eligible to vest based on our operating income relative to the goals established for the applicable performance period, and 20 percent of the options will be eligible to vest based on our free cash flow relative to the goals established for the applicable performance period. The following chart shows the portion of the corresponding options that will vest based on the percentage attainment of the applicable goal:

Performance Metric & Weighting	Vesting Threshold	Performance Vesting Schedule*

Revenue ex-TAC (50%)	80% of Goal	• achievement ≥ 100% of goal: 100% vest • achievement = 90% of goal: 50% vest • achievement ≤ 80% of goal: 0% vest

Operating Income (30%)	60% of Goal	• achievement ≥ 100% of goal: 100% vest • achievement = 80% of goal: 50% vest • achievement ≤ 60% of goal: 0% vest
Free Cash Flow (20%)

*	For achievement between the stated percentages, vesting is determined by linear interpolation

(2)	As the grant date value of equity awards for accounting purposes depends on, among other things, stock price, the actual grant date fair value of these performance-based options that will appear in our Summary Compensation Tables in future years may vary from the intended target values since the number of options granted was fixed in 2012 but the grant date fair value of the awards for accounting purposes will be determined when the corresponding goals are set. The Compensation Committee believed that fixing the number of options awarded in 2012 was appropriate and consistent with the aforementioned focus on aligning executives’ compensation with long-term shareholder value creation.

The Committee believed, in its business judgment, that these weightings resulted in an appropriate balance of the strategic priorities. Revenue ex-TAC was most heavily weighted because of our belief that revenue growth is our immediate, primary goal. The other goals are to help ensure that revenue ex-TAC growth is not at the expense of free cash flow and operating income.

As reflected in the chart above, the vesting schedule will not exceed 100 percent of the original number of options granted even if performance exceeds the levels established. Ms. Mayer does have downside risk if actual performance falls short of the goals, and the threshold level of performance must be attained in order for any portion of the corresponding option to vest.

Mr. Goldman’s Offer Letter

Mr. Goldman joined Yahoo! with more than 30 years of experience in financial, operational and business management, including more than 25 years’ experience as a chief financial officer. The compensation components of Mr. Goldman’s offer letter include:

Salary and Bonus. Mr. Goldman’s initial base salary was set at $600,000. His annual bonus target was set at 90 percent of his base salary, or $540,000, for a full year of service.

Long-Term Incentive Equity Awards. The structure of equity awards for Mr. Goldman was similar to the equity awards for Ms. Mayer. Mr. Goldman’s offer letter provided for grants of time-based RSUs and stock options with time-based and performance-based vesting requirements (in other words, specific performance goals need to be achieved and Mr. Goldman needs to satisfy applicable continued employment requirements in order for vesting to occur). As with Ms. Mayer’s awards, these awards were negotiated with Mr. Goldman and designed specifically to induce for him to accept employment with Yahoo!.

•

Restricted Stock Units (Vesting Over Four Years). Mr. Goldman’s RSU award had a target valuation of $6 million and was granted in October 2012 soon after he joined Yahoo!. The award vests over a period of four years.

•

Performance Stock Options (Vesting Over Three Years). Mr. Goldman’s performance-based stock option was granted in November 2012 and is subject to the same vesting requirements that govern Ms. Mayer’s options, but with different performance periods. The award had a target valuation of $6 million. Mr. Goldman’s option has three performance periods (the 2013, 2014 and 2015 fiscal years).

•

One-Time Make-Whole Award (Vesting Over One Year). Mr. Goldman was also granted 76,000 RSUs in October 2012 to make up for compensation from his previous employer that he forfeited by accepting employment with Yahoo!. These units vest over a one-year period to generally match the vesting schedule of the forfeited compensation.

As with Ms. Mayer’s compensation package, the intent was to provide Mr. Goldman competitive compensation, with a special one-time award as an incentive to join Yahoo! and with an emphasis on equity—and performance-based compensation elements to align with shareholder interests. Commencing in 2013, Mr. Goldman is eligible to be granted additional equity awards in the Compensation Committee’s discretion, but the equity award levels negotiated with Mr. Goldman in his offer letter were intended to represent three years’ worth of grants.

Mr. de Castro’s Offer Letter

Mr. de Castro joined Yahoo! with more than 20 years of experience leading operations, strategy, partner management and revenue generation at leading technology companies. The compensation components of Mr. de Castro’s offer letter include:

Salary and Bonus. Mr. de Castro’s initial base salary was set at $600,000. His annual bonus target was set at 90 percent of his base salary, or $540,000, for a full year of service.

Long-Term Incentive Equity Awards. The structure of equity awards for Mr. de Castro was also similar to the equity awards for Ms. Mayer. Mr. de Castro’s offer letter provided for grants of time-based RSUs and stock options with time-based and performance-based vesting requirements (in other words, specific performance goals need to be achieved and Mr. de Castro needs to satisfy applicable continued employment requirements in order for vesting to occur). As with Ms. Mayer’s awards, these awards were negotiated with Mr. de Castro and designed specifically to induce him to accept employment with Yahoo!.

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Restricted Stock Units (Vesting Over Four Years). Mr. de Castro’s RSU award had a target valuation of $18 million and was granted in November 2012 soon after he joined Yahoo!. The award vests over a period of four years.

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Performance Stock Options (Vesting Over Four Years). Mr. de Castro’s performance-based stock option was granted in November 2012 and is subject to the same vesting requirements that govern Ms. Mayer’s options, but with different performance periods. Mr. de Castro’s option has four performance periods (the first half of fiscal 2013, and the 2013, 2014 and 2015 fiscal years). This schedule was negotiated with Mr. de Castro and recognizes that his award was intended to represent four years’ worth of grants. The award had a target valuation of $18 million.

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One-Time Make-Whole Award (Vesting Over Four Years). Mr. de Castro was also granted RSUs in November 2012 with a target value of $20 million to make up for compensation from his previous employer that he forfeited by accepting employment with Yahoo!. These units vest over a four-year period to generally match the vesting schedule of the forfeited compensation.

One-Time Make-Whole Bonus. Mr. de Castro was also awarded a “make-whole bonus” in cash of $1 million. This bonus was to compensate Mr. de Castro for certain additional benefits (beyond those taken into account in his “make-whole” award of RSUs) he forfeited at his previous employer by accepting employment with Yahoo!. This bonus is subject to repayment if Mr. de Castro voluntarily terminates employment with the Company, or Yahoo! terminates Mr. de Castro’s employment for cause, within the first six months of his employment.

As with Ms. Mayer’s and Mr. Goldman’s compensation packages, the intent was to provide Mr. de Castro competitive compensation, with special one-time awards as an incentive to join Yahoo! and with an emphasis on equity—and performance-based compensation elements to align with shareholder interests. Commencing in 2013, Mr. de Castro is eligible to be granted additional equity awards in the Compensation Committee’s discretion, but the equity award levels negotiated with Mr. de Castro in his offer letter were intended to represent four years’ worth of grants.

Determining the Terms of the Offers

In reaching the terms of the offer letters for Ms. Mayer, Mr. Goldman and Mr. de Castro, the Compensation Committee considered peer company data, as well as each executive’s experience and the compensation arrangements that each executive would have to give up at the executive’s employer in accepting employment with Yahoo!. Peer company data was used to inform, not dictate, the Compensation Committee’s compensation decisions regarding pay. As competition for executive talent in our industry is intense, the Compensation Committee gave careful consideration to the compensation arrangements that each executive would have to give up at the executive’s employer in order to accept employment with Yahoo!. Ultimately, the pay levels and awards reflected in the offer letters for these executives were the product of extensive negotiations with the executives and the Compensation Committee’s judgment as to competitive pay levels, based on information available to it, including assessments of competitive compensation across the relevant peer companies, and were not targeted or benchmarked at any particular level against our peer companies.

The Board believes that hiring each of Ms. Mayer, Mr. Goldman and Mr. de Castro, was in the best interests of Yahoo! and our shareholders, as they brought the experience and expertise the Board considers essential to returning the Company to a path towards growth and innovation. The Compensation Committee determined, in its judgment, that the compensation levels, awards, and other terms of their respective agreements were appropriate, particularly in light of the weight given in the offer letters to performance-based options that will have value only if our stock price appreciates and the applicable performance goals are achieved, and that the terms were necessary to attract and retain the executives. The performance-based awards also focus the executives on the business goals established for the performance period and create a strong alignment with the interests of our shareholders.

Each executive’s offer letter includes other provisions designed to benefit Yahoo! and our shareholders including clawback provisions, and, as with our other executive officers, accelerated vesting of equity awards in connection with severance only in certain limited circumstances and only if the executive releases us from any claims. In addition, there are no tax gross-up payments, or material special benefits or perquisites.

Executive Compensation Program Elements

To attract key people and keep them invested in Yahoo!’s future, we strive to offer them market-competitive “total direct compensation,” which refers to the combination of the executive’s base salary, annual cash bonus opportunity, and long-term incentive equity award value based on customary grant-date valuation principles.

Mix of Compensation to Emphasize Performance

We provide base salaries that the Compensation Committee believes, in its judgment, are competitive. The Compensation Committee believes, however, that our executives will make their greatest contribution to Yahoo! if the greatest share of their compensation is tied to Yahoo!’s stock price or other performance goals. To that end, we design annual cash and long-term equity incentives that reward executives for attaining performance goals and creating shareholder value. These incentives make up the majority of each executive’s total direct compensation opportunity. Because these incentives depend on Yahoo!’s performance, our executives’ actual compensation could be significantly less—or more—than the targeted levels.

Our emphasis on equity—and performance-based compensation is reflected in the following chart which shows that 93.3 percent of the intended mix of Ms. Mayer’s annual compensation is performance-based and/or dependent upon the value of our common stock. Ms. Mayer’s intended mix of annual compensation includes base salary, target annual bonus, and assumed annual grant date fair value of equity awards of which 50 percent have time-based vesting and 50 percent have both time-based and performance-based vesting (based on Ms. Mayer’s 2012 equity awards and excluding her special one-time awards in connection with joining Yahoo!).

Determining Compensation Levels

In setting specific salary, target annual cash bonus and equity award levels for each Named Executive Officer and our other executive officers, the Compensation Committee considers and assesses, among other factors it may consider relevant:

•	The compensation levels at our peer companies for comparable positions.

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Various subjective factors relating to the individual recipient—the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Yahoo! executives.

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As to equity awards, the executive’s historic total compensation, including prior equity grants, the number and value of shares that continue to be subject to vesting under outstanding equity grants previously made to that executive and the quantity and type of equity incentives held by that executive relative to the other executive officers’ equity positions.

The Compensation Committee gives no single factor any specific weight. Each executive’s compensation level, as well as the appropriate mix of compensation elements, including the appropriate mix of equity award types, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and shareholder interests. Executive compensation levels and elements of our executive compensation program are not targeted to specific market or peer group levels.

Elements of Compensation

The elements of our executive compensation program are:

Element	Rationale

Base Salary	Ensure a fixed level of annual cash compensation for our executives.

Annual Cash Bonus	Focus executives’ efforts on—and reward them for achieving—short-term goals that we believe are important to long-term success.

Long-Term Incentive Equity Awards

•     Typically make up the greatest portion of an executive’s total direct compensation opportunity to help ensure alignment between our executives’ interests and shareholders’ interests, and to enhance long-term executive retention.

•     May be in the form of stock options or RSUs, and may have time-based or performance-based vesting.

•     All equity grants are made under our 1995 Stock Plan, which has been approved by our shareholders.

g Stock Options With Performance- Based Vesting Requirements g Stock Options With Time-Based Vesting Requirements

•     Exercise price cannot be less than the closing price of our common stock on the grant date.

•     We believe that all options have a performance-based element (even when they are subject only to time-based vesting) because the option holder realizes value only if our shareholders also realize value.

•     Options that vest based on performance vest only if certain performance goals established by the Compensation Committee are met, encouraging executives to focus on specific goals for a particular period.

g Restricted Stock Units With Performance- Based Vesting Requirements g Restricted Stock Units With Time- Based Vesting Requirements

•     Vested RSUs are payable in shares of our common stock and further link recipients’ interests with those of our shareholders.

•     Under customary grant-date valuation principles, the grant-date value of a stock option is less than the grant-date value of an RSU award covering an equal number of shares. Thus, fewer RSUs are awarded (when compared with stock options) to convey the same grant-date value. The Compensation Committee makes these distinctions, in its judgment, to help minimize the dilutive effect of the awards on our shareholders.

•     RSUs with time-based vesting offer more predictable value than options or performance-based vesting awards and are particularly attractive as a retention incentive.

•     RSUs that vest based on performance vest only if certain performance goals established by the Compensation Committee are met, encouraging executives to focus on specific goals for a particular period.

Other Compensation Arrangements

•     401(k) plan available, but we do not provide pensions or other retirement benefits for our executive officers.

•     No material perks for any executives.

•     Certain severance benefits, described below under “Severance and Change-in-Control Severance Benefits” and “Potential Payments Upon Termination or Change in Control,” are provided to compete for key executives and preserve the stability of the executive team.

2012 Executive Compensation Program

2012 Base Salaries

The base salaries for Ms. Mayer, Mr. Goldman, and Mr. de Castro were established in their offer letters, which Yahoo! negotiated with each executive. In February 2012, the Compensation Committee reviewed the base salaries of the Named Executive Officers then employed with Yahoo! and decided against making any adjustments to their 2011 levels. As part of the annual review process, Ms. Rosen’s base salary increased from $430,000 to $473,000 effective April 2012; and her base salary was increased again in June 2012 from $473,000 to $600,000 due to her significantly increased responsibilities following organizational changes within the Company. We believe these increases were appropriate to keep Ms. Rosen’s salary competitive in light of her increased responsibilities. In addition, her $600,000 level is in line with the salary levels for Mr. Goldman and Mr. de Castro.

2012 Annual Cash Bonuses

Executive Incentive Plan. In keeping with Yahoo!’s performance-based compensation philosophy, the Compensation Committee approved the Executive Incentive Plan in February 2012. The Compensation Committee decided to structure the 2012 Executive Incentive Plan based on the same performance metrics that guided the 2011 Executive Incentive Plan: our revenue ex-TAC growth rate and ex-TAC operating margin, with an emphasis on revenue ex-TAC growth as it was the primary goal. We continued to focus on ex-TAC metrics consistent with our focus on revenue ex-TAC in measuring our business and presenting our financial results to investors.

Under the 2012 Executive Incentive Plan, the bonus pool is determined by multiplying the aggregate amount of the participants’ target bonus opportunities (the “EIP target bonus pool”), by a factor we refer to as the “EIP Funding Percentage.” The EIP Funding Percentage represents the relationship between performance targets established by the Compensation Committee and our revenue ex-TAC growth rate and ex-TAC operating margin for 2012. Under the 2012 Executive Incentive Plan, the EIP Funding Percentage may range from 50 percent to 200 percent of executives’ base salaries, based on Company performance against goals, with the minimum funding level provided to promote retention. The revenue ex-TAC growth rate target for 2012 was 2.7 percent, and the ex-TAC operating margin target for 2012 was 13.3 percent. These goals align with the financial plan that management presented to the Board in early 2012 (our “2012 financial plan”). In accordance with the Executive Incentive Plan, our revenue ex-TAC and ex-TAC operating margin were each subject to adjustment as described below. The EIP Funding Percentage would begin at 100 percent and would be increased or decreased based on actual 2012 results in excess of, or below, the targeted levels. Our ultimate goal is to ensure that senior executives are held accountable for Yahoo!’s performance—and rewarded when they achieve success.

Actual Performance Against Targets	Adjustment to EIP Funding Percentage

If both our revenue ex-TAC growth rate and our ex-TAC operating margin exceeded the targets	(1) increased by 1 percent for each 10 basis points by which the ex-TAC operating margin exceeded the target, and (2) increased based on the revenue ex-TAC growth rate.*

If our revenue ex-TAC growth rate exceeded the target but our ex-TAC operating margin was short of the target	(1) decreased by 2 percent for each 10 basis points by which the ex-TAC operating margin was short of the target, and (2) increased based on the revenue ex-TAC growth rate.**

If our revenue ex-TAC growth rate was short of the target but our ex-TAC operating margin was greater than the target

(1)    decreased by 5 percent for each 1 percent by which the revenue ex-TAC growth rate was short of the target, and

(2)    increased by 1 percent for each 10 basis points by which the ex-TAC operating margin exceeded the target.

If both our revenue ex-TAC growth rate and our ex-TAC operating margin were short of the targets

(1)    decreased by 5 percent for each 1 percent by which the revenue ex-TAC growth rate was short of the target, and

(2)    decreased by an additional 2 percent for each 10 basis points by which the ex-TAC operating margin was short of the target.

*	If the revenue ex-TAC growth rate was at least 2.7 percent (target) but not more than 6.7 percent, then the EIP Funding Percentage would be increased by 3 percent for each 1 percent of revenue ex-TAC growth in excess of target. If the revenue ex-TAC growth rate was more than 6.7 percent but not more than 10.7 percent, then the EIP Funding Percentage would be increased by 5 percent for each 1 percent of revenue ex-TAC growth in excess of target. If the revenue ex-TAC growth rate was more than 10.7 percent, then the EIP Funding Percentage would be increased by 8 percent for each 1 percent of revenue ex-TAC growth in excess of target.

**	If the revenue ex-TAC growth rate was at least 2.7 percent (target) but not more than 6.7 percent, then the EIP Funding Percentage would be increased by 2 percent for each 1 percent of revenue ex-TAC growth in excess of target. If the revenue ex-TAC growth rate was more than 6.7 percent but not more than 10.7 percent, then the EIP Funding Percentage would be increased by 3 percent for each 1 percent of revenue ex-TAC growth in excess of target. If the revenue ex-TAC growth rate was more than 10.7 percent, then the EIP Funding Percentage would be increased by 4 percent for each 1 percent of revenue ex-TAC growth in excess of target.

In applying this funding methodology, the corresponding increase or decrease in the EIP Funding Percentage would be prorated for actual results between the performance levels indicated above. As noted above, in no event would the EIP Funding Percentage be less than 50 percent or more than 200 percent.

The following chart presents the potential EIP Funding Percentages that would result from the revenue ex-TAC growth rates and ex-TAC operating margins indicated below:

For example, if our 2012 revenue ex-TAC growth rate was 4.7 percent (2 percent in excess of the target), and our ex-TAC operating margin was 13.3 percent (at the target), the EIP Funding Percentage would be 106 percent.

Unlike in prior years, the Compensation Committee decided that bonuses for executive officers under the Executive Incentive Plan for 2012 would not include an individual performance component. Instead, each executive’s bonus would be based solely on Yahoo!’s performance relative to targets established by the Compensation Committee. We made this change to focus executives on the established goals for Yahoo! and to reinforce our belief that attaining those goals requires the support of the executive team as a whole, working together. The Compensation Committee retained discretion to reduce an executive’s total bonus from the level otherwise provided under the 2012 Executive Incentive Plan based on any factors deemed relevant.

2012 Executive Incentive Plan Payout. After the end of the year, the Compensation Committee determined that for purposes of the Executive Incentive Plan, our revenue ex-TAC growth rate for 2012 was 1.0 percent (shy of the target of 2.7 percent), and our ex-TAC operating margin for 2012 was 16.4 percent (exceeding the target of 13.3 percent). In determining our performance for 2012, our revenue ex-TAC and ex-TAC operating margin were based on our 2012 revenue ex-TAC and operating income reported in our financial statements (with ex-TAC operating margin determined by dividing operating income by revenue ex-TAC), then adjusted in accordance with the Executive Incentive Plan to account for events that were not known when the performance targets were set. Specifically, adjustments were made to mitigate the financial statement impact of restructuring charges, certain legal settlements, changes in foreign exchange rates, and certain costs and savings that were not reflected in our 2012 financial plan. We believe that performance goals should be made no harder or easier to achieve because of transactions or events such as these that were unknown when the performance goals were established. To preserve the level of incentives intended for 2012, the Executive Incentive Plan calls for these adjustments.

Applying the EIP Funding Percentage methodology described above to our actual results for 2012, the Compensation Committee determined that the EIP Funding Percentage was 122 percent of the EIP target bonus pool.

The Compensation Committee assigns each Executive Incentive Plan participant a target bonus percentage for each year expressed as a percentage of the participant’s annual base salary. The Compensation Committee, in its judgment, arrives at these percentages by weighing competitive considerations. The Compensation Committee also has discretion under the Executive Incentive Plan to permit new employees hired on or before October 1 to participate in the Executive Incentive Plan and receive a prorated bonus for their first year. Subject to any severance agreement with the participant, the Executive Incentive Plan generally requires that the executive be employed with the Company through the date on which bonuses are paid to be eligible to receive a bonus.

Under her offer letter, Ms. Mayer’s 2012 Executive Incentive Plan target bonus was 200 percent of her base salary prorated to reflect her July start date. As noted below, Mr. de Castro and Mr. Goldman did not participate in the 2012 Executive Incentive Plan. Mr. Dibble’s target bonus was 90 percent of his base salary, and Ms. Rosen’s target bonus was 75 percent of her base salary.

The Compensation Committee determined that Ms. Mayer’s bonus would be paid at 122 percent (the EIP Funding Percentage for 2012) of her prorated target bonus amount to directly align her bonus with the Company’s performance.

The Compensation Committee increased Mr. Dibble’s 2012 bonus by $36,300 above a level equal to 122 percent of his target bonus in light of its subjective assessment of his contributions during 2012.

As a Senior Vice President, Ms. Rosen’s bonus was structured and paid under our 2012 Management Incentive Plan rather than the 2012 Executive Incentive Plan. The Management Incentive Plan is the bonus incentive plan for members of management other than our Chief Executive Officer and executive vice presidents. The approach and metrics used to determine overall funding of the Management Incentive Plan were the same as discussed in this section with respect to the 2012 Executive Incentive Plan. Accordingly, the overall funding percentage for the Management Incentive Plan was also 122 percent. Within this limit, management created a general bonus pool funded at 108 percent and reserved the remaining 14 percent to fund larger bonuses for the highest performers. With respect to Ms. Rosen who, as discussed below, had received a retention bonus of $400,000 in October for 2012, the Compensation Committee determined to set her bonus slightly higher than her target bonus amount but lower than 108 percent of her target bonus amount.

The table below shows the target bonus and final bonus amount for each Named Executive Officer who participated in the Executive Incentive Plan or Management Incentive Plan for 2012 and received a bonus under the applicable plan.

Name	Target Bonus as a Percentage of Base Salary	Target Bonus		Final 2012 Bonus(1)
Marissa A. Mayer	200%	$918,033	(2)	$1,120,000
David Dibble	90%	$585,000		$750,000
Miyuki Rosen	75%	$412,623	(3)	$415,000

(1)	Except as noted below, these amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The discretionary component of Mr. Dibble’s 2012 bonus ($36,300) is reported in the “Bonus” column of the Summary Compensation Table.

(2)	Ms. Mayer’s target bonus was prorated to reflect her period of service with the Company during 2012.

(3)	Effective June 1, 2012, Ms. Rosen’s target bonus was increased from 60 percent to 75 percent of her base salary. The Compensation Committee determined this increase was appropriate in light of the additional responsibilities she assumed during the year. The target bonus shown above reflects the combination of her 60 percent and 75 percent targets.

Executives Hired After October 1, 2012. In accordance with the terms of the 2012 Executive Incentive Plan, an executive must have been employed by Yahoo! on or before October 1, 2012 in order to participate in the Plan. Executives hired after that date were eligible for discretionary bonuses. We believe this discretion is appropriate as to executives hired late in the year, long after the Executive Incentive Plan goals have been established for the year. Mr. Goldman and Mr. de Castro each joined Yahoo! after October 1, 2012. Accordingly, they were ineligible to participate in the 2012 Executive Incentive Plan. The Compensation Committee awarded each of them a discretionary bonus of $100,000 for 2012 based on Ms. Mayer’s recommendation. The Compensation Committee believed these bonuses were appropriate based on its assessment of their work and contributions since joining Yahoo!. With the Company’s executive team now in place, the Compensation Committee will not be granting discretionary bonuses in the future to the Named Executive Officers.

Special Retention Bonus. Ms. Rosen received a special retention bonus of $400,000, which was granted (subject to vesting) by the previous Compensation Committee in 2011 and paid in October 2012. The previous Compensation Committee believed that this bonus was appropriate as an additional incentive for Ms. Rosen to remain with Yahoo! during the transition of our senior executive team, thereby providing additional stability within the organization, and in consideration of Ms. Rosen’s increased responsibilities during this transition period.

2012 Long-Term Incentive Equity Awards

2012 Annual Grants. In February 2012, the previous Compensation Committee approved grants of time-based stock options and RSUs to the Named Executive Officers serving at the time—Mr. Thompson, Mr. Morse, Mr. Levinsohn, and Mr. Irving—none of whom still works for Yahoo!, as well as to Mr. Dibble and Ms. Rosen. Under his employment agreement, Mr. Thompson also received retention grants of time-based stock options and RSUs on the same terms as his annual grants. Each of these awards was scheduled to vest over a three-year period. In determining the levels for these grants, the Compensation Committee considered the factors identified above in this “Long-Term Incentive Equity Awards” section in its judgment. The level of Mr. Thompson’s awards was negotiated with him when he joined the Company.

As discussed above, the previous Compensation Committee determined in February 2012 that it was not appropriate to grant performance-based RSUs for 2012 in light of the changes in our management team and our ongoing efforts to consider new ways to increase shareholder value and position Yahoo! for growth. Instead, the equity awards approved by the Compensation Committee in February 2012 for our executives consisted of an equal mix (determined using customary grant-date valuation principles) of stock options and time-based vesting RSUs.

For the same reasons, the previous Compensation Committee determined that the portion of the RSU awards granted to executive officers (including Mr. Morse and Mr. Dibble) in February 2010 that related to the 2012 performance period (for which Company financial goals were scheduled to be set early in 2012) would not be subject to performance goals. Instead, it was determined that they would be subject only to time-based vesting, with the annual target number of units for 2012 scheduled to vest in February 2013 subject to the executive’s continued employment or service with Yahoo! through the vesting date.

As noted above, we believe stock options are inherently performance-based because they have value only if our stock price appreciates after the date of grant. Although we did not grant performance-vested RSU awards in February 2012, the previous Compensation Committee still wanted to ensure a strong link between 2012 compensation opportunities for the executives and stock price performance. To that end, the Compensation Committee increased the relative mix of stock options in each executive’s equity award grant from 25 percent in 2011 to 50 percent in 2012, determined using customary grant-date valuation principles.

July 2012 Special Grants. In July 2012, in recognition of their promotion to executive positions and increased responsibilities, the Compensation Committee approved grants of time—and performance-based RSUs to Ms. Rosen and Mr. Dibble. Each of the time-based awards vests over three years. Each of the performance-based awards will vest following the third anniversary of the grant date based on our TSR (total shareholder return) over the three-year period ending July 1, 2015, relative to the TSR for the other NASDAQ-100 companies over that period. The Compensation Committee believed that introducing a performance requirement was in keeping with Yahoo!’s revised approach to executive compensation. Because Ms. Mayer had just joined the Company that same month and the Compensation Committee wanted to give her time to develop her own strategic plan, the Compensation Committee determined that relative TSR—being a direct and relevant measure for shareholder alignment—would be a proper performance metric for Ms. Rosen and Mr. Dibble.

The Compensation Committee also approved grants of time-based stock options and RSUs to Mr. Levinsohn and Mr. Barrett in July 2012. The grants to Mr. Levinsohn were made to compensate him for the additional duties and services he performed during the period he served as our interim Chief Executive Officer. As described under “Agreements with Former Executives” below, these awards vested upon the termination of Mr. Levinsohn’s employment with us on July 31, 2012. The grants to Mr. Barrett were negotiated with him and made as an inducement to his joining Yahoo! in June 2012. The RSU award was a “make-whole” award to compensate Mr. Barrett for compensation from his previous employer that he forfeited by accepting employment with Yahoo!. Upon Mr. Barrett’s termination of employment in December 2012, his stock option award terminated and, in accordance with the negotiated terms of his employment offer letter, his RSUs vested.

Determination as to February 2010 TSR Awards. In February 2010, the Compensation Committee granted awards of RSUs to certain executive officers. For these awards to vest, Yahoo!’s TSR had to reach the 35th percentile relative to that of the other companies in the NASDAQ-100 index over the three-year performance period that began on the grant date. In March 2013, Mr. Dibble and Mr. Morse each held units subject to these awards. At that time, the Compensation Committee determined that our TSR for the three-year performance period fell short of the target necessary for these awards to vest. As a result, these awards were forfeited in their entirety.

Grant Practices

The Compensation Committee has adopted a schedule for granting new-hire and retention equity awards. Under this schedule, equity awards can be granted only at regularly scheduled meetings throughout the year, except in March, June, September, and December, when no equity awards may be granted. This schedule is designed so that awards are not granted during the period commencing on the first day of the last month of each quarter and ending two business days after our quarterly earnings release.

Severance and Change-in-Control Severance Benefits

Severance Agreements. We have entered or will be entering into severance arrangements with our Senior Vice Presidents and other senior officers, including the Named Executive Officers, to provide severance should Yahoo! terminate their employment in certain circumstances. These agreements are referred to as “Severance Agreements.” The Compensation Committee believes that providing our executives with specified benefits in the event of a termination of employment by Yahoo! without “cause” is consistent with competitive practices. It also helps us retain executives and maintain leadership stability. Furthermore, the Compensation Committee believes that adopting uniform terms, as reflected in the Severance Agreements, helps to ensure that our executives are treated fairly and consistently.

Mr. Dibble and Ms. Rosen each entered into a Severance Agreement with us in March 2011. Ms. Mayer’s employment offer letter with us provided that, if Ms. Mayer’s employment terminates in certain circumstances, we would offer her severance benefits similar to the benefits we provide to other senior executives at the time of her termination. Our offer letters with Mr. de Castro and Mr. Goldman included similar provisions.

Change-In-Control Severance. We maintain “Change-in-Control Severance Plans” that, together, cover all of our full-time employees, including each Named Executive Officer currently employed by us.

The Compensation Committee believes that the occurrence, or potential occurrence, of a change-in-control transaction may create uncertainty for our executives and other key employees. The Change-in-Control Severance Plans are designed to help retain our employees and maintain a stable work environment leading up to and during changes in control by providing employees certain economic benefits in the event their employment is actually or constructively terminated in connection with such a change.

Benefits under the Change-in-Control Severance Plans are provided only on a “double-trigger” basis, which means that benefits are paid only if two events occur: a change in control of Yahoo! and a termination of the participant’s employment. Furthermore, the plans do not provide tax gross-ups for potential excise or other taxes on any benefits that are paid. We have the ability, subject to certain limitations, to terminate or amend the plans before a change in control.

Equity Award Provisions. Recipients of long-term incentive equity awards are also entitled to limited severance benefits with respect to awards granted before the applicable severance event. The Compensation Committee believes that these benefits are consistent with general competitive practices and that they help maximize executive retention, which is one of Yahoo!’s objectives in making the awards.

The material terms of the Severance Agreements and the Change-in-Control Severance Plans, as well as any benefits that may be provided to the Named Executive Officers under their respective employment or equity award agreements in connection with a termination of their employment or a change in control, are described below in the section titled “Potential Payments Upon Termination or Change in Control.”

Agreements With Former Executives

Scott Thompson, former Chief Executive Officer. In January 2012, we entered into an employment letter agreement with Scott Thompson in connection with his appointment as our Chief Executive Officer and President, as described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.” The terms of the agreement were negotiated with Mr. Thompson. In January 2012, the previous Compensation Committee approved a “make-whole” bonus of $1.5 million, as well as a “make-whole” award of RSUs, for Mr. Thompson. These arrangements were negotiated with Mr. Thompson in connection with his joining Yahoo! to compensate him for compensation he forfeited at his previous employer by accepting employment with Yahoo!. The “make-whole” award of RSUs was scheduled to vest in two installments (in March 2012 and in March 2013). Effective May 12, 2012, Mr. Thompson resigned as Chief Executive Officer and as a member of the Board. Mr. Thomson was not entitled to any severance in connection with his resignation and he forfeited the March 2013 installment of his “make-whole” award of RSUs.

Michael Barrett, former Chief Revenue Officer. Mr. Barrett’s employment offer letter provided for a $500,000 signing bonus, with $300,000 paid within one month of his hire date and $200,000 paid after completing one year of employment. This bonus was negotiated with him as an inducement to join Yahoo! in June 2012. As a result of his separation with the Company on December 1, 2012, Mr. Barrett is not entitled to and will not be paid the $200,000 installment of the bonus.

Blake Irving, former Chief Product Officer. On April 30, 2012, Mr. Irving’s employment with Yahoo! terminated. Mr. Irving received severance benefits for a termination without cause in accordance with his existing severance agreements with the Company.

Ross Levinsohn, former head of the Americas Region and Global Media, former interim Chief Executive Officer. Mr. Levinsohn left Yahoo! effective July 31, 2012. As described above under “Long-Term Incentive Equity Awards—July 2012 Special Grants,” Mr. Levinsohn received certain equity grants in July 2012 that vested upon his leaving the Company. In addition, in July 2012 and prior to Mr. Levinsohn’s separation, the Compensation Committee approved amendments to Mr. Levinsohn’s outstanding equity awards that are described in footnote 8 to the Grants of Plan-Based Awards Table on page 74. These amendments were made in recognition of his additional responsibilities and service as interim Chief Executive Officer in 2012, and reflected arrangements that had been under consideration by the Compensation Committee prior to the appointment of Ms. Mayer as the Company’s Chief Executive Officer, which resulted in Mr. Levinsohn’s service as interim Chief Executive Officer ending sooner than had originally been anticipated. In connection with his separation, Mr. Levinsohn was entitled to accelerated vesting of a portion of his equity awards and also received the severance benefits for a termination without cause provided under his existing severance agreements with the Company.

Timothy Morse, former Chief Financial Officer, former interim Chief Executive Officer. Mr. Morse left Yahoo! effective November 15, 2012. In October 2012, the Compensation Committee approved certain amendments to Mr. Morse’s outstanding equity awards that are described in footnote 9 to the Grants of Plan-Based Awards Table. These amendments were in consideration of his additional responsibilities and service as interim Chief Executive Officer in early 2012, which brought much-needed stability to the Company during a time of intense transition and uncertainty. In connection with his separation, Mr. Morse was entitled to accelerated vesting of a portion of his equity awards and also received the severance benefits for a termination without cause provided under his existing severance agreements with the Company.

Bonus Payments Under Severance Agreements. When it approved the Executive Incentive Plan in February 2012, the previous Compensation Committee also approved target bonuses for the Named Executive Officers identified above who have since left Yahoo!. These executives (and their target bonuses, expressed as a percentage of their base salaries) included: Mr. Thompson, 200 percent; Mr. Levinsohn, 120 percent; Mr. Morse, 120 percent; and Mr. Irving, 120 percent.

The Executive Incentive Plan generally requires that the executive be employed by us through the date on which bonuses are paid to be eligible to receive the bonus. However, under their severance agreements with Yahoo!, each of Mr. Levinsohn, Mr. Morse, and Mr. Irving was entitled to receive a prorated portion of the lesser of (1) the annual bonus the executive would have received for 2012 had the executive’s employment not terminated or (2) the executive’s target bonus for that year. Since the Compensation Committee determined that the 2012 EIP Funding Percentage was greater than target, each of these former executives received a prorated portion of his 2012 target bonus.

The terms of each of the agreements with these former executives were the subject of negotiations with the executive. The separation agreements with each of these former executives are described below under “Potential Payments Upon Termination or Change in Control” and include the executive’s release of claims, a nondisparagement covenant, and an acknowledgement that the executive remains subject to certain confidentiality and proprietary information obligations.

These former executives forfeited a substantial portion of their equity awards in connection with the termination of their employment. For more information regarding the equity awards forfeited by each of these former executives, see the footnotes to the Summary Compensation Table.

The Compensation Committee believes, in its business judgment, that each of the separation agreements was in the best interests of Yahoo! and its shareholders to ensure a smooth transition of the management team and maintain the Company’s focus on its business.

Material Compensation Committee Actions After 2012

As outlined above, the Compensation Committee took a number of steps during and after 2012 to address shareholder concerns regarding executive compensation. Specifically, revisions to the Executive Incentive Plan and equity award grant structure were approved for 2013, as follows:

Revisions to the Executive Incentive Plan. For the 2013 Executive Incentive Plan, each participant’s bonus payout will be determined by multiplying the participant’s target bonus by a performance factor determined based on our performance and, if the Compensation Committee so determines, the participant’s individual performance. Actual bonuses may range from 0 percent (no bonus) to 200 percent of the participant’s target bonus.

•

Bonuses payable to our Chief Executive Officer and certain other executives will be subject to a maximum amount determined based on our Adjusted EBITDA (as defined in the plan) for 2013, subject to certain adjustments set forth in the plan document. This limit is in addition to the limit of 200 percent of the participant’s target bonus.

•

The performance metrics used to determine our 2013 payouts will include financial metrics, such as revenue ex-TAC, operating income, and free cash flow, subject to certain adjustments determined by the Compensation Committee. These metrics were selected because we continue to believe that revenue ex-TAC growth is a primary goal for the Company, but not at the expense of operating income and free cash flow.

•

The performance metrics used to determine our 2013 payouts will also include operational metrics that support our long-term strategy. Operational metrics are distinct from the financial metrics used in our performance-based equity awards and enhance executives’ focus on key operating objectives important to our long-term success.

•	No minimum bonus payment is guaranteed under the plan.

•

The Compensation Committee has discretion under the plan to reduce (including to $0) the amount of any bonus otherwise payable to a participant as determined based on performance. We believe that Compensation Committee discretion is generally appropriate in order to assess performance against operational goals and in order to make distinctions where it determines appropriate based on individual performance. We also believe that Compensation Committee discretion to reduce (including to $0) the amount of any bonus otherwise payable to a participant as determined based on performance is appropriate to help mitigate the risks associated with the short-term nature of annual bonus plans.

Revisions to the Equity Award Program. Annual equity awards to our executives for 2013 will be approximately 50 percent in the form of RSUs with time—and performance-based vesting requirements and 50 percent in the form of RSUs with time-based vesting requirements. The Compensation Committee believes that this combination strikes an appropriate balance between creating a long-term retention incentive for our executives and establishing performance goals that further align the executives’ interests with Yahoo!’s business objectives for that year and with increasing shareholder value.

•

The performance metrics and goals for the performance-based vesting requirements will be set on an annual basis. The metrics used to measure performance for 2013 for purposes of the awards (and their weightings) will be our revenue ex-TAC (60 percent), operating income (20 percent), and free cash flow (20 percent). As noted above, we believe that revenue ex-TAC growth is a primary goal for the Company, but not at the expense of operating income and free cash flow. Given how important we believe revenue ex-TAC growth is to our long-term success and shareholder interests, the Compensation Committee believed that it was appropriate, for 2013, to focus on revenue ex-TAC in the performance-based vesting provisions of these awards and under our 2013 Executive Incentive Plan. The Compensation Committee will continue to evaluate the appropriate metrics for use under our equity awards and for use under the Executive Incentive Plan each year.

•

Each of these annual awards (except the awards for Ms. Mayer) is subject to a four-year vesting schedule to help promote retention of the executive team. Ms. Mayer’s awards are subject to a three-year vesting schedule, which is consistent with the Compensation Committee’s intent when it negotiated Ms. Mayer’s offer letter.

•	Vesting for our time-based equity awards was changed to monthly vesting after a one year “cliff” to better align with the Compensation Committee’s assessment of competitive practices.

Base Salaries and Target Bonuses. The Compensation Committee did not increase any Named Executive Officer’s base salary or target bonus for 2013.

Independent Consultant and Peer Group

The Compensation Committee retains an independent consultant, Frederic W. Cook & Co. (“FW Cook”), to advise it on executive and director compensation. FW Cook provides no other services to Yahoo!. To assist the Compensation Committee during 2012, FW Cook identified trends in executive and director compensation, selected peer companies as points of comparison, determined relevant pay programs, assessed competitive pay levels and appropriate mixes (e.g., the proportion of fixed pay to incentive pay, the proportion of annual cash pay to long-term incentive pay), proposed practices to manage compensation-related risk, and recommended compensation levels for our executive officers and Board members. This included hiring packages for new executives who joined during 2012, and termination-related treatment of those who left.

Because we operate in a highly competitive industry, identifying the most comparable competitors was an important first step in the Compensation Committee’s decision-making process for 2012. FW Cook obtained and evaluated data on peer companies from SEC filings. Where the peer company data on comparable management positions was lacking, the Compensation Committee also considered compensation survey data from the Radford Executive Survey. The Compensation Committee used this information to guide its decisions on executive compensation, including the reasonableness of those arrangements in relation to the competitive demands of our industry.

In consultation with FW Cook, the Compensation Committee considered compensation data for the following companies for 2012:

• Activision Blizzard, Inc.	• IAC/InterActiveCorp
• Adobe Systems Incorporated	• Intuit Inc.
• Amazon.com Inc.	• Juniper Networks, Inc.
• AOL Inc.	• Microsoft Corporation
• Apple Inc.	• NetApp, Inc.
• eBay Inc.	• Oracle Corporation
• Electronic Arts Inc.	• QUALCOMM Incorporated
• EMC Corporation	• SAP AG
• Expedia, Inc.	• Symantec Corporation
• Google Inc.

We refer to this group of companies as our “peer group” or our “peer companies” for 2012. Our 2012 peer group is the same as our 2011 peer group.

We selected these companies as our peers based on the following considerations:

•	they have technology or media components that are similar to our business,

•	they compete with us for talent, and/or

•	they have certain financial characteristics in common with us.

However, given the breadth of our business and the rapidly changing environment in which we compete, we found it difficult to identify directly comparable companies. Each peer group company is comparable to us in certain respects, but not in others. How companies structure their top management also complicates the comparisons. A company still run by its founders, for example, may have a very different compensation arrangement from a company that hires outside executives, which we attempt to take into account.

The Compensation Committee believes that the nature of our business and the environment in which we operate require flexibility. When setting compensation, the Compensation Committee considers the facts and circumstances and applies them to each individual executive. The Compensation Committee does not try to target specific market levels or match any particular peers. Instead, the peer group compensation data creates a context for competitive pay levels and informs the Compensation Committee’s decisions.

Stock Ownership Policy

As described above, we believe that our executive officers should have a significant financial stake in Yahoo!. To better align the interests of our executive officers with those of our shareholders, we have adopted a stock ownership policy that requires key personnel to hold specified amounts of Yahoo! stock. Under the policy, the Chief Executive Officer should own Yahoo! common stock with a value of at least six times his or her base salary, each of our executive officers should own Yahoo! common stock with a value of at least two and a half times the executive’s base salary, and each Executive Vice President who is not an executive officer should own Yahoo! common stock with a value of at least the Executive Vice President’s annual base salary.

Shares subject to unvested or unexercised equity awards are not considered owned by the executive for purposes of the policy. An executive covered by the policy who does not satisfy the applicable stock ownership level must retain at least 50 percent of the net shares that executive receives upon exercise or payment, as the case may be, of a Yahoo! equity award for as long as he or she is covered by the policy or until the applicable ownership level is met. For this purpose, the “net” shares received upon exercise or payment of an award are the total number of shares received, less the shares needed to pay any applicable exercise price of the award and any tax obligations related to the exercise or payment.

Recoupment Policy

In April 2012, we adopted a recoupment (“clawback”) policy for incentive awards paid to executive officers. In the event of a restatement of incorrect Yahoo! financial results, this policy permits the Board, if it determines appropriate in the circumstances and subject to applicable laws, to seek recovery of the incremental portion of the incentive awards paid or awarded to our executive officers in excess of the awards that would have been paid or awarded based on the restated financial results.

Policy with Respect to Section 162(m)

Under Section 162(m) of the Internal Revenue Code, a corporation cannot deduct compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million. Compensation that qualifies as “performance-based,” however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Company and the Compensation Committee review and consider the deductibility of executive compensation under Section 162(m). We believe that the gains realized at the time of exercise of nonqualified stock options granted under the terms of our shareholder-approved stock plan are fully deductible in accordance with Section 162(m). In addition, the Compensation Committee generally structures performance-based grants of RSUs with the intent that they qualify for deductibility in accordance with Section 162(m). Nonetheless, the Compensation Committee does from time to time approve compensation arrangements for our executive officers that do not satisfy the requirements of Section 162(m) when it believes that other considerations outweigh the tax deductibility of the compensation. For example, the Executive Incentive Plan for 2012, approved by the previous Compensation Committee, included a minimum funding level, and therefore, our annual cash bonuses for 2012 under the Executive Incentive Plan do not satisfy the requirements of Section 162(m). As described above, we believed that this structure for 2012 was appropriate for retention purposes. The Compensation Committee approved a revised structure for the 2013 Executive Incentive Plan, as described above, that is intended to qualify as performance-based under Section 162(m). In addition, discretionary bonuses and time-based vesting RSUs do not satisfy the requirements of Section 162(m). From time to time there are circumstances where we believe discretionary bonuses are appropriate, such as the “make-whole” and retention bonuses discussed above in this CD&A. We also believe time-based vesting RSUs are an appropriate component of our executive compensation program for the reasons discussed above in this CD&A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the CD&A section of this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A section be included in this proxy statement.

Compensation and Leadership Development

Committee of the Board of Directors*

Maynard G. Webb, Jr. (Chair)

Susan M. James

Harry J. Wilson

*	Mr. Kern served as Chair of the Compensation Committee until his resignation from the Board in May 2012. Mr. Smith also served as a member of the Compensation Committee until May 2012 when Mr. Webb (Chair), Mr. Liguori and Mr. H. Wilson were appointed to the Compensation Committee. Mr. Liguori ceased to be a member of the Compensation Committee in December 2012, when the Board approved changes to the composition of several of its committees.

COMPENSATION TABLES

Summary Compensation Table

The following table presents compensation information for each of our Named Executive Officers. As required by SEC rules, the table includes:

•	each person who served as chief executive officer or chief financial officer at any time during 2012;

•	the three other most highly compensated persons serving as executive officers at year end; and

•	the two most highly compensated other persons who ceased serving as executive officers during the year.

In this Summary Compensation Table, RSUs, options and other equity awards are shown as compensation for the year in which they were granted for accounting purposes, based on their grant date fair values for accounting purposes. Accordingly, the 2012 stock and option amounts below include awards granted in 2012 even if they have not yet vested and even if they were later cancelled (such as upon the executive’s termination); these columns do not describe financial benefits actually realized by the executives. For information on the financial benefits actually realized by our continuing Named Executive Officers in 2012, see the Realized Pay Table on page 71. As required by SEC rules, in these compensation tables, performance awards are treated as being granted in the year in which the performance goals are established (and if an award has multiple performance periods, the shares relating to each period are treated as a separate grant).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)		Option Awards ($)(1)(2)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Marissa A. Mayer(6)	2012	454,862	0	35,000,002	(7)	0	(8)	1,120,000	N/A	40,540	36,615,404
Chief Executive Officer

Ken Goldman(9)	2012	116,667	100,000	7,262,357	(10)	0	(8)	0	N/A	29	7,479,053
Chief Financial Officer

Henrique de Castro(11)	2012	84,092	1,100,000	37,999,991	(12)	0	(8)	0	N/A	29	39,184,112
Chief Operating Officer

David Dibble(13)	2012	650,000	36,300	2,226,203		1,041,641		713,700	N/A	4,424	4,672,268
Executive Vice President, Central Technology
Miyuki Rosen(14)	2012	536,333	400,000	2,212,753		520,800		415,000	N/A	4,424	4,089,310
Senior Vice President, Media Network

Ross B. Levinsohn (15)	2012	411,026	0	6,482,728	(16)	4,350,616	(16)	0	N/A	2,109,405	13,353,775
Former Interim Chief	2011	700,000	0	7,728,320		3,135,514		420,000	N/A	4,365	11,988,199
Executive Officer	2010	90,152	500,000	0		0		0	N/A	25,536	615,688

Scott Thompson(17)	2012	377,240	1,500,000	14,047,995	(18)	8,333,084	(18)	0	N/A	21,164	24,279,483
Former Chief Executive Officer

Timothy R. Morse (19)	2012	656,250	0	3,905,045	(20)	2,343,681	(20)	0	N/A	2,456,001	9,360,977
Former Chief	2011	616,193	125,000	5,009,465		1,040,582		450,000	N/A	4,365	7,245,605
Financial Officer	2010	518,750	0	1,318,926		480,558		577,500	N/A	4,365	2,900,099

Michael Barrett(21)	2012	297,499	300,000	4,740,000		1,181,820	(22)	0	N/A	25,326	6,544,645
Former Chief Revenue Officer

Blake J. Irving(23)	2012	251,667	0	3,487,848	(24)	2,864,522	(24)	0	N/A	2,048,633	8,652,670
Former Chief	2011	709,792	0	4,958,070		1,300,714		453,000	N/A	33,990	7,455,566
Product Officer	2010	375,000	250,000	1,768,750		1,742,000		414,082	N/A	84,515	4,634,347

(1)

As required by SEC rules, amounts in the columns “Stock Awards” and “Option Awards” present the aggregate grant date fair value of equity awards computed in accordance with FASB ASC 718. Accordingly, these columns include amounts for awards that have not yet vested, as well as for awards that were later cancelled (such as upon the executive’s termination); these columns do not reflect financial benefits actually realized by the executives. For information on the valuation assumptions used in these computations, refer to Note 13—“Employee Benefits” in the Notes to Consolidated Financial Statements in our 2012 Form 10-K. For the financial benefits actually realized by our continuing Named Executive Officers in 2012, see the Realized Pay Table below.

(2)	For a list of 2012 stock and option awards, see the Grants of Plan-Based Awards Table, below.

(3)	In 2010 and 2011, the Company granted performance-based restricted stock units where the vesting of the award was subject, in part, to the Company’s financial performance. For accounting purposes (and for purposes of this table), performance awards are treated as having been granted on the date the performance goals were established, and if an award has multiple performance periods, the portion (or “tranche”) of the award relating to each period is treated as a separate grant. The grant date fair value of these performance awards is based on the performance outcome we originally judged to be probable (as of the grant date). In every case, we considered the target performance to be probable, so the grant date fair value assumes that the awards would vest at target. The following tables present what the grant date fair value of those grants would be under two sets of assumptions: (a) assuming that the performance target established for the year would be achieved, which we originally judged to be the probable outcome, and (b) assuming that the highest level of performance condition would be achieved.

	2011 Financial Performance-Based Restricted Stock Unit Awards
Name	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Ross B. Levinsohn	2,519,880	5,039,760
Timothy R. Morse	2,015,805	4,031,610
Blake J. Irving	2,519,880	5,039,760

	2010 Financial Performance-Based Restricted Stock Unit Awards
Name	Tranche	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Timothy R. Morse	2011	179,025	358,050
	2010	165,354	330,708

(4)	This column reports bonuses under the Company’s Executive Incentive Plan and Management Incentive Plan earned in the specified year and paid the following year.

(5)	Amounts presented in the “All Other Compensation” column for 2012 include: for Ms. Mayer, personal security services for which the Company paid $39,467, charitable matching contributions of $1,000, and group term life insurance premiums valued at $73; for Mr. Goldman, group term life insurance premiums valued at $29; for Mr. de Castro, group term life insurance premiums valued at $29; for Mr. Dibble, Company contributions under the Company’s 401(k) plan of $4,250, and group term life insurance premiums valued at $174; for Ms. Rosen, Company contributions under the Company’s 401(k) plan of $4,250, and group term life insurance premiums valued at $174; for Mr. Levinsohn, Company contributions under the Company’s 401(k) plan of $4,250, and group term life insurance premiums valued at $101; for Mr. Thompson, payment of $21,091 in attorney’s fees under the terms of his employment agreement, and group term life insurance premiums valued at $73; for Mr. Morse, Company contributions under the Company’s 401(k) plan of $4,250, and group term life insurance premiums valued at $159; for Mr. Barrett, group term life insurance premiums valued at $87; and for Mr. Irving, group term life insurance premiums valued at $58.

In addition, the amounts presented in the “All Other Compensation” column for 2012 include the following severance-related payments: for Mr. Levinsohn, a severance payment of $1.54 million, a prorated target bonus payment for 2012 of $487,200 (paid in 2013 pursuant to his Severance Agreement), a payment of $67,544 upon termination of his employment for accrued but unused vacation, and post-termination

COBRA payments totaling $10,310; for Mr. Morse, a severance payment of $1.65 million, a prorated target bonus payment for 2012 of $747,000 (paid in 2013 pursuant to his Severance Agreement), a payment of $52,747 upon termination of his employment for accrued but unused vacation, and post-termination COBRA payments totaling $1,845; for Mr. Barrett, a payment of $25,239 upon termination of his employment for accrued but unused vacation; and for Mr. Irving, a severance payment of $1.661 million, a prorated target bonus payment for 2012 of $298,980 (paid in 2013 pursuant to his Severance Agreement), a payment of $76,223 upon termination of his employment for accrued but unused vacation, and post-termination COBRA payments totaling $12,372.

(6)	Ms. Mayer was appointed as our Chief Executive Officer and President, and as a member of our board of directors, effective on July 17, 2012.

(7)	This amount includes stock awards granted in 2012 even if they have not yet vested. Ms. Mayer actually realized $4.3 million in vested stock awards during 2012 (see the Realized Pay Table below). Ms. Mayer’s stock awards consist of a retention RSU award, an annual RSU award, and a “make-whole” RSU award (as listed in the Grants of Plan-Based Awards Table below). The vesting schedules for Ms. Mayer’s 2012 stock awards range from 2.5 years to 5 years. (For more information on Ms. Mayer’s awards, see “Recruitment of New Executives” in the CD&A.)

(8)	The 2012 option amounts reported for Ms. Mayer, Mr. Goldman and Mr. de Castro do not include the performance options awarded to such executives on November 29, 2012. Those options are not recorded as 2012 grants for accounting purposes (or for purposes of this table) because their performance goals were not established in 2012. In January 2013, the Compensation Committee established goals with respect to their 2013 performance periods. (For more information on the performance options, see “Recruitment of New Executives” in the CD&A.)

(9)	Mr. Goldman was appointed as our Chief Financial Officer effective on October 22, 2012. He was not eligible for a 2012 bonus under the Executive Incentive Plan (because his employment began after October 1 of that year) but he received a special bonus of $100,000 (which was paid in 2013) in recognition of his performance in 2012.

(10)	This amount includes stock awards granted in 2012 even if they have not yet vested. Mr. Goldman actually realized $242,047 in vested stock awards during 2012 (see the Realized Pay Table below). Mr. Goldman’s stock awards consist of an initial RSU award and a “make-whole” RSU award (as listed in the Grants of Plan-Based Awards Table below). The vesting schedules for Mr. Goldman’s 2012 stock awards range from one year to four years. Commencing in 2013, Mr. Goldman is eligible to be granted additional equity awards in the Compensation Committee’s discretion, but the initial RSU and performance option amounts negotiated with Mr. Goldman in his offer letter were intended to represent three years’ worth of annual grants. Mr. Goldman’s performance options do not appear in this table because their initial performance goals were established in 2013. (For more information on Mr. Goldman’s awards, see “Recruitment of New Executives” in the CD&A.)

(11)	Mr. de Castro was appointed as our Chief Operating Officer effective November 12, 2012. Mr. de Castro received a “make-whole” bonus of $1 million in 2012 under his employment agreement to compensate him for the forfeiture of certain benefits from his previous employer. He was not eligible for a 2012 bonus under the Executive Incentive Plan (because his employment began after October 1 of that year) but he received a special bonus of $100,000 (which was paid in 2013) in recognition of his performance in 2012.

(12)

This amount includes stock awards granted in 2012 even if they have not yet vested. Mr. de Castro actually realized $430,560 in vested stock awards during 2012 (see the Realized Pay Table below). Mr. de Castro’s stock awards consist of an initial RSU award and a “make-whole” RSU award (as listed in the Grants of Plan-Based Awards Table below). All of Mr. de Castro’s 2012 stock awards have four-year vesting schedules. Commencing in 2013, Mr. de Castro is eligible to be granted additional equity awards in the Compensation Committee’s discretion, but the initial RSU and performance option amounts negotiated with Mr. de Castro in his offer letter were intended to represent four years’ worth of annual grants. Mr. de Castro’s performance option awards do not appear in this table because their initial performance goals were established in 2013. (For more information on Mr. de Castro’s awards, see “Recruitment of New Executives” in the CD&A.)

(13)	Mr. Dibble received a special bonus of $36,300 (which was paid in 2013) in recognition of his performance in 2012. Effective May 1, 2013, Mr. Dibble’s title will be Senior Vice President, Central Technology, as the Company has discontinued use of the Executive Vice President title effective as of such date.

(14)	Ms. Rosen received a retention bonus of $400,000 in 2012. Ms. Rosen’s base salary rate increased from $430,000 to $473,000 per year effective April 1, 2012, and to $600,000 per year effective June 1, 2012.

(15)	Mr. Levinsohn served as interim Chief Executive Officer and President from May 13, 2012 to July 17, 2012, and his employment with the Company ended on July 31, 2012. Pursuant to his Severance Agreement, Mr. Levinsohn’s Executive Incentive Plan bonus for 2012 (reported in the column “All Other Compensation”) was prorated based on months worked in 2012.

(16)	Mr. Levinsohn forfeited substantial portions of his 2012 stock and option awards upon termination of his employment. The grant date fair value of his forfeited stock awards was $1.7 million (compared to total stock awards of $6.5 million) and the grant date fair value of his forfeited option awards was $1.9 million (compared to total option awards of $4.4 million).

(17)	Mr. Thompson was appointed as Chief Executive Officer, and as a member of our board of directors, effective January 9, 2012, and his employment with the Company ended on May 12, 2012. Mr. Thompson received a make-whole bonus of $1.5 million in 2012 under his employment agreement to compensate him for the forfeiture of certain benefits from his previous employer.

(18)	Mr. Thompson forfeited a substantial portion of his 2012 stock awards and all of his 2012 option awards upon termination of his employment. The grant date fair value of his forfeited stock awards was $8.5 million (compared to total stock awards of $14 million) and the grant date fair value of his forfeited option awards was $8.3 million (100 percent of his Yahoo! options).

(19)	Mr. Morse served as our Chief Financial Officer from June 17, 2009 to October 22, 2012, and as interim Chief Executive Officer and President from September 6, 2011 to January 9, 2012. His employment with the Company ended on November 15, 2012. Pursuant to his Severance Agreement, Mr. Morse’s Executive Incentive Plan bonus for 2012 (reported in the column “All Other Compensation”) was prorated based on months worked in 2012.

(20)	Mr. Morse forfeited substantial portions of his 2012 stock and option awards upon termination of his employment. The grant date fair value of his forfeited stock awards was $1.4 million (compared to total stock awards of $3.9 million) and the grant date fair value of his forfeited option awards was $1.6 million (compared to total option awards of $2.3 million).

(21)	Mr. Barrett was appointed as our Chief Revenue Officer effective June 28, 2012 and his employment with the Company ended on December 1, 2012. He received a sign-on bonus of $300,000 in 2012 under his employment agreement.

(22)	Mr. Barrett forfeited all of his option awards upon termination of his employment.

(23)	Mr. Irving served as our Chief Product Officer from May 17, 2012 until his employment with the Company ended on April 30, 2012. Pursuant to his Severance Agreement, Mr. Irving’s Executive Incentive Plan bonus for 2012 (reported in the column “All Other Compensation”) was prorated based on months worked in 2012.

(24)	Mr. Irving forfeited all of his 2012 stock and option awards upon termination of his employment.

Realized Pay Table

The following table presents actual compensation realized in 2012 by our continuing Named Executive Officers. This table supplements the Summary Compensation Table above. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value stock options and restricted stock units. Under SEC rules, the Summary Compensation Table reports the grant date fair value of all stock options and restricted stock units granted during the year, regardless of whether they have vested (but excluding awards not deemed granted for accounting purposes). As a result, a significant portion of each total compensation amount reported in the Summary Compensation Table relates to stock options and stock awards that have not vested and for which the value is therefore uncertain (and which may end up having no value at all). In contrast, this supplemental table includes only stock options and restricted stock units that vested during the year and shows the value of those awards on the applicable vesting date. It should be noted that these Named Executive Officers might not actually realize the value attributed to these awards even in this supplemental table, because the ultimate value of their vested options will depend on the value of our stock when they are exercised and the ultimate value of their vested shares will depend on the value of our stock when they are sold.

The following information should be read in conjunction with the CD&A and the Summary Compensation Table above, and the tables and narrative descriptions below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Vested ($)(1)	Options Vested ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Marissa A. Mayer	2012	454,862	0		4,270,894	0		1,120,000		40,540	5,886,296
Chief Executive Officer
Ken Goldman	2012	116,667	100,000	(4)	242,047	0		0	(5)	29	458,743
Chief Financial Officer
Henrique de Castro	2012	84,092	1,100,000	(6)	430,560	0		0	(5)	29	1,614,681
Chief Operating Officer
David Dibble	2012	650,000	36,300	(4)	1,367,685	203,767		713,700		4,424	2,975,876
Executive Vice President, Central Technology
Miyuki Rosen	2012	536,333	400,000		254,321	0	(7)	415,000		4,424	1,610,078
Senior Vice President, Media Network

(1)	Amounts shown represent the aggregate value of all stock awards and stock options that vested during the year. The value of vested stock awards is calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date. The value of vested stock options is calculated by multiplying the number of options vested by the difference (but not less than zero) between the exercise price and the closing price of our common stock on the vesting date, without regard to whether the options have been exercised.

(2)	This column reports bonuses under the Company’s Executive Incentive Plan and Management Incentive Plan earned in 2012 and paid in March 2013.

(3)	This column reports the same amounts as the “All Other Compensation” column of the Summary Compensation Table. For an explanation, see footnote (5) to the Summary Compensation Table.

(4)	Paid in 2013 for 2012 performance.

(5)	Mr. Goldman and Mr. de Castro were not eligible for 2012 bonuses under the Executive Incentive Plan because their employment began after October 1 of that year.

(6)	As described under “Recruitment of New Executives” in the CD&A, Mr. de Castro’s 2012 bonus amount includes a make-whole payment of $1 million pursuant to his employment agreement to compensate him for the forfeiture of certain benefits from his previous employer, as well as a bonus of $100,000 paid in 2013 for 2012 performance.

(7)	None of Ms. Rosen’s stock options that vested during 2012 were in-the-money at the time of vesting.

Grants of Plan-Based Awards Table

The following table presents all plan-based awards granted to the Named Executive Officers for accounting purposes during fiscal year 2012. For a description of these awards, see the CD&A, above, and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below.

In accordance with SEC rules, this table treats performance awards as having been granted in the year in which the performance goals were established (and if an award has multiple performance periods, the shares relating to each period are treated as a separate grant). Accordingly, this table does not present the performance options awarded to Ms. Mayer, Mr. Goldman and Mr. de Castro on November 29, 2012 because their performance goals were not established in 2012. In January 2013, the Compensation Committee established goals with respect to those options’ 2013 performance periods. For more information on the performance options, see “Recruitment of New Executives” in the CD&A.

Amounts shown under the heading “Grant Date Fair Value of Stock and Option Awards” present the aggregate grant date fair value of the awards (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock unit award or by exercising a stock option). For information regarding the financial benefit, if any, actually realized by each continuing Named Executive Officer upon vesting of equity awards in 2012, see the Realized Pay Table above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Marissa A. Mayer
Annual Bonus Opportunity	7/17/2012	459,017	918,033	1,836,066							N/A
Restricted Stock Units (make-whole award)	7/26/2012							886,076			14,000,001
Restricted Stock Units (retention award)	7/26/2012							949,367			14,999,999
Restricted Stock Units (2012 award)	7/26/2012							379,747			6,000,002
Ken Goldman
Restricted Stock Units (make-whole award)	10/25/2012							76,000			1,262,360
Restricted Stock Units (initial award)	10/25/2012							361,228			5,999,997(5)
Henrique de Castro
Restricted Stock Units (make-whole award)	11/29/2012							1,059,883			19,999,992
Restricted Stock Units (initial award)	11/29/2012							953,895			17,999,999(6)
David Dibble
Annual Bonus Opportunity	2/27/2012	292,500	585,000	1,170,000							N/A
Stock Options (2012 award)	2/27/2012								251,890	14.86	1,041,641
Restricted Stock Units (2012 award)	2/27/2012							63,490			943,461
Restricted Stock Units (2012 tranche of 2010 award)(7)	2/27/2012							8,136.67			120,911
Restricted Stock Units (special award)	7/26/2012							32,300			510,340
Performance Units (TSR award)	7/26/2012				16,150	32,300	64,600				651,491
Miyuki Rosen
Annual Bonus Opportunity	2/27/2012	206,312	412,623	825,246							N/A
Stock Options (2012 award)	2/27/2012								125,940	14.86	520,800
Restricted Stock Units (2012 award)	2/27/2012							31,750			471,805
Restricted Stock Units (special award)	7/26/2012							48,400			764,720
Performance Units (TSR award)	7/26/2012				24,200	48,400	96,800				976,228
Ross B. Levinsohn
Annual Bonus Opportunity	2/27/2012	420,000	840,000	1,680,000							N/A
Stock Options (2012 award)	2/27/2012								692,700	14.86	2,864,522
Restricted Stock Units (2012 award)	2/27/2012							174,600			2,594,556
Stock Options (special award)	7/26/2012								250,000	15.80	984,850
Restricted Stock Units (special award)	7/26/2012							67,000			1,058,600
Modification of Stock Options(8)	7/31/2012								100,000	15.83	154,960
Modification of Stock Options(8)	7/31/2012								83,487	16.50	53,935
Modification of Stock Options(8)	7/31/2012								230,900	14.86	292,349
Modification of RSUs(8)	7/31/2012							200,911			2,829,572

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Scott Thompson
Annual Bonus Opportunity	2/27/2012	978,142	1,956,284	3,912,568							N/A
Restricted Stock Units (make-whole award)	1/27/2012							412,961			6,500,006
Stock Options (inducement award)	2/27/2012								629,720	14.86	2,604,081
Restricted Stock Units (inducement award)	2/27/2012							158,730			2,358,728
Stock Options (2012 award)	2/27/2012								1,385,390	14.86	5,729,003
Restricted Stock Units (2012 award)	2/27/2012							349,210			5,189,261
Timothy R. Morse
Annual Bonus Opportunity	2/27/2012	450,000	900,000	1,800,000							N/A
Stock Options (2012 award)	2/27/2012								566,750	14.86	2,343,681
Restricted Stock Units (2012 award)	2/27/2012							142,860			2,122,900
Restricted Stock Units (2012 tranche of 2010 award)(7)	2/27/2012							10,850			161,231
Modification of RSUs(9)	10/22/2012							60,368			1,620,914
Michael G. Barrett
Annual Bonus Opportunity	6/28/2012	214,590	429,180	858,360							N/A
Stock Options (new hire award)	7/26/2012								300,000	15.80	1,181,820
Restricted Stock Units (make-whole award)	7/26/2012							300,000			4,740,000
Blake J. Irving
Annual Bonus Opportunity	2/27/2012	453,000	906,000	1,812,000							N/A
Stock Options	2/27/2012								692,700	14.86	2,864,522
Restricted Stock Units	2/27/2012							174,600			2,594,556
Modification of RSUs(10)	4/30/2012							42,423			893,292

(1)	Amounts represent cash bonus opportunities under the Company’s Executive Incentive Plan (“EIP”) or in Ms. Rosen’s case, Management Incentive Plan (“MIP”). Each participant in the EIP is assigned a target bonus each year. For 2012, the EIP provided that the bonus pool available under the EIP would equal the aggregate amount of the participants’ target bonus opportunities, multiplied by the Funding Percentage, which may range from a minimum of 50 percent to a maximum of 200 percent based on Yahoo!’s actual revenue ex-TAC growth rate and ex-TAC operating margin for 2012 in comparison with revenue ex-TAC growth rate and ex-TAC operating margin targets for 2012 set by the Compensation Committee (as provided in the EIP and described above in the CD&A). The actual EIP and MIP bonuses received by the Named Executive Officers for 2012 are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

(2)	Threshold payments shown above reflect the minimum Funding Percentage applied to each participant’s target bonus. However, the Compensation Committee retained discretion under the EIP and MIP to reduce or eliminate any bonus otherwise payable.

(3)	Maximum payments shown above reflect the maximum Funding Percentage applied to each participant’s target bonus.

(4)	As required by SEC rules, these amounts present the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising a stock option or vesting in a restricted stock or restricted stock unit award). For information on the valuation assumptions used in these computations, see Note 13—“Employee Benefits” in the Notes to Consolidated Financial Statements included in our 2012 Form 10-K.

(5)	Commencing in 2013, Mr. Goldman is eligible to be granted additional equity awards in the Compensation Committee’s discretion, but the initial RSU and performance option amounts negotiated with Mr. Goldman in his offer letter were intended to represent three years’ worth of annual grants. Mr. Goldman’s performance options do not appear in this table because their initial performance goals were established in 2013. (For more information on Mr. Goldman’s equity awards, see “Recruitment of New Executives” in the CD&A.)

(6)	Commencing in 2013, Mr. de Castro is eligible to be granted additional equity awards in the Compensation Committee’s discretion, but the initial RSU and performance option amounts negotiated with Mr. de Castro in his offer letter were intended to represent four years’ worth of annual grants. Mr. de Castro’s performance options do not appear in this table because their initial performance goals were established in 2013. (For more information on Mr. de Castro’s equity awards, see “Recruitment of New Executives” in the CD&A.)

(7)	The vesting of these restricted stock units awarded in 2010 was originally subject in part to the Company’s financial performance in 2010, 2011 and 2012. Financial performance targets were to be established at the beginning of each year and the one-third portion (or tranche) of the award subject to each annual target would be treated as a separate annual grant for accounting purposes. Accordingly, the table above presents the 2012 tranche (with the “Grant Date” column presenting the grant date of the tranche for accounting purposes). As described in the CD&A above, on February 27, 2012, the Compensation Committee amended the final tranche to be subject to time-based vesting only.

(8)	On February 25, 2011, the Compensation Committee approved, and on March 11, 2011 the Company and Mr. Levinsohn entered into, a Severance Agreement that modified his then-outstanding equity awards as described below under “Potential Payments Upon Termination or Change in Control—Executive Severance Agreements.” Among other things, the Severance Agreement provided that if Mr. Levinsohn’s employment were terminated by the Company without cause, any portions of his stock options and time-based restricted stock unit awards granted prior to the date of the agreement that were scheduled to vest within six months of the termination would accelerate on the termination date. On July 26, 2012, the Compensation Committee approved and the Company entered into a further letter agreement with Mr. Levinsohn amending the Severance Agreement and all of his then-outstanding stock options and time-based restricted stock unit awards to provide that if the Company terminated his employment without cause prior to January 17, 2013, any portions of his awards scheduled to vest within twelve months following the termination date would accelerate. Additionally, on July 29, 2012 the Compensation Committee approved the revised acceleration terms included in the Separation Agreement dated July 30, 2012 with Mr. Levinsohn which provided, among other things, that upon his termination he would be credited with an additional 12 months of service for purposes of calculating the pro rata vesting of the restricted stock units he was granted on November 30, 2011. (See the CD&A, above, and “Levinsohn Separation,” below, for further information about this July 2012 agreement.) Mr. Levinsohn benefited from these modifications in connection with the July 31, 2012 termination of his employment. The incremental fair value, determined in accordance with FASB ASC 718, of the modifications of Mr. Levinsohn’s awards was $3,330,816 (with $501,244 arising in connection with the incremental acceleration of 414,387 stock options with a weighted-average exercise price of $15.42, and $2,829,572 arising in connection with the incremental acceleration of 200,911 restricted stock units) and is reflected in this table and the Summary Compensation Table.

(9)	On February 25, 2011, the Compensation Committee approved, and on March 11, 2011 the Company and Mr. Morse entered into, a Severance Agreement that modified his then-outstanding equity awards as described below under “Potential Payments Upon Termination or Change in Control—Executive Severance Agreements.” On October 11, 2012, the Compensation Committee approved, and on October 16, 2012 the Company entered into, a Separation Agreement with Mr. Morse providing that upon his termination he would be credited with an additional six months of service for purposes of calculating the pro rata vesting of the restricted stock units he was granted on November 30, 2011. (See the CD&A, above, and “Morse Separation,” below, for further information about this October 2012 agreement.) Mr. Morse benefited from these modifications in connection with the November 15, 2012 termination of his employment. There was no incremental fair value, determined in accordance with FASB ASC 718, resulting from the modification of Mr. Morse’s stock option awards because the value of each option, determined under FASB ASC 718, at the time of the modification was less than the value of the option at the time of its initial grant. The modification of Mr. Morse’s restricted stock unit awards resulted in acceleration of an incremental 60,368 shares. The incremental fair value, determined in accordance with FASB ASC 718, of the modification of Mr. Morse’s restricted stock unit awards was $1,620,914 and is reflected in this table and the Summary Compensation Table.

(10)	On February 25, 2011, the Compensation Committee approved, and on March 11, 2011 the Company and Mr. Irving entered into, a Severance Agreement that modified his then-outstanding equity awards as described below under “Potential Payments Upon Termination or Change in Control—Executive Severance Agreements.” Mr. Irving benefited from certain of these modifications in connection with the April 30, 2012 termination of his employment. There was no incremental fair value, determined in accordance with FASB ASC 718, resulting from the modification of Mr. Irving’s stock option award because the value of such award, determined under FASB ASC 718, at the time of the modification was less than the value of such award at the time of its initial grant. The modification of Mr. Irving’s restricted stock unit awards resulted in acceleration of an incremental 42,423 shares. The incremental fair value, determined in accordance with FASB ASC 718, of the modification of Mr. Irving’s restricted stock unit awards was $893,292 and is reflected in this table and the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements (Current Employees)

Marissa A. Mayer. In July 2012, the Company entered into an employment offer letter with Ms. Mayer to serve as our Chief Executive Officer. The letter has no specified term, and Ms. Mayer’s employment with the Company is on an at-will basis. The letter provides that Ms. Mayer will receive an annual base salary of $1 million. She will also be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 200 percent of base salary. Both base salary and bonus are subject to annual review. Ms. Mayer is also eligible to participate in the benefit programs generally available to senior executives of the Company and is entitled to 20 days of vacation per year during the first four years of her employment. The Company agreed to reimburse Ms. Mayer for reasonable legal fees incurred in connection with entering into the letter, up to a maximum of $25,000, and for up to $50,000 of security expenses per year.

The letter also provides for Ms. Mayer to receive the equity awards described under the heading “Recruitment of New Executives—Ms. Mayer’s Offer Letter” in the CD&A above.

Under the letter’s express terms, Ms. Mayer’s cash bonuses and equity grants are subject to the Company’s “clawback” policies as in effect from time to time.

Ken Goldman. In September 2012, the Company entered into an employment offer letter with Mr. Goldman to serve as our Chief Financial Officer. The letter has no specified term, and Mr. Goldman’s employment with the Company is on an at-will basis. The letter provides that Mr. Goldman will receive an annual base salary of $600,000 and be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 90 percent of base salary. Both base salary and bonus are subject to annual review. Mr. Goldman is also eligible to participate in the benefit programs generally available to senior executives of the Company and is entitled to 20 days of vacation per year.

The letter also provides for Mr. Goldman to receive the equity awards described under the heading “Recruitment of New Executives—Mr. Goldman’s Offer Letter” in the CD&A above.

Mr. Goldman’s cash bonuses and equity grants are subject to the Company’s “clawback” policies as in effect from time to time.

Henrique de Castro. In October 2012, the Company entered into an employment offer letter with Mr. de Castro to serve as our Chief Operating Officer. The letter has no specified term, and Mr. de Castro’s employment with the Company is on an at-will basis. The letter provides that Mr. de Castro will receive an annual base salary of $600,000 and be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 90 percent of base salary. Both base salary and bonus are subject to annual review. Mr. de Castro is also eligible to participate in the benefit programs generally available to senior executives of the Company and is entitled to 20 days of vacation per year during the first four years of his employment. The Company agreed to reimburse Mr. de Castro for reasonable legal fees incurred in connection with entering into the letter, up to a maximum of $25,000, and for reasonable expenses in connection with his relocation from the United Kingdom to Sunnyvale, California.

The letter also provides for Mr. de Castro to receive the equity awards and “make-whole” cash bonus described under the heading “Recruitment of New Executives—Mr. de Castro’s Offer Letter” in the CD&A above.

Under the letter’s express terms, Mr. de Castro’s cash bonuses and equity grants are subject to the Company’s “clawback” policies as in effect from time to time.

David Dibble. In November 2008, the Company entered into an employment offer letter with Mr. Dibble. The letter has no specified term, and Mr. Dibble’s employment with the Company is on an at-will basis. The letter provides that Mr. Dibble would initially receive an annual base salary of $375,000 and be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 50 percent of base salary. Both base salary and bonus are subject to annual review (and have subsequently been increased, as described in the CD&A above regarding 2012). The letter also provides that Mr. Dibble is eligible to participate in the benefit programs generally available to employees of the Company and is entitled to 15 days of vacation per year.

Miyuki Rosen. In January 2011, the Company entered into an employment offer letter with Ms. Rosen. The letter has no specified term, and Ms. Rosen’s employment with the Company is on an at-will basis. The letter provides that Ms. Rosen would initially receive an annual base salary of $400,000 and be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 50 percent of base salary. Both base salary and bonus are subject to annual review (and have subsequently been increased, as described in the CD&A above regarding 2012). The letter also provides that Ms. Rosen is eligible to participate in the benefit programs generally available to employees of the Company and is entitled to 15 days of vacation per year.

The provisions of each of these employment letters relating to severance benefits are described in the “Potential Payments Upon Termination or Change in Control” section below.

Employment Agreements (Former Employees)

As noted above, each of the following executives terminated employment with us during 2012. For more information on the termination arrangements with each of these executives, please see the “Potential Payments Upon Termination or Change in Control” section below.

In June 2009, the Company entered into an employment offer letter with Mr. Morse to serve as our Chief Financial Officer. The letter was for at-will employment and did not provide a specified term. The letter provided for a starting annual base salary of $500,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary.

In May 2010, the Company entered into an employment offer letter with Mr. Irving to serve as our Chief Product Officer. The letter was for at-will employment and did not provide a specified term. The letter provided for a starting annual base salary of $600,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary.

In October 2010, the Company entered into an employment offer letter with Mr. Levinsohn to serve as our Executive Vice President, Americas. The letter was for at-will employment and did not provide a specified term. The letter provided for a starting annual base salary of $700,000, subject to annual review, and a target annual cash bonus equal to 100 percent of his base salary.

In January 2012, the Company entered into an employment offer letter with Mr. Thompson to serve as our Chief Executive Officer. The letter was for at-will employment and did not provide a specified term. The letter provided for a starting annual base salary of $1 million, subject to annual review, and a target annual cash bonus equal to 200 percent of his base salary. However, Mr. Thompson’s annual bonus for 2012 would not be less than 50 percent of his target amount for that year. The Company would also reimburse Mr. Thompson for reasonable legal fees incurred in connection with entering into the letter, up to a maximum of $25,000. The letter also provided for Mr. Thompson to receive a new-hire equity award with a target value of approximately $5 million and an annual grant for 2012 with a target value of approximately $11 million. Each of these equity grants would be in the same form and on the same terms as the annual grants for 2012 made to the Company’s senior executives generally. The letter also provided for Mr. Thompson to be granted a “make-whole” award consisting of a cash bonus of $1.5 million and a grant of restricted stock units with a value of approximately $6.5 million. The cash bonus was payable upon Mr. Thompson’s commencing employment with us, and the restricted stock units vested in two installments in March 2012 and March 2013. Mr. Thompson would be required to repay the cash bonus and the value of the March 2012 vesting installment of the restricted stock units if he voluntarily resigned without good reason (as defined in the letter) within 12 months after his start date. This “make-whole” award was granted to Mr. Thompson to compensate him for certain compensation that he forfeited with his previous employer in accepting employment with the Company.

In June 2012, the Company entered into an employment offer letter with Mr. Barrett to serve as our Chief Revenue Officer. The letter was for at-will employment and did not provide a specified term. The letter provided for a starting annual base salary of $700,000, subject to annual review, and a target annual cash bonus equal to 120 percent of his base salary. In addition, Mr. Barrett received a sign-on bonus of $300,000, subject to repayment if he voluntarily terminated employment or was terminated by the Company for cause within the first 12 months of his employment, and was eligible to receive an additional bonus of $200,000 if his employment had continued through the first anniversary of his start date. The letter also provided for Mr. Barrett to receive a new-hire stock option grant to purchase 300,000 shares, vesting over four years, and a “make-whole” award of 300,000 restricted stock units, vesting over two years, to compensate him for certain compensation that he forfeited with his previous employer in accepting employment with the Company.

Equity-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of, our 1995 Stock Plan. The 1995 Stock Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the 1995 Stock Plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 1995 Stock Plan are generally transferable only to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws.

Under the terms of the 1995 Stock Plan, a change in control of Yahoo! does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control of Yahoo!, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that are vested at the time of the change in control (including options that become vested in connection with the change in control) generally must be exercised within 30 days after the optionee receives notice of the acceleration.

Recruitment Grants. The equity awards granted to each of Ms. Mayer, Mr. Goldman and Mr. de Castro in connection with their joining the Company in 2012 are described under the heading “Recruitment of New Executives” in the CD&A above.

Stock Options. In February 2012, each of the Named Executive Officers then employed with the Company was granted a stock option as part of the Company’s 2012 annual grant process. As noted above, Mr. Thompson also received a new-hire option grant in February 2012. Each of these February 2012 options was scheduled to vest in three equal annual installments following the date of grant. In July 2012, Mr. Levinsohn was granted a stock option to compensate him for the additional duties and services he performed during the period he served as our interim Chief Executive Officer, and Mr. Barrett was granted a stock option in connection with his commencing employment with the Company. Mr. Levinsohn’s option vested with the termination of his employment with us on July 31, 2012. Mr. Barrett’s option was scheduled to vest in installments over a four-year period. Each of the options granted to the Named Executive Officers in 2012 has a per-share exercise price equal to the closing price of our common stock on the grant date and a maximum term of seven years.

Time-Based Stock Awards. In February 2012, each of the Named Executive Officers then employed with the Company was granted an award of restricted stock units as part of the Company’s 2012 annual grant process. As noted above, Mr. Thompson also received a new-hire restricted stock unit grant in February 2012. Each of these February 2012 awards was scheduled to vest in equal annual installments on each of the first three anniversaries of the grant date. In July 2012, Mr. Dibble and Ms. Rosen each received an award of restricted stock units that vests over three years in recognition of their increased responsibilities. Also in July 2012, Mr. Levinsohn was granted a restricted stock unit award to compensate him for the additional duties and services he performed during the period he served as our interim Chief Executive Officer. This award vested with the termination of his employment with us on July 31, 2012. As described above under “Employment Agreements (Former Employees),” Mr. Thompson and Mr. Barrett each also received a “make-whole” award of restricted stock units when they joined the Company during 2012.

Performance-Based Stock Awards. In July 2012, Mr. Dibble and Ms. Rosen also received grants of performance-based restricted stock units that will vest following the third anniversary of the grant date based on our TSR (total shareholder return) over the three-year period ending July 1, 2015, relative to the TSR for the other NASDAQ-100 companies over that period and subject to the executive’s continued employment through the vesting date. The total number of units that vest will range between 0 percent and 200 percent of the target number of units subject to the award depending on the Company’s performance. As described in the CD&A above, in February 2012 the Compensation Committee decided that the portion of the performance RSU awards granted to Mr. Morse and Mr. Dibble in February 2010 that related to the 2012 performance period (for which Company financial goals were scheduled to be set early in 2012) would not be subject to performance goals but, instead, would be subject only to time-based vesting, with the annual target number of units scheduled to vest in February 2013. These awards are reflected in the table above as “Restricted Stock Units (2012 tranche of 2010 award).”

Each of the restricted stock unit awards described above is payable in shares of the Company’s common stock on a one-for-one basis following the vesting date. For more information on the performance-based vesting requirements applicable to the restricted stock unit awards granted to the Named Executive Officers in 2012, see the CD&A above. Refer to the “Potential Payments upon Termination or Change in Control” section below for information on the severance and change-in-control provisions applicable to all equity-based awards granted to the Named Executive Officers in 2012.

Non-Equity Incentive Plan Awards

Each of the “non-equity incentive plan awards” reported in the Grants of Plan-Based Awards Table was granted under, and is subject to the terms of, our Executive Incentive Plan or Management Incentive Plan. Please see the discussion under the heading “2012 Executive Compensation Program—2012 Annual Cash Bonuses” in the CD&A above for a description of the material terms of awards granted under our Executive Incentive Plan or Management Incentive Plan for 2012.

Outstanding Equity Awards at Year-End

The following table presents all outstanding equity awards held by the Named Executive Officers at the end of 2012. Vesting of these awards is generally conditioned upon the Named Executive Officer’s continuous employment through the applicable vesting date.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Marissa A. Mayer							379,747	(3)	7,556,965
							632,911	(4)	12,594,929
							949,368	(5)	18,892,423
Ken Goldman							361,228	(6)	7,188,437
							63,334	(7)	1,260,347
Henrique de Castro							953,895	(8)	18,982,511
							1,037,803	(9)	20,652,280
David Dibble	150,000				11.73	1/30/2016
	20,018	6,672	(10)		12.48	2/25/2016
	39,390	39,390	(11)		15.24	2/25/2017
	33,394	66,786	(11)		16.50	2/25/2018
		251,890	(12)		14.86	2/27/2019
							3,040	(13)	60,496
							12,204	(14)	242,860
										12,205	(15)	242,880
							21,887	(13)	435,551
							20,360	(14)	405,164
							30,545	(16)	607,846
							200,000	(17)	3,980,000
							63,490	(18)	1,263,451
							32,300	(19)	642,770
										16,150	(20)	321,385
Miyuki Rosen	56,250	93,750	(21)		16.50	2/25/2018
	15,027	30,053	(11)		16.50	2/25/2018
		125,940	(12)		14.86	2/27/2019
							37,500	(18)	746,250
							9,160	(14)	182,284
							13,745	(16)	273,526
							35,000	(17)	696,500
							31,750	(18)	631,825
							48,400	(19)	963,160
										24,200	(20)	481,580
Ross B. Levinsohn(22)
Scott Thompson(23)
Timothy R. Morse(24)										14,466	(25)	287,873
Michael Barrett(26)
Blake J. Irving(27)

(1)	In accordance with the terms and conditions applicable to the award, each award reported in these columns generally is subject to earlier termination in connection with certain terminations of the award holder’s employment and to acceleration in certain circumstances as described under “Potential Payments Upon Termination or Change in Control,” below.

(2)	Value is based on the closing price of Yahoo! common stock of $19.90 on December 31, 2012, as reported on Nasdaq.

(3)	One-third of these restricted stock units will vest on July 26, 2013 and the remainder will vest in two equal annual installments thereafter through July 26, 2015.

(4)	These restricted stock units will vest on the 17th day of each month, at a rate of seven-one-hundred-twentieths (7/120) per month in 2013 and one-fortieth (1/40) per month in 2014, through December 17, 2014.

(5)	One-fifth of these restricted stock units will vest on July 26, 2013 and the remainder will vest in four equal annual installments thereafter through July 26, 2017.

(6)	One-fourth of these restricted stock units will vest on October 25, 2013 and the remainder will vest in 36 equal monthly installments thereafter through October 25, 2016.

(7)	One-tenth of these restricted stock units will vest on the 25th day of each month, through October 25, 2013.

(8)	One-fourth of these restricted stock units will vest on November 29, 2013 and the remainder will vest in 36 equal monthly installments thereafter through November 29, 2016.

(9)	One-forty-seventh (1/47) of these restricted stock units will vest on the 29th day of each month (or the last day of the month if there is no 29th day), through November 29, 2016.

(10)	These stock options became exercisable on February 25, 2013.

(11)	One-half of these stock options became exercisable on February 25, 2013, and the remainder will become exercisable on February 25, 2014.

(12)	One-third of these stock options became exercisable on February 27, 2013, and the remainder will become exercisable in equal annual installments thereafter through February 27, 2015.

(13)	These restricted stock units vested on February 25, 2013.

(14)	One-half of these restricted stock units vested on February 25, 2013, and the remainder will vest on February 25, 2014.

(15)	These performance-based restricted stock units were scheduled to vest, if at all, based on the Company’s TSR (total shareholder return) relative to that of the other NASDAQ-100 index companies over the three-year performance period ending February 25, 2013. Amount shown is the threshold vesting level. In March 2013, the Compensation Committee determined that the Company’s TSR for the three-year performance period did not meet the minimum performance level required for payment. Accordingly, these awards were forfeited in their entirety.

(16)	These restricted stock units will vest on February 25, 2014.

(17)	These restricted stock units will vest on October 25, 2013.

(18)	One-third of these restricted stock units vested on February 27, 2013, and the remainder will vest in equal annual installments thereafter through February 27, 2015.

(19)	One-third of these restricted stock units will vest on July 26, 2013, and the remainder will vest in equal annual installments thereafter through July 26, 2015.

(20)	These performance-based restricted stock units are scheduled to vest, if at all, based on the Company’s total shareholder return relative to that of the other NASDAQ-100 index companies over the three-year performance period ending July 1, 2015. Amount shown is the threshold vesting level.

(21)	One-fifth of these stock options became exercisable on January 18, 2013 and the remainder will become exercisable in four equal semi-annual installments thereafter though January 18, 2015.

(22)	Mr. Levinsohn’s employment with the Company ended on July 31, 2012 and he held no outstanding awards at the end of 2012.

(23)	Mr. Thompson’s employment with the Company ended on May 12, 2012 and he held no outstanding awards at the end of 2012.

(24)	Mr. Morse’s employment with the Company ended on November 15, 2012 and he held no outstanding awards at the end of 2012, apart from the performance-based award shown in the table (a pro rata portion of which was held open and remained outstanding, pursuant to the award’s original terms, pending the final performance determination).

(25)	These performance-based restricted stock units were scheduled to vest, if at all, based on the Company’s TSR (total shareholder return) relative to that of the other NASDAQ-100 index companies over the three-year performance period ending February 25, 2013. Amount shown is the threshold vesting level, prorated for the number of whole months Mr. Morse was employed during the 36 month performance period. In March 2013, the Compensation Committee determined that the Company’s TSR over the performance period did not meet the minimum performance level required for payment. Accordingly, these awards were forfeited in their entirety.

(26)	Mr. Barrett’s employment with the Company ended on December 1, 2012 and he held no outstanding awards at the end of 2012.

(27)	Mr. Irving’s employment with the Company ended on April 30, 2012 and he held no outstanding awards at the end of 2012.

Option Exercises and Stock Vested

The following table presents all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marissa A. Mayer	0	0	253,165	4,270,894
Ken Goldman	0	0	12,666	242,047
Henrique de Castro	0	0	22,080	430,560
David Dibble	0	0	89,213	1,367,685
Miyuki Rosen	0	0	17,080	254,321
Ross B. Levinsohn	897,874	790,067	402,449	6,346,237
Scott Thompson	0	0	349,429	5,201,251
Timothy R. Morse	751,277	1,951,074	428,585	7,314,883
Michael Barrett	0	0	300,000	5,631,000
Blake J. Irving	200,000	338,258	190,325	2,941,106

(1)	In the case of stock options, value realized equals the difference between the market price of the underlying Yahoo! common stock at exercise and the exercise price of the options, multiplied by the number of shares subject to options that were exercised.

(2)	In the case of stock awards, value realized equals the fair market value of Yahoo! common stock on the vesting date, multiplied by the number of shares/units that vested.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company under arrangements in effect on December 31, 2012. This section also describes the separation agreements we entered into with the Named Executive Officers whose employment with us terminated during 2012.

Executive Severance Agreements

In February 2011, the Compensation Committee approved the Company’s entry into Severance Agreements with the Company’s executive officers (including Mr. Dibble, Ms. Rosen, Mr. Levinsohn, Mr. Morse and Mr. Irving) to provide severance benefits to these executives should their employment terminate in certain circumstances. Under each Severance Agreement, in the event that the Company terminates the executive’s employment without “cause” (as defined in the agreement), the executive would generally be entitled to receive cash severance equal to (1) the executive’s base salary for 12 months, (2) the executive’s annual target bonus for the year in which the termination notice is provided, and (3) a prorated portion of the annual bonus the executive would have received for the year in which the termination notice is provided (or, if less, the executive’s target bonus for such year) based on the number of months the executive was actively employed with the Company during the year. The executive would also be entitled to payment by the Company of an amount equal to the executive’s COBRA premiums for continuation of health benefits up to 12 months following termination. In addition, the Severance Agreement provides that if an executive’s employment terminates and the executive is entitled to severance as described above, then:

•

any portion of the executive’s outstanding stock options and time-based restricted stock unit awards granted prior to the date of the Severance Agreement that is scheduled to vest within six months following such a termination of the executive’s employment will vest on the termination date; and

•

the executive’s outstanding restricted stock unit awards granted prior to the date of the Severance Agreement that vest based on the Company’s financial performance will vest as to any stock units credited under the award based on Company performance for any year prior to the year in which the termination occurs, and if the executive is employed with the Company for at least six months of the year in which the termination occurs, the award will vest as to a prorated portion of the stock units that would have been credited under the award based on the Company’s performance for that year.

In each case, the executive’s right to receive the severance benefits described above is contingent on the executive’s executing and not revoking a release of claims in favor of the Company and complying with the executive’s obligations under any confidentiality, proprietary information and assignment of inventions or similar agreement with the Company. If an executive is entitled to benefits triggered by a termination of employment under the Change-in-Control Severance Plans described below (or another plan or agreement) and the executive’s Severance Agreement, the executive will be entitled to the greater benefit (but not both benefits).

In February 2013, the Compensation Committee approved a new form of Severance Agreement with executive officers who are not already covered by a 2011 Severance Agreement. The Committee also approved special versions of the new form for Ms. Mayer and Mr. de Castro reflecting commitments in their employment offer letters. The Compensation Committee further authorized the Company to replace the existing 2011 Severance Agreements with the new form Severance Agreement at the end of 2013 (when the 2011 Severance Agreements become unilaterally modifiable by the Company).

Change-in-Control Severance Plans

As noted in the CD&A, the Compensation Committee maintains two Change-in-Control Severance Plans that, together, cover all full-time employees of the Company, including each of the Named Executive Officers currently employed with the Company.

The Change-in-Control Severance Plans provide that if an eligible employee’s employment with the Company is terminated by the Company without cause or by the employee for good reason (as these terms are defined in the applicable Change-in-Control Severance Plan) within one year after a change in control of the Company, the employee will generally be entitled to receive the following severance benefits:

•

Continuation of the employee’s annual base salary, as severance pay, over a designated number of months following the employee’s severance date. The number of months will range from four months to 24 months, depending on the employee’s job level.

•

Reimbursement for outplacement services for 24 months following the employee’s severance date, subject to a maximum reimbursement that ranges from $3,000 to $15,000, depending on the employee’s job level.

•	Continued medical group health and dental plan coverage for the period the employee receives severance pay.

•

Accelerated vesting of all stock options, restricted stock units and any other equity-based awards previously granted or assumed by the Company and outstanding as of the severance date (unless otherwise set forth in the applicable award agreement for grants or awards made after February 12, 2008).

The number of months used to calculate the severance benefit under the Change-in-Control Severance Plans for each Named Executive Officer is 24 months and the outplacement benefit applicable to each Named Executive Officer is $15,000. The plans do not provide tax gross-ups for potential excise or other taxes on the benefits that may be paid.

Each eligible employee will be entitled to the greater of (a) the severance payments and benefits pursuant to the Change-in-Control Severance Plans or (b) the severance benefits under any negotiated severance agreement between such employee and the Company (if applicable).

Payment of the foregoing severance benefits is conditioned upon the employee’s execution of a release of claims in favor of the Company and compliance with the employee’s confidentiality, proprietary information and assignment of inventions obligations to the Company.

A “change in control” would generally be triggered under the Change-in-Control Severance Plans by a person or group of persons acquiring more than 40 percent of the Company’s voting stock, consummation of certain mergers and other transactions where the Company’s shareholders owned less than 50 percent of the surviving entity, a liquidation of the Company, or consummation of a sale of all or substantially all of the Company’s assets. A sale of the Company’s search business would not constitute a change in control.

Equity Awards

With respect to the “make-whole” award of restricted stock units granted to Ms. Mayer in July 2012, her employment offer letter provides that if her employment is terminated by the Company without cause, by Ms. Mayer for good reason, or due to Ms. Mayer’s death or disability, the award will vest in full upon her termination. In addition, any portion of the restricted stock units and performance-based stock options subject to her 2012 annual awards and her retention awards described under the heading “Recruitment of New Executives—Ms. Mayer’s Offer Letter” in the CD&A above that is scheduled to vest within six months after a termination date will fully vest, subject, in the case of her stock options, to meeting the applicable performance criteria.

The initial awards of restricted stock units and performance-based stock options granted to Mr. de Castro in November 2012 provide that if his employment is terminated by the Company without cause, by Mr. de Castro for good reason or due to Mr. de Castro’s death or disability (a “Termination Event”) and such Termination Event occurs other than within 12 months following a change in control, then (1) in the case of a termination without cause by the Company, 100 percent and (2) in the case of any Termination Event (other than a termination without cause) between 25 percent and 100 percent (with the exact percentage depending upon the timing of the Termination Event), of the restricted stock units and stock options subject to the initial awards, described above, that are scheduled to vest within 12 months of the Termination Event, will vest, subject, in the case of performance stock options, to meeting the applicable performance criteria. If such Termination Event occurs within 12 months following a change in control, then the awards will vest in full, except that any accelerated vesting on a Termination Event other than a termination without cause by the Company will only apply with respect to the same percentage of the restricted stock units and stock options subject to the retention awards described above (i.e., between 25 percent and 100 percent (with the exact percentage depending upon the timing of the Termination Event)), and not with respect to the entire grant amounts. In addition, upon a Termination Event, 100 percent of the “make-whole” award of restricted stock units granted to Mr. de Castro in November 2012 will immediately vest.

In addition to the benefits described above, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting as described under “—Executive Severance Agreements,” above. Under the terms of the 1995 Stock Plan, if there is a change in control of Yahoo!, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. A change in control of Yahoo! does not automatically trigger vesting of the awards then outstanding under the plan.

Estimated Severance and Change-in-Control Benefits

Severance Benefits. The following table presents the Company’s estimate of the amount of the benefits to which each of our continuing Named Executive Officers would have been entitled had his or her employment been terminated by the Company on December 31, 2012 without cause (as defined in the executive’s award or Severance Agreement, as applicable), and other than in connection with a change in control of the Company.

Name	Cash Severance ($)	Continuation of Health Benefits ($)	Equity Acceleration ($)(1)	Total ($)
Marissa A. Mayer	2,836,066	22,975	12,594,929	15,453,970
Ken Goldman	600,000	16,028	756,200	1,372,228
Henrique de Castro	600,000	7,672	25,793,365(2)	26,401,037(2)
David Dibble	1,820,000	22,975	4,889,998(3)	6,732,973(3)
Miyuki Rosen	1,425,246	15,707	1,563,954	3,004,907

(1)	This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $19.90 (the closing price of the Company’s common stock on the final trading day of 2012) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $19.90 by the number of units subject to the accelerated portion of the award.

(2)	In addition, as to the performance stock options awarded to Mr. de Castro in November 2012 that vest based on the Company’s revenue ex-TAC, operating income and free cash flow for the six months ending June 30, 2013, a total of 944,762 options would remain outstanding and on July 26, 2013 would be eligible to vest, if at all, based on the Company’s relative attainment of the performance goals above the threshold hurdles.

(3)

In addition, as to the restricted stock units awarded to Mr. Dibble in February 2010 that vest based on the Company’s three-year TSR (total shareholder return) relative to that of the other NASDAQ-100 index companies, a target number of 23,053 units would remain outstanding and in 2013 would be payable in a number of shares of common stock ranging from 0 percent to 200 percent of such amount based on the Company’s relative TSR over the three years ending February 25, 2013. In March 2013, the Compensation Committee determined that the Company’s TSR for the three-year performance period did not meet the minimum performance level required for payment and, accordingly, this award was forfeited in its entirety.

Change-in-Control Severance Benefits. The following table presents the Company’s estimate of the amount of the severance benefits to which each of our continuing Named Executive Officers would be entitled under the arrangements described above if his or her employment was terminated by the Company without cause (or, as to some benefits, by the executive for good reason) within 12 months following a change in control of the Company, and assuming for purposes of this illustration that the termination of employment occurred on December 31, 2012.

Name	Cash Severance ($)(1)	Continuation of Health Benefits ($)(1)	Outplacement Benefits ($)	Equity Acceleration ($)(2)	Total ($)
Marissa A. Mayer	2,836,066	22,975	15,000	44,534,981	47,409,022
Ken Goldman	1,200,000	33,019	15,000	9,746,258	10,994,277
Henrique de Castro	1,200,000	15,804	15,000	43,527,213	44,758,017
David Dibble	1,820,000	22,975	15,000	10,496,328	12,354,303
Miyuki Rosen	1,425,246	15,707	15,000	5,512,372	6,968,325

(1)	The Severance Agreements provide that each executive will be entitled to either the cash severance and health benefit continuation payments provided under his or her Severance Agreement or under the Change-in-Control Severance Plan (if applicable), whichever is greater. Amounts in the “Cash Severance” and “Continuation of Health Benefits” columns for Ms. Mayer, Mr. Dibble and Ms. Rosen reflect benefits under the Severance Agreements.

(2)	This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which $19.90 (the closing price of the Company’s common stock on the final trading day of 2012) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $19.90 by the number of units subject to the accelerated portion of the award.

Separation Agreements

We entered into the following separation agreements with Named Executive Officers whose employment with us terminated during 2012.

Levinsohn Separation. On July 31, 2012, Mr. Levinsohn’s employment with the Company terminated. The Company and Mr. Levinsohn entered into a separation agreement dated July 30, 2012. Pursuant to this agreement:

•

Mr. Levinsohn received the severance benefits provided in his existing Severance Agreement with the Company, and his Company equity award agreements, for a termination by the Company without cause. These benefits generally consisted of (1) a cash severance benefit equal to Mr. Levinsohn’s base salary for 12 months, his target annual bonus for 12 months, and a prorated portion of his target annual bonus for 2012; (2) payment of Mr. Levinsohn’s COBRA premiums for continuation of health benefits for up to 12 months; and (3) accelerated vesting on the termination date of the equity award granted to Mr. Levinsohn on July 26, 2012 and the portion of Mr. Levinsohn’s other outstanding stock options and restricted stock unit awards that were scheduled to vest within 12 months of the termination date.

•

With respect to certain restricted stock units granted to Mr. Levinsohn in November 2011, Mr. Levinsohn was credited with 12 additional months of service for purposes of calculating the pro rata vesting of the award.

In connection with receiving the severance benefits described above, Mr. Levinsohn executed a release in favor of the Company.

Thompson Separation. On May 12, 2012, Mr. Thompson’s employment with the Company terminated and he resigned as a member of the Board. The Company and Mr. Thompson entered into a separation agreement dated May 12, 2012. Pursuant to this agreement:

•

The Company and Mr. Thompson agreed to terminate all other agreements between them, including Mr. Thompson’s offer letter, all of his outstanding but not fully vested equity awards and his participation in Yahoo!’s other plans and arrangements for the benefit of employees, with no severance compensation. However, in accordance with the terms of his offer letter, Mr. Thompson retained the “make-whole” cash bonus previously paid to him under his offer letter and the “make-whole” restricted stock units that had been granted to him pursuant to his offer letter that had already vested.

•

The Company and Mr. Thompson agreed to a mutual release of claims related to Mr. Thompson’s employment and other relationships with the Company and its affiliates, provided that such release by the Company does not apply to any liability arising out of any intentional and wrongful act by Mr. Thompson. The parties also agreed to mutual non-disparagement obligations, and Mr. Thompson confirmed that his obligations in relation to intellectual property and confidentiality remained in effect.

Morse Separation. On November 15, 2012, Mr. Morse’s employment with the Company terminated. The Company and Mr. Morse entered into a separation agreement dated October 16, 2012. Pursuant to this agreement:

•

Mr. Morse received the severance benefits provided in his existing Severance Agreement with the Company, dated March 16, 2011, and his Company equity award agreements for a termination without cause. These benefits generally consisted of (1) a cash severance benefit equal to Mr. Morse’s base salary for 12 months, his target annual bonus for 12 months, and a prorated portion of his target annual bonus for 2012; and (2) accelerated vesting on the termination date of a portion of Mr. Morse’s outstanding stock options and restricted stock unit awards as described above.

•

In addition, with respect to certain restricted stock units granted to Mr. Morse in November 2011, Mr. Morse was credited with six additional months of service for purposes of calculating the pro rata vesting of the award.

In connection with receiving the severance benefits described above, Mr. Morse executed a release in favor of the Company.

Barrett Separation. On December 1, 2012, Mr. Barrett’s employment with the Company terminated. The Company and Mr. Barrett entered into a separation agreement dated October 25, 2012. Pursuant to this agreement:

•

Mr. Barrett received the severance benefits provided in his employment offer letter and his Company equity award agreements for a resignation for good reason. These benefits primarily included accelerated vesting on the termination date of the unvested portion of Mr. Barrett’s “make-whole” restricted stock unit award described above.

•	In addition, the Company forgave Mr. Barrett’s obligation, under his employment offer letter, to repay the initial $300,000 installment of his sign-on bonus described above.

In connection with receiving the additional benefits described above, Mr. Barrett executed a release in favor of the Company.

Irving Separation. On April 30, 2012, Mr. Irving’s employment with the Company terminated. The Company and Mr. Irving entered into a separation agreement dated April 19, 2012. Pursuant to this agreement:

•

Mr. Irving received the severance benefits provided in his existing Severance Agreement with the Company, dated March 16, 2011, and his Company equity award agreements for a termination without cause. These benefits generally consisted of (1) a cash severance benefit equal to Mr. Irving’s base salary for 12 months, his target annual bonus for 12 months, and a prorated portion of his target annual bonus for 2012; and (2) accelerated vesting on the termination date of a portion of Mr. Irving’s outstanding stock options and restricted stock unit awards as described above.

In connection with receiving the severance benefits described above, Mr. Irving executed a release in favor of the Company.

AUDIT AND FINANCE COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2012, the Audit Committee met with the Company’s independent registered public accounting firm, the senior members of the Company’s financial management team and the Company’s head of internal audit in separate private sessions to discuss any matters that the Audit Committee, the independent registered public accounting firm, the head of internal audit or senior members of the Company’s financial management team believed should be discussed privately with the Audit Committee. The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in the Company’s 2012 Form 10-K. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited consolidated financial statements, representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s 2012 Form 10-K filed with the SEC.

Submitted by the Audit and Finance Committee

of the Company’s Board of Directors

Susan M. James (Chair)

Thomas J. McInerney

Maynard G. Webb, Jr.

FEES FOR SERVICES RENDERED BY INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Set forth below are approximate fees (in millions) for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees(1)	$7.5	$7.3
Audit-Related Fees(2)	1.2	1.0
Tax Fees(3)	1.9	2.8
All Other Fees	—	—

Total	$10.6	$11.1

(1)	Aggregate audit fees consist of fees billed or accrued for professional services rendered for the audit of Yahoo!’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

(2)	Audit-related fees consist of fees for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of Yahoo!’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees for services rendered during the fiscal year for professional services related to federal, state and international tax compliance and planning, tax advice, assistance with tax audits and appeals and advice related to mergers and acquisitions.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, and as needed at other times during the year, (i) the independent registered public accounting firm will submit to the Audit Committee for approval the terms, fees and conditions of the Company’s engagement of the independent registered public accounting firm to perform an integrated audit of the Company’s consolidated financial statements, to attest to the Company’s internal control over financial reporting for the applicable fiscal year, and to review the Company’s interim financial statements and (ii) management and the independent registered public accounting firm will submit to the Audit Committee for approval a written pre-approval request of additional audit and non-audit services to be performed for the Company during the year, including a budgeted range of fees for each category of service outlined in such request. The Audit Committee has designated the Audit Committee Chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The Audit Committee Chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular Audit Committee meeting.

All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2012 and December 31, 2011 were pre-approved by the Audit Committee.

RELATED PARTY TRANSACTION POLICY

The Audit Committee has adopted a written Related Party Transaction Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company is a participant and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is each member of the Board, each executive officer, any nominee for director, any security holder known to the Company to own of record or beneficially five percent or greater of any class of its voting securities or any immediate family member of any of the foregoing persons.

The Corporate Secretary shall submit all related party transactions to the Audit Committee for its review and, if appropriate, approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;

•

the material terms of the transaction, including the amount involved, the type of transaction and whether the terms are at least as favorable to the Company as those available from non-related persons;

•	the importance of the transaction to the related person and to the Company;

•	whether the transaction would interfere with the ability of a director or executive officer to act in the best interest of the Company and its shareholders; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who has an interest in a transaction under discussion by the Audit Committee shall abstain from voting on the approval of the related party transaction, but may, if requested by the Chair of the Audit Committee, participate in some or all of the committee’s discussions about the transaction.

LEGAL PROCEEDINGS

On June 14, 2007, a shareholder derivative action was filed in the United States District Court for the Central District of California by Jill Watkins against members of the Board and selected officers. The complaint filed by the plaintiff alleged breaches of fiduciary duties and corporate waste, similar to the allegations in a former class action relating to stock price declines during the period April 2004 to July 2006, and alleged violations of Section 10(b) of the Exchange Act. On July 16, 2009, the plaintiff Watkins voluntarily dismissed the action against all defendants without prejudice. On July 17, 2009, plaintiff Miguel Leyte-Vidal, who had substituted in as plaintiff prior to the dismissal of the federal Watkins action, re-filed a shareholder derivative action in Santa Clara County Superior Court against members of the Board and selected officers. The Santa Clara County Superior Court derivative action purports to assert causes of action on behalf of the Company for violation of specified provisions of the California Corporations Code, for breaches of fiduciary duty regarding financial accounting and insider selling and for unjust enrichment. On September 19, 2011, the Court sustained Yahoo!’s demurrer to plaintiff’s third amended complaint without leave to amend. Plaintiff has appealed.

Since May 31, 2011, several related stockholder derivative suits were filed in the Santa Clara County Superior Court (“California Derivative Litigation”) and the United States District Court for the Northern District of California (“Federal Derivative Litigation”) purportedly on behalf of the Company against certain officers and directors of the Company and third parties. The California Derivative Litigation was filed by plaintiffs Cinotto, Lassoff, Zucker, and Koo, and consolidated under the caption In re Yahoo! Inc. Derivative Shareholder Litigation on June 24, 2011 and September 12, 2011. The Federal Derivative Litigation was filed by plaintiffs

Salzman, Tawila, and Iron Workers Mid-South Pension Fund and consolidated under the caption In re Yahoo! Inc. Shareholder Derivative Litigation on October 3, 2011. The plaintiffs allege breaches of fiduciary duties, corporate waste, mismanagement, abuse of control, unjust enrichment, misappropriation of corporate assets, or contribution and seek damages, equitable relief, disgorgement and corporate governance changes in connection with Alibaba Group Holding Limited’s restructuring of its subsidiary Alipay.com Co., Ltd. (“Alipay”) and related disclosures. On June 7, 2012, the courts approved stipulations staying the California Derivative Litigation pending resolution of the Federal Derivative Litigation, and deferring the Federal Derivative Litigation pending a ruling on the motion to dismiss filed by the defendants in the related stockholder class actions, which are discussed below.

Since June 6, 2011, two purported stockholder class actions were filed in the United States District Court for the Northern District of California against the Company and certain officers and directors of the Company by plaintiffs Bonato and the Twin Cities Pipe Trades Pension Trust. In October 2011, the District Court consolidated the two actions under the caption In re Yahoo! Inc. Securities Litigation and appointed the Pension Trust Fund for Operating Engineers as lead plaintiff. In a consolidated amended complaint filed December 15, 2011, the lead plaintiff purports to represent a class of investors who purchased the Company’s common stock between April 19, 2011 and July 29, 2011, and alleges that during that class period, defendants issued statements that were materially false or misleading because they did not disclose information relating to Alibaba Group Holding Limited’s restructuring of Alipay. The complaint purports to assert claims for relief for violation of Section 10(b) and 20(a) of the Exchange Act and for violation of Rule 10b-5 thereunder, and seeks unspecified damages, injunctive and equitable relief, fees and costs. On August 10, 2012, the court granted defendants’ motion to dismiss the consolidated amended complaint. Plaintiffs have appealed.

NO INCORPORATION BY REFERENCE

In Yahoo!’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit and Finance Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

ANNUAL REPORT TO SHAREHOLDERS

Our 2012 Annual Report has been mailed or made available to shareholders and is posted on our corporate website at investor.yahoo.net/annuals.cfm. The Company will provide, without charge, a copy of our 2012 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089, or by telephone request to (408) 349-3382.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that your shares are represented at the annual meeting. Shareholders are urged to submit your proxy or voting instructions as soon as possible electronically over the Internet, by telephone or, if you received a printed copy of the proxy materials, by marking, dating, signing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope provided with your proxy materials.

By Order of the Board of Directors,

Ronald S. Bell

General Counsel and Secretary

Sunnyvale, California

April 30, 2013

YAHOO For Against Abstain 3. Ratification of the appointment of Independent Registered Public Accounting Firm. For Against Abstain 5. Shareholder proposal regarding political disclosure and accountability, if properly presented at the annual meeting. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01MZJC 1 U P X + Annual Meeting Proxy Card . + B Management Proposals — The Company’s Board of Directors recommends a vote “FOR” each of Proposals 2 and 3. C Shareholder Proposals — The Company’s Board of Directors recommends a vote “AGAINST” each of Proposals 4 and 5. For Against Abstain 2. Approval, on an advisory basis, of the Company’s executive compensation. For Against Abstain 4. Shareholder proposal regarding social responsibility report, if properly presented at the annual meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D AND E ON BOTH SIDES OF THIS CARD. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof. IMPORTANT ANNUAL MEETING INFORMATION A Election of Directors — The Company’s Board of Directors recommends a vote “FOR” each of the nominees listed below: 01 - John D. Hayes 04 - Peter Liguori 07 - Thomas J. McInerney 10 - Michael J. Wolf 02 - Susan M. James 05 - Daniel S. Loeb 08 - Maynard G. Webb, Jr. 03 - Max R. Levchin 06 - Marissa A. Mayer 09 - Harry J. Wilson 1. Election to the Board of Directors of the ten director nominees listed below to serve until the 2014 annual meeting of shareholders and until their respective successors are elected and qualified or their earlier death, resignation or removal. For Against Abstain For Against Abstain For Against Abstain NNNNNNNNNNNN NNNNNNN MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T 1 6 2 8 2 3 1 MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK C123456789 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 A.M., Eastern Time, on June 25, 2013. Vote by Internet Go to www.investorvote.com/YHOO Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF YAHOO! INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS To Be Held On June 25, 2013 The undersigned shareholder of Yahoo! Inc. (the “Company”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 2013, and hereby appoints Marissa A. Mayer and Ronald S. Bell and each or either of them, as proxies, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2013 annual meeting of shareholders of the Company to be held on Tuesday, June 25, 2013, at 8:00 a.m., local time, at the Santa Clara Marriott Hotel, located at 2700 Mission College Boulevard, Santa Clara, California, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if personally present, as indicated on the reverse side. YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. ANY SHAREHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR ANY PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING ON SUCH PROPOSAL. IN THAT CASE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED, AS APPLICABLE, “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” EACH OF PROPOSALS 2 AND 3, AND “AGAINST” EACH OF PROPOSALS 4 AND 5. CONTINUED ON REVERSE SIDE D Non-Voting Items: Meeting Attendance Mark box to the right if you plan to attend the annual meeting. Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowE : Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B, C, D AND E ON BOTH SIDES OF THIS CARD. RECEIVE FUTURE YAHOO! INC. PROXY MATERIALS VIA THE INTERNET! Receive future Yahoo! Inc. annual reports and proxy materials in electronic form rather than in printed form. Next year when the annual report and proxy materials are available, we will send you an email with instructions which will enable you to review the materials online. To consent to electronic delivery, visit www.computershare.com/investor, or while voting via the Internet, just click the box to give your consent. Accessing Yahoo! Inc. annual reports and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. + + IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.